As filed with the Securities and Exchange Commission on June 18, 2001

Registration No. 333-56348

      ________________________________________________________________________________________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BIONUTRICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	2833	86-0760991

(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2425 East Camelback Road, Suite 650
Phoenix, Arizona 85016
(602) 508-0112

(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

RONALD H. LANE, Ph.D.,
CHAIRMAN OF THE BOARD, CHIEF
EXECUTIVE OFFICER, AND PRESIDENT
2425 East Camelback Road, Suite 650
Phoenix, Arizona 85016
(602) 508-0112

(Name, Address Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

JEAN E. HARRIS, ESQ.
BRIAN H. BLANEY, ESQ.
REDFIELD T. BAUM, JR., ESQ.
Greenberg Traurig, LLP
2375 East Camelback, Suite 700
Phoenix, Arizona 85016
(602) 445-8000

      Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If any of the securities being registered in this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ____

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ____

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ____

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine. _______________________________________________________________________________

TABLE OF CONTENTS

PROSPECTUS SUMMARY
RISK FACTORS
Use of Proceeds
Price Range of Common Stock
Dividend Policy
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND NAMED EXECUTIVE OFFICERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
COMMON STOCK PURCHASE AGREEMENT
SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
Consolidated Financial Statements
S-1/A
EX-10.30(B)
EX-23.2

The information in this prospectus is not complete and may be changed without notice. Bionutrics may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and Bionutrics is not soliciting offers to buy these securities, in any jurisdiction where the offer or sale of these securities is not permitted.

Subject to Completion, Dated June 18, 2001

Prospectus

845,000 Shares

BIONUTRICS, INC.

Common Stock
____________________

      This prospectus relates to the sale by Justicia Holdings Limited of up to 845,000 shares of our common stock. We will not receive any proceeds from the resale of our common stock by Justicia. Justicia is an “underwriter” within the meaning of the Securities Act of 1933 in connection with its sales.

      Our common stock is traded on the Nasdaq SmallCap Market under the symbol “BNRX.” On June 13, 2001, the last reported sale price of our common stock as reported on the Nasdaq SmallCap Market was $1.58 per share.

____________________

      Prospective investors should carefully consider the matters discussed under “Risk Factors,” beginning on page 3 of this prospectus.

____________________
The date of this prospectus is    , 2001.

PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully before deciding to acquire shares of our common stock. Except as otherwise indicated, all information in this prospectus reflects a one-for-five reverse stock split effected at the close of business on May 29, 2001.

Bionutrics, Inc.

Introduction

      We are a biopharmaceutical company founded to discover, develop and apply novel biologically active compounds from natural sources. Our goal is to be a leader in the newly emerging field of functional nutrition: the marriage of drugs and food, by providing food ingredients that can prevent and even cure diagnosed diseases. Our business model is to source biologically active compounds from food commodity processing by-product streams and initially develop these compounds as proprietary functional nutrition products and later as pharmaceutical products. Initial products are tocotrienol concentrates (a new form of vitamin E) derived from rice bran. We also have patent rights to a composition of niacin and dietary fiber that have application to dietary supplements, medical foods or over the counter products.

      Our current strategy is to leverage our core competency of new product development by partnering the manufacturing and marketing. Our goal is to discover, define, and protect our products and technology and to partner manufacturing and marketing. We believe this strategy will allow us to exploit our strengths while recognizing our resource limitations.

      We were incorporated in Nevada in 1990. We maintain our principal offices at 2425 East Camelback Road, Suite 650, Phoenix, Arizona 85016. Our telephone number is (602) 508-0112.

The Offering

      We entered into a common stock purchase agreement with Justicia Holdings Limited, on September 7, 2000, for the future issuance and purchase of shares of our common stock. The stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity draw down facility.

      In general, the draw down facility operates as follows: the investor, Justicia, has committed to purchase up to eight hundred thousand shares of our common stock over a period of 24 months as we request. Once every 29 trading days, we may request a draw of up to $1 million. The maximum dollar amount we actually can draw down upon each request will be determined by the weighted average price of our common stock for the three month trading period prior to our request and the total trading volume for the three month trading period prior to our request. Each draw down must be for at least $100,000. We then use the formulas in the common stock purchase agreement to determine the number of shares we will issue to Justicia in return for that money.

      The formulas for determining the final draw down amounts, the number of shares we issue to Justicia, and the price per share paid by Justicia are described in detail beginning on page 38. We are under no obligation to request a draw for any period. The market price for our common stock on June 4, 2001 was $2.25 and the total daily trading volume for the 90 trading days ended June 4, 2001 was 102,694. If our stock price and trading volume stay at current levels, we will not be able to draw down all of the shares under the common stock purchase agreement.

      The per share dollar amount Justicia pays for our common stock for each draw down includes a maximum discount of 10% to the average daily market price of our common stock for the 22-day period after our draw down request, weighted by trading volume. This discount can decrease to 7%, depending on our total market cap. We will receive the amount of the draw down less an escrow agent fee of $1,500. We have issued to Justicia warrants to purchase 40,000 shares of our common stock at an exercise price based on the average daily volume weighted average price of common stock on the fifteen trading days immediately prior to the initial closing date of the common stock purchase agreement or $7.70. We also issued 5,000 shares of common stock in payment of expenses. The common stock issuable upon exercise of the warrants and the shares issued for expenses are included in the registration statement of which this prospectus is a part.

RISK FACTORS

      Investing in our common stock involves a high degree of risk. You should carefully consider the following most significant risk factors and all the other information contained in this prospectus before investing in our common stock. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

We have a limited operating history upon which you can evaluate our potential for future success.

      We commenced sales of our first product late in the second quarter of fiscal 1997. We have only recently acquired or developed additional products that may lead to future revenue sources. Accordingly, we have limited historical financial information upon which you can base an evaluation of our performance or make a decision regarding an investment in shares of our common stock. We have generated an accumulated deficit of approximately $35.6 million through January 31, 2001. Our operations to date have progressed from research and development activities to the marketing and sale of our first product evolvE®. All other products are in the developmental stage. Sales of evolvE® or other products we may introduce may fail to achieve significant levels of market acceptance. Our business will be subject to all the problems, expenses, delays, and risks inherent in the establishment of a new business enterprise, including the following:

•	limited capital;

•	delays in product development;

•	possible cost overruns due to price increases in raw product;

•	unforeseen difficulties in our manufacturing processes;

•	uncertain market acceptance; and

•	the absence of an operating history.

      Therefore, we may never achieve or maintain profitable operations and we may encounter unforeseen difficulties that may deplete our capital resources more rapidly than anticipated.

We will require additional capital, and if additional capital is not available, we may have to curtail or cease operations.

      To become and remain competitive, we will be required to make significant investments in research and development on an ongoing basis. We will, from time to time, including in the near term, be required to seek additional equity or debt financing to provide the capital required to maintain or expand our marketing and production capabilities. This may require us to sell additional common stock or preferred stock or issue warrants for common stock to obtain the capital. The timing and amount of any such capital requirements cannot be predicted at this time. If financing is not available on satisfactory terms, we may be unable to operate at our present level or develop and expand our business, develop new products, or develop new markets at the rate desired and our operating results may be adversely affected. Debt financing increases expenses and must be repaid regardless of operating results. Equity financing could result in additional dilution to existing shareholders. Our losses incurred to date, the uncertainty regarding our ability to raise additional capital, and our inability to generate net income and positive cash flows from operations may indicate that we will be unable to continue as a going concern for a reasonable period of time. Our audit opinion, as of and for the 3 years in the period ended October 31, 2000, also indicates that due to these factors we may not be able to continue as a going concern.

      We currently anticipate that our available cash resources combined with the maximum draw down under the stock purchase agreement with Justicia Holdings Limited will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next year. However, if our stock price and trading volume stay at current levels, we will only be able to draw down the minimum amount of $100,000 during each of the draw down periods under the common stock purchase agreement. Should this occur, we anticipate that our available cash resources will meet our requirements for only the next month. In addition, business and economic conditions may not make it feasible to draw down under the common stock purchase agreement at every opportunity, and draw downs are available only every 29 trading days. We will need to raise additional capital to fund more rapid expansion, to develop and enhance new and existing services, to respond to competitive pressures, and to acquire complementary businesses or technologies.

      Our common stock purchase agreement with Justicia Holdings Limited limits our ability to sell our securities for cash at a discount to the market price pursuant to an equity line type financing for 24 months from the effective date of the registration statement of which this prospectus is a part or 60 days after the entire 800,000 shares have been purchased. If we need capital but are unable to draw down under the common stock purchase agreement for any reason, we may need to separately negotiate with Justicia Holdings Limited to lift such restrictions.

If our business plan assumptions prove to be inaccurate, our business will suffer.

      We have formulated our business plans and strategies based on certain assumptions regarding:

•	opportunities in the pharmaceutical market based on our technology;

•	the depth and nature of edible oil and derivative products markets;

•	the size of the functional nutrition market including dietary supplements, functional foods and medical foods;

•	our anticipated share of our target markets; and

•	the estimated price and acceptance of our projected products.

      If our assumptions regarding these factors prove to be incorrect, our business will suffer. Any future success that we might enjoy will depend upon many factors, including factors that may be beyond our control or that cannot be predicted at this time. Factors beyond our control may include:

•	changes in the pharmaceutical, edible oil (and processing derivatives) and functional nutrition industry;

•	governmental regulation;

•	increased levels of competition, including the entry of additional competitors and increased success by existing competitors;

•	changes in general economic conditions;

•	increases in operating costs, including costs of production, supplies, personnel, and equipment;

•	reduced margins caused by competitive pressures and other factors; and

•	unexpected results from future research.

The health food industry is intensely competitive, and our failure to compete effectively may limit our ability to achieve profitability.

      Competition in the health food industry is vigorous, with a large number of businesses present. In addition, many companies are just beginning to determine how and if they will compete in the functional nutrition market presently developing. Candidate companies for mass-market retail competition include virtually all firms currently engaged in retail mass-market consumer marketing of food and over the counter, or “OTC” products. While these same companies are potential customer targets for our company, they also are potential competitors because of their own product development programs or programs they sponsor. Notably, these companies include

•	American Home Products,

•	Bayer,

•	Warner-Lambert,

•	Pharmaton Boehringer Ingleheim,

•	Bristol-Myers & Squibb,

•	Novartis, and

•	Smith Kline Beecham

      with OTC and dietary supplements, and

•	Kraft,

•	Nabisco,

•	Nestle,

•	Danone,

•	Kellogg,

•	General Mills,

•	Proctor & Gamble, and

•	Hunt-Wesson/ConAgra

      with food.

      Ingredient manufacturing companies such as

•	BASF,

•	ADM,

•	Hoffmann LaRoche,

•	Heckle,

•	Cargill, and

•	Eastman Chemical

are all involved in both food and pharmaceutical/pharmaceutical intermediate processing and sales, and have begun to promote products with functional food applications. These companies represent some of the largest companies in the world and present formidable competition for any firm considering entering the functional nutrition business. Other companies have recently announced tocotrienol (a new form of vitamin E) supplement products, including Eastman Chemical Company, whose new product is also derived from rice bran oil and claims antioxidant properties. Many of our competitors have established reputations for successfully developing and marketing dietary supplement products. Many of these companies have greater financial, managerial, and technical resources than we possess, which may put us at a competitive disadvantage. Even though we intend to license our functional nutrition ingredients/products to marketing partners and this would eliminate certain elements of risk, we may not be successful in our licensing efforts or our potential marketing partners may not be successful in marketing and selling our products. If we are not successful in competing in the dietary supplement market, we may not be able to achieve profitability.

      Competition in the pharmaceutical area is intense and our competitors have substantially greater resources than we possess. We will be required to obtain development and/or marketing partners to effectively enter the drug market.

      InCon Processing’s current competition is primarily from specialized local and regional processing facilities. However, many of its toll processing customers have the capacity to perform toll processing and molecular separation in-house. InCon Processing’s customers may discontinue to outsource toll processing to InCon Processing, or that they may choose to utilize a different local processor instead of InCon Processing. If either of these events occur, InCon Processing’s revenue would suffer.

We may fail to establish or cultivate strategic partnerships to expand our business.

      We have stated our intent to develop our business model and build our business through strategic partnerships. We may not be able to successfully form or manage such partnerships, and if not, our ability to execute our business plan will be at risk. If these partnerships do not succeed and therefore no further capital is provided to us from these sources, we may not be able to identify other sources of capital sufficient for our needs in the time required to execute our business plan.

      We have formed an alliance with ABF (Associated British Foods, Plc) to pursue the exploitation of certain food processing by-product streams. As part of this alliance, ACH Food Companies, Inc. (“ACH”, a U.S. division of ABF) is considering the exploitation of rice bran derivative products. The rice bran, rice bran oil, and other derivative products business is highly competitive and ACH may not succeed or produce profits, of which we are entitled to 15% of EBIT, or ACH may not decide to stay in the business even if profitable.

We may become subject to increased governmental regulation, which could increase our costs or cause us to revise certain product claims.

      The processing, formulation, packaging, labeling, and advertising of our products are primarily subject to regulation by the FDA and the FTC. In addition, individual state attorneys general have authority to enforce individual state consumer protection acts within their own states. Although Congress has recently recognized by enacting the Dietary Supplement and Health Education Act, or DSHEA, the potential impact of dietary supplements in promoting the health of U.S. citizens, there are a number of new provisions not yet subject to judicial interpretation with respect to the FDA’s regulation of dietary supplements and we cannot predict the ultimate effect of DSHEA. Further, because of the technical requirements imposed by DSHEA, we believe it may be difficult for any company manufacturing or marketing dietary supplements to remain in strict compliance. The FDA has recently promulgated regulations effective in March 1999 in part to implement DSHEA. Proposals have also been made to modify or change the provisions of DSHEA. It is impossible to predict whether those proposed changes will become law or the full effect that such regulations will have on our business and operations. We are still reviewing various aspects of the new regulations. The regulations require material changes in the labeling of all dietary supplement products, including products we sell. In addition, due to the finalization of the FDA’s structure/function regulations on January 6, 2000, we are required to significantly modify cholesterol claims presently being made for our evolvE® product.

Because we rely on a limited number of products and customers, any reduction in orders for any single product or from any single customer would harm our business.

      To date our only product is the evolvE® dietary supplement, containing a patented tocotrienol vitamin E ingredient, Clearesterol™, derived from rice bran. The Company is not actively marketing evolvE® and, therefore, expects sales of this product to be minimal in the future and to contribute limited revenue to its operations. We have recently announced two new products. Our dependence on a limited number of products increases risk since a failure to gain market share or a decline in demand could cause revenue to decline.

      Three customers accounted for approximately 63% of InCon Processing’s revenue related to its core business of toll processing for the year ended October 31, 2000.

      Our participation in ACH’s efforts to market derivative products is just beginning and ACH may fail to capture a share of the market for such products. A limited number of customers or limited commitment by ACH to develop the derivative products could adversely affect our revenue by decreasing or eliminating their purchases.

We face product liability risks and may not be able to obtain adequate insurance to protect us against losses.

      As a marketer of dietary supplements that are ingested by consumers, we may be subject to various product liability claims, including, among others, that our products contain contaminants or include inadequate instructions as to use or inadequate warnings concerning side effects and interactions with other substances. While no such claims have been made to date and we maintain product liability insurance, any future product liability claims and the resulting adverse publicity could harm our business. If a successful product liability claim or series of claims is brought against us for uninsured liabilities or in excess of insured liabilities, our assets may not be sufficient to cover such claims and our business operations could be impaired.

We depend on our marketing partners to market our products.

      We depend on our ability to market our products through marketing partners to large mass merchandise and health food retailers and to other companies for use in their products. We do not anticipate that we will enter into long-term contractual relationships with any of our customers. We have stated our intent to rely in the future on strategic partnerships with marketing companies to market and sell our current and to-be-developed functional nutrition products. We may not be successful in finalizing such strategic partnerships. Even if finalized, the selected strategic partner(s) may not be successful in marketing and selling our products.

Our business will suffer if our technology is questioned or refuted.

      We have invested a decade in research and development to demonstrate the value of our technology and secure patents and make patent applications. We have chosen to apply for and secure and acquire by acquisition patent protection of strategic elements of this technology. The science upon which the technology is based may be refuted or otherwise drawn into question by further research conducted by us or independent laboratories or our strategic partners. Our business would suffer if such an event were to occur.

If we receive unfavorable publicity, our business could be harmed.

      We believe the functional nutrition market is affected by national media attention regarding the consumption of dietary supplements. Future scientific research or publicity could be unfavorable to the functional nutrition market or any particular product, or inconsistent with earlier favorable research or publicity. Future reports of research that are perceived as less favorable or that question such earlier research could hurt our business. Because of our dependence upon consumer perceptions, adverse publicity associated with adverse effects resulting from the consumption of our products or any similar products distributed by other companies could also hurt our business. Such adverse publicity could arise even if the adverse effects associated with such products resulted from consumers’ failure to consume such products as directed. In addition, we may not be able to counter the effects of negative publicity concerning the efficacy of our products. Further, because our products are derived from natural sources, we must contend with variations in composition that may impact a product’s functionality and which may require us to modify our processing methodology or product formulations. These changes may impact consumer perceptions.

Because of the specialized nature of our business, the termination of relationships with our key management and scientific personnel or our inability to recruit and retain additional personnel could prevent us from developing our technologies and obtaining financing.

      We depend on our management, particularly Dr. Ronald Lane, a founder and our chief executive officer, for all our business activities. We depend on our ability to attract, retain, and motivate additional qualified personnel. We have no long-term employment or other agreements with any executive officer except for Mr. Palmer. The loss of the services of Dr. Lane or other executive officers and key employees could have a material adverse effect on our business.

If our suppliers and manufacturers of our ingredients encounter difficulties, we could experience production problems.

      We have agreed to acquire rice bran derived ingredients from ACH, if and when needed. If ACH encounters difficulties in obtaining on commercially reasonable terms quality rice bran for use in its manufacturing process, we could experience production delays or the inability to fulfill orders on a timely basis. Since we have agreed to purchase the derivative products from ACH on a cost-plus basis, any material increase in projected costs of manufacture could materially affect our or any strategic marketing partner’s ability to compete with any dietary supplement or functional food containing such ingredients. We also rely on outside sources for processing of other ingredients from time to time. In the event our contract manufacturers cannot meet our manufacturing and delivery requirements, we may suffer interruptions of delivery while we arrange for alternative manufacturing sources.

Access to replacement sources could be delayed if we must first complete a review of the manufacturer’s quality control and capabilities.

We may experience difficulty entering into international markets.

      We may experience difficulty entering international markets due to greater regulatory barriers, the necessity of adapting to new regulatory systems, and problems related to entering new markets with different cultural bases and political systems. Operating in international markets exposes us to certain risks, including, among other things:

•	changes in or interpretations of foreign regulations that may limit our ability to sell certain products or repatriate profits to the United States;

•	exposure to currency fluctuations;

•	the potential imposition of trade or foreign exchange restrictions or increased tariffs; and

•	political instability.

If we expand into international operations, we are likely to encounter these and other risks associated with international operations.

Because Justicia Holdings is a resident of a foreign country, it may be difficult or impossible to obtain or enforce judgments against Justicia Holdings.

      Justicia is a resident of the British Virgin Islands and a substantial portion of its assets are located outside the United States. As a result, it may be difficult or impossible to effect service of process on Justicia within the United States. It may also be difficult or impossible to enforce judgments entered against Justicia in courts in the United States based on civil liability provisions of the securities laws of the United States. In addition, judgments obtained in the United States, especially those awarding punitive damages, may not be enforceable in foreign countries.

We rely on patents, licenses, and intellectual property rights to protect our proprietary interests.

      Our success depends in part on our ability to obtain patents, licenses, and other intellectual property rights covering our products. Our patent rights are held by our subsidiary LipoGenics. We can provide no assurance that our patents and patent applications are sufficiently comprehensive to protect evolvE® or our other products intended. The process of seeking further patent protection can be long and expensive, and we can provide no assurance that all patents will issue from our eleven currently pending or future patent applications or that any of the patents when issued will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to us. While we believe the basis on which we have made further patent applications correspond to the patents that have been issued for composition and method of production and use and is reasonable given the issuance of the latter patents, we can provide no assurance that the patents for which we have applied will be issued. We may be subject to or may be required to initiate interference proceedings in the U.S. Patent and Trademark Office. These proceedings could demand significant financial and management resources. We may receive communications alleging possible infringement of patents or other intellectual property rights of others. We believe that in most cases we could obtain necessary licenses or other rights on commercially reasonable terms, but we may be unable to do so. In addition, litigation could ensue or damages for any past infringements could be assessed. Litigation, which could result in substantial cost to us and diversion of our efforts, may be necessary to enforce our patents or other intellectual property rights or to defend us against claimed infringement of the rights of others. Our failure to obtain necessary licenses or other rights or litigation arising out of infringement claims could have a material adverse effect on our business.

Our stock is thinly traded and may experience price volatility, which could affect your ability to sell our stock or the price for which you can sell it.

      There has been and may continue to be, at least for the immediate future, a limited public market for our common stock. Despite our listing on Nasdaq SmallCap in November 1997, an active public market may not be developed or sustained for our common stock. In addition, if our stock price does not meet minimum requirements of Nasdaq SmallCap, or if we fail to meet any other listing requirement, we could be delisted. We have been notified that we have failed to maintain a minimum bid price of $1.00 over 30 consecutive trading days (pre-reverse stock split). We were given until May 7, 2001 to demonstrate compliance. We subsequently received a notice that our stock would be delisted. However, we have appealed to Nasdaq for a hearing, and the delisting is stayed during the hearing period. In order to maintain compliance with the Nasdaq listing standards, the Board of Directors and the shareholders approved a one-for-five reverse stock split effected at the close of business on May 29, 2001.

      The stock markets have experienced extreme price and volume fluctuations during recent periods. The following data illustrates the volatility of our common stock over the past two fiscal years ended October 31 on a post reverse split basis:

	High	Low

Year ended October 31, 1999:

First quarter	$10.00	$6.25

Second quarter	11.25	5.94

Third quarter	20.63	3.13

Fourth quarter	11.09	6.56

Year ended October 31, 2000:

First quarter	$15.63	$7.50

Second quarter	47.50	4.69

Third quarter	10.94	5.63

Fourth quarter	8.13	4.06

      These broad market fluctuations and other factors may adversely affect the market price of our common stock, which could affect both your ability to sell our stock and our ability to raise necessary capital and finance possible acquisitions including acquisitions of technology.

Rights to acquire shares of our common stock will result in dilution to other holders of our common stock.

      As of October 31, 2000, options to acquire a total of 460,334 shares were outstanding under our 1996 Stock Option Plan. An additional 99,820 shares of common stock are reserved for issuance pursuant to the exercise of options that may be granted in the future under our 1996 Stock Option Plan. We also have outstanding options and warrants not issued under the 1996 Plan to purchase up to 738,029 shares of common stock. During the terms of those options and warrants, the holders will have the opportunity to profit from an increase in the market price of our common stock with resulting dilution in the interests of holders of our common stock. The existence of such stock options and warrants could adversely affect the terms on which we can obtain additional financing, and the holders of those options and warrants can be expected to exercise such options and warrants at a time when we, in all likelihood, would be able to obtain additional capital by offering shares of our common stock on terms more favorable to us than those provided by the exercise of those options and warrants.

      We also have the authority to issue additional shares of common stock and shares of one or more series of preferred and convertible preferred stock. The issuance of these shares could result in the dilution of the voting power of outstanding shares of common stock and could have a dilutive effect on earnings per share.

      The shares issuable to Justicia pursuant to the equity line of credit will be issued at a 7% to 10% discount to the average daily price or our common stock. Accordingly, the shares of common stock then outstanding will be diluted.

If we draw down on the equity line of credit when share prices are decreasing, we will need to issue more shares, which will lead to dilution and potentially further price decrease.

      As we sell shares of our common stock to Justicia under the equity line of credit, and then Justicia sells the common stock to third parties, our common stock price may decrease due to the additional shares in the market. If we decide to draw down on the equity line of credit as the price of our common stock decreases, we will need to issue more shares of our common stock for any given dollar amount that Justicia invests, subject to the minimum selling price we specify. The more shares that we issue under the equity line of credit, the more diluted our shares will be and the more our stock price may decrease. This may encourage short sales, which could place further downward pressure on the price of our common stock.

Sales of large numbers of shares could adversely affect the price of our common stock.

      Of the 4,294,251 shares outstanding as of October 31, 2000, 3,921,978 are eligible for resale in the public markets. Of these eligible shares, 1,763,611 shares are eligible for resale in the public markets subject to compliance with the volume and manner of sale rules of Rule 144 under the Securities Act of 1933, as amended, and 2,158,367 are eligible for resale in the public markets either as unrestricted shares or pursuant to Rule 144(k). In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated for purposes of Rule 144) who beneficially owns restricted securities with respect to which at least one year has elapsed since the later of the date the shares were acquired from our company, or from an affiliate of our company, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock and the average weekly trading volume in our common stock during the four calendar weeks preceding the sale. Sales under Rule 144 also are subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about our company. A person who is not an affiliate, who has not been an affiliate within three months prior to sale, and who beneficially owns restricted securities with respect to which at least two years have elapsed since the later of the date the shares were acquired from our company, or from an affiliate of our company, is entitled to sell such shares under Rule 144(k) without regard to any of the volume limitations or other requirements described above. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices.

      We have registered for offer and sale up to 570,000 shares of our common stock that are reserved for issuance pursuant to our 1996 Stock Option Plan. Shares issued after the effective date of that registration statement upon the exercise of stock options generally will be eligible for sale in the public market, except that affiliates will continue to be subject to volume limitations and other requirements of Rule 144.

      On March 22, 2000, we registered for resale up to 66,000 shares of common stock issuable upon the exercise of warrants and options held by certain selling stockholders.

      On September 7, 2000, we executed a registration rights agreement under which we agreed to file the registration statement of which this prospectus is a part with the SEC for the resale of the shares of our common stock issuable in connection with a common stock purchase agreement dated September 7, 2000. The agreement permits our company, in its discretion and subject to certain restrictions, to sell to the investor up to an aggregate of 800,000 shares plus 40,000 shares issuable upon exercise of warrants granted in connection with the common stock purchase agreement. The period during which we can make such sales is two years beginning upon the effective date of this registration statement for the resale of the shares. We also agreed to include in this registration statement 5,000 shares of common stock issued in payment of expenses.

      On January 31, 2001, we registered for resale up to 112,000 shares of common stock and common stock issuable upon the exercise of warrants held by certain selling stockholders.

      The sales of shares under any of these registration statements could depress the market price of our common stock.

It may be difficult for a third party to gain control of our company, even if the acquisition of control would be in the best interests of our stockholders.

      Our restated articles of incorporation and the Nevada General Corporation Law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of our company, even when those attempts may be in the best interests of our stockholders. The Nevada GCL also imposes conditions on certain business combination transactions with “interested stockholders” as defined by the Nevada GCL. Our restated articles provide for a staggered board, which makes it more difficult for our shareholders to change the majority of our directors. In addition, our restated articles authorize our Board of Directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect the voting power of the holders of our common stock.

You should not rely on forward-looking statements because they are inherently uncertain.

      Certain statements and information contained in this prospectus regarding matters that are not historical facts are forward-looking statements, as that term is defined under applicable securities laws. These include statements concerning our future, proposed, and anticipated activities; certain trends with respect to our revenue, operating results, capital resources, and liquidity, and certain trends with respect to the markets in which we compete or our industry in general. Forward-looking statements, by their very nature, include risks and uncertainties, many of which are beyond our control. Accordingly, actual results may differ, perhaps materially, from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under “Risk Factors.”

USE OF PROCEEDS

      We will not receive any proceeds from Justicia’s sales of shares. However, we will receive the proceeds from any sale of common stock to Justicia under the common stock purchase agreement described in this prospectus and upon the exercise of Justicia’s warrants when, and if, Justicia exercises the warrants. We are not obligated to request any draw downs under the stock purchase agreement. However, if we decide to request a draw down, based on the current price of our common stock and the current trading volume, any drawn downs we request will be limited to the minimum amount of $100,000. Thus, unless our stock price and our trading volume increases, and assuming we request the maximum number of draw downs for the remainder of the stock purchase agreement, the maximum amount of proceeds we could receive under the stock purchase agreement is $900,000. This amount of proceeds takes into account the discount to the volume weighted average price that Justicia will receive.

      We expect to use substantially all the net proceeds for general corporate purposes, including working capital, research and development, and expansion of sales and marketing activities. The amounts we actually expend for working capital and other purposes may vary significantly from month to month and will depend on a number of factors including, but not limited to, the actual net proceeds received, the amount of our future revenues, and other factors described under “Risk Factors.” Accordingly, our management will retain broad discretion in the allocation of the net proceeds. A portion of the net proceeds may also be used to acquire or invest in complementary businesses, technologies, product lines, or products. We have no current plans, agreements, or commitments with respect to any of these transactions, and we are not currently engaged in any negotiations with respect to any of these transactions.

PRICE RANGE OF COMMON STOCK

      Our common stock has been quoted on the Nasdaq SmallCap Market under the symbol “BNRX” since November 19, 1997. The following table sets forth the high and low closing prices of our common stock on the Nasdaq SmallCap Market for the quarters indicated, as adjusted for a one-for-five reverse stock split effected at the close of business on May 29, 2001.

	High	Low

Year Ended October 31, 1998

First Quarter	$41.88	$33.75

Second Quarter	38.13	29.38

Third Quarter	30.63	8.75

Fourth Quarter	15.00	5.32

Year Ended October 31, 1999

First Quarter	$10.00	$6.25

Second Quarter	11.25	5.94

Third Quarter	20.63	3.13

Fourth Quarter	11.09	6.56

	High	Low

Year Ended October 31, 2000

First Quarter	$15.63	$7.50

Second Quarter	47.50	4.69

Third Quarter	10.94	5.63

Fourth Quarter	8.13	4.06

Year Ended October 31, 2001

First Quarter	$5.94	$2.03

Second Quarter	5.16	1.85

Third Quarter (through June 13, 2001)	3.60	1.45

      Such quotations reflect inter-dealer bids, without retail mark-up, mark-down, or commissions, and may not reflect actual transactions.

      On June 13, 2001, the closing price of our common stock on the Nasdaq SmallCap Market was $1.58. As of June 13, 2001, there were 140 holders of record of our common stock.

DIVIDEND POLICY

      We have never declared or paid any cash dividends on our common stock. We currently plan to retain any earnings to finance the growth of our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations, and capital requirements as well as other factors deemed relevant by our board of directors.

SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected financial data should be read in conjunction with our consolidated financial statements and the related notes and with the management’s discussion and analysis of financial condition and results of operations, incorporated by reference or provided elsewhere herein.

      The consolidated statements of operations data presented below for the fiscal years ended October 31, 1998, 1999 and 2000 and the consolidated balance sheet data as of October 31, 1999 and 2000 has been derived from our financial statements, which have been audited by Deloitte & Touche LLP, independent auditors, and which appear elsewhere in this prospectus. The consolidated statements of operations data for the fiscal years ended October 31, 1996 and 1997 and the consolidated balance sheet data as of October 31, 1996, 1997 and 1998 has been derived from our audited financial statements that are not included in this prospectus. The consolidated statements of operations data for the three months ended January 31, 2000 and 2001 and the consolidated balance sheet data as of January 31, 2001 have been derived from our unaudited financial statements that appear elsewhere in this prospectus. These unaudited financial statements include all adjustments that we consider necessary for a fair presentation of that information. These adjustments are only of a normal and recurring nature. Historical operating results are not necessarily indicative of the results that may be expected for any future period.

	Year Ended October 31
						Three	Three
						Months	Months
						Ended	Ended
	1996	1997	1998	1999	2000	Jan. 31, 2000	Jan. 31, 2001

Statement of

Operations Data:

Gross Revenue	$20,000	$2,862,843	$6,653,904	$3,689,747	$355,624	$187,536	$23,123

Operating Expenses	2,996,880	10,022,163	10,760,959	6,307,426	2,689,162	566,720	607,503

Other Income (Expense)	(30,667)	266,929	2,426,291	(112,364)	153,394	(86,222)	(98,505)

Net Loss	(3,007,547)	(12,341,866)	(9,242,405)	(5,623,144)	(2,566,731)	(519,060)	(704,115)

Basic and Diluted Loss Per Share(1)	$(1.30)	$(3.85)	$(2.47)	$(1.36)	$(.61)	$(.12)	$(.16)

Weighted Average Shares Outstanding(1)	2,312,866	3,208,557	3,743,352	4,142,931	4,189,794	4,163,543	4,416,998

Balance Sheet Data:

Working capital	$4,739,882	$1,237,642	$1,328,931	$364,627	$(366,240)		$(628,397)

Total Assets	6,217,348	14,155,335	10,894,259	5,186,031	4,106,368		3,748,296

Total Liabilities	936,478	5,119,016	3,318,530	2,042,095	1,257,432		1,281,039

Stockholder’s equity	5,280,870	9,036,319	7,575,729	3,143,936	2,848,936		2,467,257

      (1)  Adjusted for a one-for-five reverse stock split effected at the close of business on May 29, 2001. These shares do not include 425,629, 549,916, 991,596, 1,072,029, 1,198,363, 1,072,029, or 1,336,733 shares of common stock as of October 31, 1996, 1997, 1998, 1999, 2000, and January 31, 2000 and 2001, respectively, that may be issued upon exercise of outstanding stock options, warrants and convertible preferred stock as they are antidilutive.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

      The following discussion of our financial condition and results of operations as well as certain statements and information under “Business” include certain forward looking statements. When used in this report, the words “expects,” “intends,” “plans,” and “anticipates” and similar terms are intended to identify forward looking statements that relate to our future performance. Such statements involve risks and uncertainties. Actual results may differ materially from the results discussed here. Factors that might cause such a difference include, but are not limited to, those discussed under “Risk Factors.”

Introduction

      Results of operations for fiscal 2000 reflect our continuing efforts to reposition ourselves as a product development company. Prior to 1997, our efforts had been primarily directed toward conducting research and development, applying for patent approvals, developing manufacturing and distribution arrangements for its dietary supplement product and obtaining initial capital and financing to fund these activities.

      Bionutrics (formerly NutraGenics, Inc. until December 26, 1996) completed a merger with LipoGenics, Inc., a Delaware corporation on October 31, 1996, and LipoGenics became a wholly owned subsidiary of ours. The merger with LipoGenics was accounted for in a manner similar to a pooling-of-interest and as such Bionutrics’ accounts reflect the historic operations of LipoGenics. Bionutrics issued 418,549 shares in connection with the merger. Pursuant to the merger, we obtained ownership of certain proprietary rights related to dietary supplements previously licensed to us by LipoGenics and acquired ethical drug (a regulated pharmaceutical), functional food and other dietary supplement rights owned by LipoGenics.

      On October 31, 1997, Nutrition Technology Corporation, a subsidiary of Bionutrics, completed a forward triangular merger of a subsidiary of Nutrition Technology with InCon Technologies Inc., a specialty chemical processing company in Illinois. InCon became a wholly owned subsidiary of Nutrition Technology. The merger with InCon was accounted for as a purchase and Bionutrics issued 280,000 shares in connection with the merger. In fiscal 2000, a receivable, acquired from InCon in connection with this merger, was reclassified on the Balance Sheet. See Note 7 to the Consolidated Financial Statements. In connection with the merger, the edible oil plant sales and consulting business formerly conducted by an InCon affiliate was transferred to InCon International Ltd., a wholly owned subsidiary of Bionutrics, and specialty vitamin E technology relating to soluble and powder vitamin E owned by another affiliate was transferred to InCon.

      In 1997, the Company launched its first product evolvE®, a proprietary, tocotrienol cardiovascular health promoting dietary supplement, which attained distribution in 40,000 stores nationwide. In addition, it commenced operations at a 50,000 square foot rice bran extraction facility in Louisiana. The Company’s business plan at the time provided for the infusion of additional capital to support the market launch of evolvE and growing the infrastructure to maintain it. Funding delays prompted the Company in 1998 to revise the business plan to accommodate financial constraints. Under the revised business plan, management has sought marketing and manufacturing partners for the Company’s products and has focused efforts on the core competency of the Company, that is, the creation of new proprietary, biologically active ingredients. Consistent with this course of action, the Company also decided to seek a partner to take over its rice bran processing operation on a profit sharing basis.

      To this end, in 1998 the company entered into a strategic manufacturing partnership with Associated British Foods, North America/ACH Food Companies, Inc. (“ABF”), which made a substantial investment in Bionutrics’ stock. The Company’s objective is to employ its technology as a platform for 1) ABF to manufacture value-added micronutrients and nutritional commodities derived through secondary processing of food processing by-products, and 2) to market proprietary functional nutrition ingredients based on these micronutrients through strategic partnerships. Bionutrics’ goal is to leverage its core competency to obtain revenue from both the manufacturing and marketing of these value-added micronutrients and nutritional commodity product streams.

      To streamline operations and cut costs, late in 1998 the Company sold its rice bran extraction operation together with related technology to the ABF subsidiary, ACH (formerly AC HUMKO), for approximately $4.5 million. Bionutrics also reduced its employee base by one-half as part of a restructuring of the way the Company markets its principal product, evolvE®.

      In 1999, the Company reduced its manufacturing exposure by merging its molecular separation operation, InCon, with ACH to create a new joint venture company, InCon Processing, LLC. InCon transferred substantially all of its assets to the newly formed LLC for which it received a payment of $3,000,000 and a 50% interest in the new company. The formation of this venture allowed the Company to more ably avail itself of the research and development capacity of InCon for specialty processing without being encumbered by capital requirements of the operation or for new facilities.

      Since the Company’s early days as a development stage company, through the current fiscal year, it has received an opinion noting the substantial doubt about our ability to continue as a going concern from its independent auditors due to the significant recurring operating losses. However, the Company is working towards resolving the conditions giving rise to this opinion through the efforts outlined above.

      The Company has reduced its monthly negative cash flow to less than $250,000 from approximately $1,000,000 during 1998. Management believes the strategy of partnering manufacturing and marketing to leverage our core competency of product development is correct at a time when the functional nutrition market is witnessing such an explosive awakening and growth. We also believe that by reducing our labor and infrastructure costs and focusing on strategic partnerships for revenue generation, we will see significant improvement in the Company’s financial condition in the coming year.

Results of Operations

Three months ended January 31, 2001 compared with three months ended January 31, 2000.

      Consolidated gross revenues for the quarter ended January 31, 2001 were $23,000 compared to $188,000 for the same quarter in 2000, summarized by subsidiary as follows:

	For the Quarter Ended
Subsidiary	January 31,

	2001	2000

Bionutrics Health Products	$23,000	$157,000

LipoGenics	0	31,000

Total Consolidated Gross Revenue	$23,000	$188,000

      Bionutrics Health Products continues to experience a significant decline in sales due to curtailment of advertising and support for the brand evolvE® because of financial constraints and, therefore, the Company does not expect evolvE® will contribute significant revenue to its operations in the future.

      The Company is repositioning itself as a product development company and as such is engaged in discussions with several potential marketing partners concerning new branded ingredients that it is developing, including dietary supplements and functional food products. Bionutrics Health Products recognized revenue of $100,000 in the first quarter of fiscal 2000 for services related to its product development activities. New products will be based on new technology extending beyond a tocotrienol platform. The Company has announced that it is launching two new cardiovascular products under the brand names “Vitenol E® 20/20 —For Heart & Health” and “CARDIO-CIN™ —For Heart and Health”. Vitenol E is a rice bran extract and is a more effective antioxidant than standard vitamin E. CARDIO-CIN is based on Bionutrics’s patented niacin and soluble fiber composition. These products are targeted to the cholesterol dietary supplement market.

      LipoGenics revenues for the three months ended January 31, 2001 were zero compared to the same three months in 2000 of $31,000. The revenues were attributable to a Phase I Small Business Innovation Research

(SBIR) grant from the National Heart, Blood and Lung Institute. As this grant was completed during fiscal year 2000, there are no revenues shown for the same period in 2001.

      Cost of revenues for the three months ended January 31, 2001 was $7,000 compared to $17,000 for the same three months in 2000. This reduction is primarily due to lower sales volume of evolvE®.

      Operating expenses for the three months ended January 31, 2001 of $607,000 were $40,000 more than that recognized for the same three months in 2000 of $567,000. This slight increase is due to an increase in expenditures for legal and accounting services.

      Other expenses for the three months ended January 31, 2001 were $98,000 compared to $86,000 for the same period in the prior year. This expense, for both periods, is primarily due to the Company’s loss on its investment in InCon Processing, which is accounted for using the equity method. The Company records its share of InCon Processing’s loss for the quarter as a reduction in its investment.

      Results of Operations for InCon Processing for the three months ended January 31, 2001 and 2000 are as follows:

	Three months ended	Three months ended
	January 31, 2001	January 31, 2000

Revenues	$816,000	$1,019,000

Costs	1,027,000	1,195,000

Net Loss	$(211,000)	$(176,000)

      Net loss increased to $704,000 or $.16 per share for the three months ended January 31, 2001 compared to $519,000, or $.12 per share for the three months ended January 31, 2000 due primarily to lower revenues as outlined above.

Year ended October 31, 2000, compared to Year Ended October 31, 1999

      Consolidated gross revenues for the year ended October 31, 2000 were $356,000 versus $3,690,000 for the same period in 1999, summarized by subsidiary as follows (intercompany sales excluded):

Subsidiary	2000	1999

InCon Technologies	$0	$2,729,000

Bionutrics Health Products	247,000	835,000

Nutrition Technology	0	105,000

LipoGenics	109,000	21,000

Total Consolidated Gross Revenues	$356,000	$3,690,000

      In June 1999, InCon transferred substantially all of its assets to InCon Processing . Therefore, InCon’s revenues for the year ended October 31, 2000 are zero as compared to the same period in 1999. As a result of its investment in InCon Processing, we will be entitled to 50% of the future profits, if any, but it is anticipated that InCon Processing will retain the cash generated from operations for the foreseeable future to expand and develop its business.

      Bionutrics Health Products revenues reflect the sales of its first product, evolvE®, as well as revenues related to product development activities during fiscal year 2000. As of the year ended October 31, 2000, evolvE® maintained distribution in over 10,000 stores including many leading drug and food chains throughout the United States. We also sell the product directly to the consumer via the Internet. Nonetheless, sales of evolvE® have been less than anticipated and declining because we were forced to cut back on budgeted advertising and promotions for the product due to delays in raising capital during this and prior periods. In addition, some customers have returned the product due to low volume activity. The provision for returns account for the year ended October 31, 1999 includes a one-time charge of $125,000, which was the attempt to increase the allowance account for the possible returns resulting from the advertising cut back and resulting product expiration. We recognize that a substantial advertising program is necessary to achieve growth in the evolvE® product line, and that failure to show positive sales trends will have a negative impact on obtaining and maintaining distribution store accounts. We are seeking a marketing partner to provide the resources needed to properly market and promote the evolvE® brand and other anticipated dietary supplements and functional food products. We are engaged in discussions with several potential marketing partners involving the present and future brand products.

      Nutrition Technology is substantially inactive. Gross revenues reflected in fiscal 1999 represent remaining byproducts sold out of inventory. In August of 1998, we entered into a contract with ACH which provided: (i) for the sale of certain rice bran oil and processing assets to ACH; (ii) for the development of rice bran oil and other derivative products whereby Bionutrics will receive a perpetual profit sharing interest; and (iii) for a supply agreement where ACH will provide rice bran-derived ingredients All elements of the alliance with ACH were executed on or before October 31, 1998.

      LipoGenics revenues are attributable to a Phase I Small Business Innovation Research (SBIR) grant from the National Heart, Blood and Lung Institute. This grant was received during the fourth quarter of fiscal 1999 and was concluded during fiscal 2000. Revenues shown for both periods relate to this grant.

      Cost of revenues for the year ended October 31, 2000, was $165,000 versus $2,335,000 for the same period in 1999. This reduction is primarily due to the new 50/50 joint venture entered into with ACH, which substantially took over all of the business engaged in by InCon. Due to this transaction which occurred during fiscal 1999, cost of revenues decreased $2,170,000 for fiscal 2000 as compared to fiscal 1999.

      Operating expenses for the year ended October 31, 2000 of $2,689,000 were $3,618,000 lower than that recognized for the same period in 1999 of $6,307,000. This reduction is primarily due to the 50/50 joint venture entered into during the third quarter of 1999 with ACH as well as significantly reduced advertising and salaries expense and a cost containment program.

      Other income for the year ended October 31, 2000 was $153,000 compared to the prior years’ expense of $112,000. The current year includes certain non-recurring income items. Both years reflect our 50% share of the net loss recognized by InCon Processing.

      Net loss decreased to $2,567,000, or $.61 per share for the year ended October 31, 2000 from $5,623,000, or $1.36 per share for the year ended October 31, 1999 due primarily to lower cost of revenues and operating expenses as outlined above.

Year ended October 31, 1999, compared to Year Ended October 31, 1998

      Consolidated gross revenues for the year ended October 31, 1999 were $3,690,000 versus $6,654,000 for the same period in 1998, summarized by subsidiary as follows (intercompany sales excluded):

Subsidiary	1999	1998

InCon Technologies	$2,729,000	$4,104,000

Bionutrics Health Products	835,000	2,190,000

Nutrition Technology	105,000	360,000

LipoGenics	21,000	0

Total Consolidated Gross Revenues	$3,690,000	$6,654,000

      InCon Technologies’ gross revenues are primarily attributed to toll processing of materials from a variety of customers. In June 1999, InCon transferred substantially all of its assets to InCon Processing. InCon Processing took over substantially all of the business currently engaged in by InCon related to toll processing, molecular separation, and the design and sale of molecular separation facilities. As a result of its investment in InCon

Processing, we will be entitled to 50% of the future profits, if any. However, it is anticipated that InCon Processing will retain the cash generated from operations for the foreseeable future to expand and develop its business. Therefore, revenues for the year ended 1999 are substantially reduced compared to the same period 1998.

      Bionutrics Health Products revenues reflect the sales of its first product, evolvE®. As of the year ended October 31, 1999, evolvE®, offered in three packages, was distributed by over 25,000 stores including many leading drug and food chains throughout the United States. Nonetheless, sales of evolvE® have been less than anticipated and declining because the Company was forced to cut back on budgeted advertising and promotions for the product due to delays in raising capital during this and prior periods. In addition, some customers have returned the product due to low volume activity. We recognize that a substantial advertising program is necessary to achieve growth in the evolvE® product line, and that failure to show positive sales trends will have a negative impact on obtaining and maintaining distribution store accounts. We are seeking a marketing partner to provide the resources needed to properly market and promote the evolvE® brand and other anticipated dietary supplements and functional food products. We are engaged in discussions with several potential marketing partners involving the present and future brand products.

      Nutrition Technology is substantially inactive. Gross revenues reflected in both periods represent remaining byproducts sold out of inventory. In August of 1998, we entered into a contract with ACH which provided: (i) for the sale of certain rice bran oil and processing assets to ACH; (ii) for the development of rice bran oil and other derivative products whereby Bionutrics will receive a perpetual profit sharing interest; and (iii) for a supply agreement where ACH will provide rice bran-derived ingredients. All elements of the alliance with ACH were executed on or before October 31, 1998.

      LipoGenics revenues are attributable to a Phase I Small Business Innovation Research (SBIR) grant from the National Heart, Blood and Lung Institute. As this is the first such grant received by LipoGenics, there are no revenues shown for the same period of the prior year.

      Cost of revenues for the year ended October 31, 1999, was $2,335,000 versus $7,259,000 for the same period in 1998. This reduction is due to lower sales volume, reduced manufacturing costs from discontinuance of operations at the West Monroe, Louisiana production facility, as well as the new 50/50 joint venture entered into with ACH, which substantially took over all of the business engaged in by InCon. Due to the aforementioned events, the reduction in production costs resulted in our first year of positive gross margin for the year ended October 31, 1999.

      Operating expenses for the year ended October 31, 1999 of $6,307,000 were $4,454,000 lower than that recognized for the same period in 1998 of $10,761,000. This reduction is due to significantly reduced advertising and salaries, cost containment programs, as well as the 50/50 joint venture entered into during the third quarter of 1999 with ACH.

      Other expense for the year ended October 31, 1999 was $112,000 compared to the prior years’ income of $2,426,000. The prior years’ income is essentially attributable to the gain recognized on the sale of processing assets to ACH from the West Monroe, Louisiana plant.

      Net loss decreased to $5,623,000, or $1.36 per share for the year ended October 31, 1999 from $9,242,000, or $2.47 per share for the prior year ended October 31, 1998 due primarily to lower cost of revenues and operating expenses as outlined above.

Liquidity and Capital Resources

      Net cash used in operating activities during the three-month period ended January 31, 2001 was $546,000 as compared to $468,000 during the same period in 2000. This increase is due primarily to lower revenues.

      Net cash used in investing activities during the three months ended January 31, 2001 and January 31, 2000 was $0 for both periods.

      Net cash provided by financing activities totaled $298,000 for the three-month period ended January 31, 2001 compared to $498,000 for the same period in 2000. The cash provided during the quarter ended January 31,

2001 was from the sale of common stock pursuant to an equity line of credit whereas the cash provided during the same period ended January 31, 2000 was from the issuance of debt.

      Net cash used in operating activities during the year period ended October 31, 2000, was $1,857,000 as compared to $3,325,000 during the same period in 1999. This decrease is due primarily to lower cost of revenues and operating expenses.

      Net cash used in investing activities during the year ended October 31, 2000, was $3,000 as compared to net cash provided of $2,583,000 during the same period in 1999. Of the net $2,583,000 provided in 1999, $3,000,000 pertained to the new 50/50 joint venture with ACH wherein InCon transferred substantially all of its assets to InCon Processing. The balance represents the investment in the new joint venture as well as capital expenditures.

      Net cash provided by financing activities totaled $1,891,000 for the year ended October 31, 2000, versus net cash used of $282,000 for the same period in 1999. The cash provided was from the sale of common stock and short term loans for both years. The cash provided during 2000 reflects $1,000,000 from the sale of common stock, $750,000 from a short-term loan from a director and $150,000 from a bridge loan from an unrelated third party. In October 2000, both of these loans totaling $900,000 were converted to equity. The cash provided during 1999 reflects $500,000 from the sale of common stock and $200,000 from a short-term loan from a director. The net cash used during 1999 reflects the complete repayment of notes payable to directors of $982,000.

      Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have incurred cumulative operating losses of $34,914,137 through October 31, 2000, which have been funded through the issuance of stock and debt. The losses incurred to date, the uncertainty regarding the ability to raise additional capital and our inability to generate gross profits and positive cash flows from operations may indicate that we will be unable to continue as a going concern for a reasonable period of time.

      The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet its obligations on a timely basis, maintaining adequate financing, and ultimately to attain successful operations.

      We will require additional financing at the beginning of the third quarter of the current fiscal year. We will require at least $3,000,000 to support our general working capital needs such as salaries and administrative expenses for the next year as well as to fund the research and development costs necessary to complete the launch of our recently developed products. If we were in a position to begin phase II trials, we would require at least an additional $500,000. We are currently in negotiations to secure this necessary capital through debt financing. We are also currently seeking equity financing through private placements to act as a short-term bridge while completing the debt financing. Such additional financing may not be attainable, or attainable on terms acceptable to us. Our access to additional capital will depend substantially upon prevailing market conditions, and the financial condition of and prospects for us at the time.

      If our stock price and trading volume stay at current levels, we will only be able to draw down the minimum amount of $100,000 during each of the draw down periods under the common stock purchase agreement. Should this occur, we anticipate that our available cash resources will meet our requirements for only the next month. We do not anticipate exercising our right to draw down the equity line at our current stock price and trading volume. We are only permitted to exercise a draw down every 29 consecutive trading days, which at current prices and volume would result in aggregate proceeds of $900,000.

      We are continuing our efforts to reposition ourselves as a product development company and, as such, are engaged in discussions with several potential marketing partners involving evolvE® and future branded products, including dietary supplements and functional food ingredients.

BUSINESS

Introduction

      We are a biopharmaceutical company founded to discover, develop and apply novel biologically active compounds from natural sources. Our goal is to be a leader in the newly emerging field of functional nutrition: the marriage of drugs and food, by providing food ingredients that can prevent and even cure diagnosed diseases. Our business model is to source biologically active compounds from food commodity processing by-product streams and develop these compounds as proprietary functional nutrition products and/or ethical drug products, which are regulated pharmaceutical products. The disciplines and efforts comprising a discovery and development program for functional nutrition and ethical drugs are fundamentally the same. Products derived from our research program will be directed initially towards functional nutrition to generate early revenue and reduce the need for capital while we pursue the development and regulatory approval of drug candidates.

      Our building efforts of the previous decade have positioned us with proprietary technology, compounds, processing methods, and products having application to worldwide markets of potential significance. We have sources of raw material by-products streams available to us in large quantities and we have developed specific capabilities in engineering and processing technologies for the separation of these streams into both high-value biologically active products and bulk food ingredients. This technology provides us the potential advantage of access to proprietary active ingredients at relatively low cost. Initial products are tocotrienol (a new form of vitamin E) concentrates derived from rice bran. We also have patent rights to a composition on niacin and dietary fiber that could apply to dietary supplements, medical foods or over-the-counter products.

      Our operating strategy is to leverage our core competency of new product development by partnering the manufacturing and marketing. Our goal is to discover, define, and protect our products and technology and to partner manufacturing and marketing. We believe this strategy will allow us to exploit our strengths while recognizing our resource limitations, and at the same time access the unfolding global opportunity.

      Our three primary subsidiaries are LipoGenics, Inc., Bionutrics Health Products, Inc., and InCon Technologies Inc. LipoGenics serves as our product research arm with a focus on the discovery and development of active compounds for both drugs and functional nutrition. Health Products is our market research and product positioning company charged to deliver new functional nutrition products to marketing partners. InCon Technologies was merged in June 1999 into a new limited liability company, InCon Processing, LLC, in which we have a 50% ownership together with ACH, a subsidiary of ABF North America Corp. InCon Processing provides engineering and design for our compound recovery systems and ingredient processing. In addition, we have three inactive subsidiaries, Nutrition Technology Corporation, InCon International Ltd., and Cosmedics, Inc. All of our subsidiaries are organized in Delaware except Nutrition Technology Corporation, which is organized in Nevada, and InCon International Ltd., which is organized in the British Virgin Islands.

Industry Overview

Functional Nutrition

      We compete within the functional nutrition category. This category includes functional foods, medical foods, and dietary supplements, including vitamins, minerals, and supplements. Each of these sub-categories has a definition, legal and competitive, which distinguishes it from the others.

      Functional foods began with a National Cancer Institute initiative to find ways of supplementing foods to enhance their cancer fighting potential. The functional food category may be defined as conventional foods or foods for special dietary use that are regulated under the Nutritional Labeling and Education Act, or NLEA, that have enhanced health benefits. Such product may require FDA pre-approval of a health claim or of a food additive petition. From a marketing perspective, it may be difficult to distinguish between certain non-modified products such as vegetables and those that have been specially prepared to enhance health. However, the majority of new entries in this category are specially-fortified versions of conventional foods. The market for these products is purported to have surpassed $18 billion last year in the United States. Products that exemplify the category are ones such as stanol fortified margarines and salad dressings as well as certain fortified bars and meal replacements. As these products take hold in the mainstream, newer products such as enriched eggs and fully prepared and packaged foods continue to proliferate. The backbone for these products is the bioactive ingredients used to deliver on health or function claims. Bioactive ingredients from soy protein, oat bran and psyllium as macro ingredients, to stanols, isoflavones and tocotrienols are beginning to fuel growth and product development momentum in the food industry.

      The medical food category is unique in that it is separate from NLEA. These products are different from NLEA regulated foods for special dietary use in that they must meet certain requirements. Products that meet the strict statutory definition of medical foods, which include the requirement that such products be used under the direction and care of a physician, are a small segment of the group represented as such. However, many marketing companies are adding medical foods to their product lines. In using this special category, many new dietary ingredients may be conveniently delivered to consumers and more specific information may be provided on labels to help consumers identify products that may help their specific health concerns. The market for these products is being driven by consumers’ increasing willingness to self-medicate. Examples of current medical foods are arginine enriched bars for heart health and specially formulated bars and other foods for diabetics.

      Dietary supplements are part of the health and natural food market in the United States. This market increased from an estimated $16.4 billion in sales in 1998 to $17.3 billion in 1999, a growth rate of 6%. The expansion of this market is largely the result of the rapidly growing portion of the population over 40 years old, who are concerned with aging and disease, combined with favorable consumer attitude shifts toward natural health care. Within the health and natural food market, dietary supplement sales were $10.6 billion in 1999. Recent estimates indicate that 54% of the U.S. population uses nutritional supplements at least occasionally in some form. By 2001, retail sales in this category alone are expected to exceed $12 billion annually. Nutritional awareness and market size are also growing in other parts of the world. We intend to access these global opportunities for product sales of both dietary supplements and functional foods, in each case through strategic partners.

      The growth of sales of dietary supplements has resulted largely from recent studies indicating a correlation between the regular consumption of selected vitamins and nutritional supplements and reduced incidences of conditions such as cancer, heart disease, and osteoporosis. Within the dietary supplement category, antioxidants remain the growth leader. One antioxidant, vitamin E, has shown particularly strong growth, resulting in estimated retail sales in excess of $700 million in mass-market sales alone in 1998. Dietary supplements, including both vitamins and nutritional supplements, are consumed specifically to enhance bodily structure or functions, such as thinking or athletic performance or cholesterol maintenance. Under current law a dietary supplement may not claim to prevent, treat, or cure a disease, which restricts the manner in which it may be marketed and the claims that can lawfully be made. See below under “Government Regulation.”

      Regulated Pharmaceutical Products

      We have technology with potential application to cardiovascular health, cancer, anti-inflammation, anti-oxidation and diabetes. These applications reflect proprietary claim positions for compositions that may have use in more than one disease indication. The market for successful and fully exploited ethical drug or medical device candidates can be measured in the hundreds of millions of dollars or more. There is significant risk in development and obtaining regulatory approval for any new candidate with no assurance of success. It is our intent to define the initial opportunity with our research for our most promising candidates and, if the results warrant, to partner the full development of the opportunity.

Product Development

      We intend to develop proprietary compositions potentially as both ethical drugs and functional nutrition products. The functional nutrition products will be created and developed as novel medical food, functional food and dietary supplement formulations for use by specific target populations. These ingredients and formulations may include tocotrienols or other compounds that can be marketed with statements of nutritional support authorized by the NLEA and DSHEA legislation. See below under “Government Regulation.” The intent of the ingredients development program will be to generate future proprietary products with a point-of-difference and wide marketability. Such products would reflect our business model of focusing on new ingredients that exploit our core competency.

      Cardiovascular

      Clearesterol™. Our first cardiovascular product was a dietary supplement marketed under the brand name of evolvE®, and contained a tocotrienol based ingredient, Clearesterol™. evolvE® was launched in 1997 in a national campaign targeting mass-market retail distribution. The Company has no present plans to promote or support the sales evolvE® and, accordingly, Clearesterol™ is not viewed as a significant part of the Company’s product future.

      Vitenol E®. We have also produced a more concentrated form of rice bran-derived tocotrienols, Vitenol E®, which we plan to use as an ingredient in our own novel formulations and to sell to other companies as a “value-added” vitamin E complex. We obtain this material from InCon Processing.

      Niacin-Fiber. We have acquired the rights to patented technology for the use of a timed-released composition of niacin and dietary fiber, which has demonstrated in preliminary on-going research a 22-24% reduction in LDL-cholesterol, 13-18% increase in HDL-cholesterol, and a 21-29% drop in triglycerides following four weeks of treatment with 1.2 gms of niacin daily. This particular composition may have application as a medical food to diabetics and other populations with dyslipidemia.

      Cancer

      We received a broad patent this past year covering the use of tocotrienols to treat cancer. Third-party research published in peer-reviewed journals supports our position that tocotrienols may be effective in the treatment of certain cancer types. We are in the process of evaluating possible approaches for further research through the use of a multi cancer cell-line screening program with the National Cancer Institute. We have also discovered other compounds isolated from natural sources that appear to be effective against certain cancer cell-lines and intend to extend our current research on those compounds to determine their potential efficacy and commercial feasibility. Any such commercial application would be dependent on obtaining the prior approval of the FDA.

      Inflammation

      We have filed a patent application on compounds that treat inflammation. These compounds potentially have a wide use with autoimmune and autoimmune-like diseases and their possible prevention. We expect to continue research on these compounds and may develop products for both the functional nutrition and ethical drug markets based on the results of the trials.

      Oxidative Stress

      We have filed a patent application on a novel composition, which has unique anti-oxidative activity and may be used to reduce oxidative stress. Oxidative stress is a condition produced within cells promoted by environmental, enzymatic or dietary oxidizing events that lead to the overproduction of reactive oxidizing agents that may cause damage to cell membranes, nuclear structures (including DNA) or other critical cellular components, or may affect cellular processes or intra/inter-cellular signaling and, thereby, producing pathological consequences. In many cases this oxidative stress process can be mitigated with antioxidants. We have also acquired technology that has application as a means of measuring oxidative stress in both blood and urine. The urine based assay can be employed as a self-administered take home kit for the determination of an individual’s level of oxidative stress, potential contribution of a disease state to the oxidative stress, and the benefit derived by the administration of our potential proprietary antioxidant products.

      Diabetes

      Diabetes is a disease closely associated with obesity and age. We have certain rights to proprietary technology and are conducting research on compounds and formulations that may have application to obesity and the progression of diabetes. We may also file future patents on technology relating to obesity and diabetes and we are considering a line of new products based on this technology. In September of 1999, we received a SBIR (Federal Small Business Innovation Research) grant, titled A Novel Tocotrienol for treating diabetic Dyslipidemia. That effort has been completed and no further work will be undertaken in this direction at this time.

Marketing

      We intend to market our ingredients for functional nutrition worldwide via marketing agreements with strategic partners. Because of the high cost of product entry today, the companies with the commitment and capacity to provide consumer advertising and support with the retail trade will be best positioned for success. We have stated our intent to market our products through partnerships with such companies. This design is intended to allow us to invest our resources in product development and rely on our partners to address the advertising, public relations, and other promotional costs for their respective markets.

      We launched the marketing of our first proprietary ingredients for functional nutrition during the first quarter of 2001. These products are initially positioned as dietary supplement ingredients and are directed towards cardiovascular health. As part of our strategy for functional nutrition product development, antioxidation and blood lipid management will be targeted and the technology used in these products is covered by one or more of our patents. We will focus on multi-level companies as primary channels of distribution for our first round of products, with mass-market retail and Internet distribution channels to follow.

      As part of our strategy to partner marketing and manufacturing, the previously launched retail brand, evolvE®, is not being supported with consumer advertising or product promotion funds. Accordingly, this product has only a limited presence in the mass market. We are principally serving the evolvE® consumers through our Internet address and 800-phone line.

      We began sales of our first product, evolvE®, late in the second quarter of fiscal 1997. In order to obtain distribution through many of the leading drug and food chains throughout the United States, it was necessary to provide customers the right to return the product. Credit is granted based upon a credit report and payment terms generally provide a 2% discount if paid within 30 days.

Manufacturing

      Our operating strategy is to leverage our core competency of new product development by partnering manufacturing and marketing. In particular, we desire to expand our manufacturing base and take advantage of value-added commodity by-product processing technology without operational responsibility or capital risk. To accomplish this, we are looking to form partnerships with global food manufacturing firms who will assume the logistic, transportation, distribution, regulatory, environmental, labor, administration and other operational elements associated with processing by-product streams necessary to manufacture our products.

      ABF Alliance

      In 1998, we and ABF North America Corp., the U.S. subsidiary of Associated British Foods Plc, a company headquartered in London, England, entered into an alliance for the manufacturing of certain rice bran based food and other functional nutrition products. The intent of the alliance was for ABF to partner in the manufacturing of our products, when feasible, and in the process to unburden us of related operational and capital issues.

      As part of the 1998 transaction, ACH (formerly AC Humko), a subsidiary of ABF, acquired for $2 million our rice bran-processing technology for use in North America. The technology acquisition was part of a contemporaneous $4 million stock investment in our company and a subsequent purchase for approximately $2.5 million of certain oil processing assets from the plant owned by our subsidiary, Nutrition Technology Corp., in West Monroe, Louisiana, which plant was closed on October 1, 1998. As part of the divestiture, we retained the right to participate in rice bran processing profits by ACH without operational responsibility or capital risk.

      Although we have agreed to acquire the Clearesterol ingredient from ACH as well as other ingredients, our current inventory of evolvE® has been sufficient such that we have not needed Clearesterol. Additionally, we also rely on outside sources for evolvE® encapsulation. With our current inventory levels and reduced sales of evolvE®, we do not anticipate needing encapsulation services in the foreseeable future. Consequently, management does not consider any supplier or manufacturer as significant to our current operations.

      InCon Processing

      In June of 1999 we further reduced our manufacturing exposure by merging our molecular separation operation, InCon Technologies, with ACH to create a new joint venture company, InCon Processing, LLC, a limited liability company. InCon Technologies transferred substantially all of its assets to the newly formed LLC for which it received a payment of $3,000,000 and a 50% interest in the new company. As part of this transaction, we restructured a profit sharing provision of the 1998 transaction relating to the calculation of profit and minimums. In the future, we will receive 15% of all earnings, if any, before interest and taxes, or EBIT, derived by ACH from the sale of rice bran derivative products (verses a graduated percentage of EBITDA, or earnings before interest, taxes, depreciation and amortization) without an offset against a floor or minimum earnings deduction (verses a graduated minimum earnings deduction prior to a percentage participation calculation). In October 2000, we agreed to issue 60,000 shares of our common stock to ACH as consideration for the release of certain contingent obligations under the Master Formation Agreement and Members Agreement related to the formation of this venture.

      The formation of this venture will allow us to more ably avail our company of the research and development capacity of InCon Technologies for specialty processing without being encumbered by capital requirements of the operation or for new facilities. As new functional nutrition products are developed within our company, and InCon Processing designs and engineers systems necessary for their processing, we will look initially to ACH for manufacturing. ACH will provide the manufacturing of these products where feasible and when such manufacturing is taken on by ACH, capital expenditures and operational responsibilities will also be theirs. It is our view that the InCon Processing venture with ACH, in a practical sense, enhances our manufacturing base, broadens the valued partnership between our company and ABF, and gives us greater strength to deal with our future marketing partners.

      A critical aspect of our core competency is the ability to engineer and design equipment necessary to convert raw material sources into value-added active compounds and nutritional products. This is important because the nature of active compounds renders them difficult to process, isolate, and recover. Producers of raw material by-product streams generally do not have this requisite equipment. We believe our compound discovery, clinical research and product market capabilities in combination with InCon Processing’s technology and ACH’s manufacturing abilities give us competitive and operational advantages.

      InCon Processing operates a specialized development and chemical manufacturing facility located in Batavia, Illinois, approximately 45 miles due west of Chicago. The 30,000 square foot facility contains uniquely fabricated molecular distillation and other molecular separation equipment. Molecular distillation is a manufacturing process where under vacuum selective molecules are evaporated and, thereby, removed or concentrated in a precise manner. Molecular distillation has advantages over other systems, depending on the material processed, of limiting thermal degradation, greater precision or enhanced economics. InCon Processing has developed significant skill in applying molecular distillation technology to engineering and designing molecular separation equipment. Other methods of molecular separation including dry fractionation, chromatographic isolation, solvent extraction, membrane separation, and enzymatic fermentation are potentially employed in its designed systems.

      InCon Processing provides toll molecular separation services for Eastman Chemical and other independent companies requiring chemical separation services for the manufacturing of their products. InCon Processing markets its engineering and design skills independently of our raw material sourcing and sells equipment to unrelated third parties as part of oil processing plant design and construction oversight.

      InCon Processing faces competition for its services from a number of companies as well as from expanding in-house capabilities of several of its customers and potential customers. However, we believe that InCon Processing’s management enjoys an excellent reputation in the field, has long-standing relationships with its customers and, particularly with the advantage of its state-of-the-art equipment, is well-positioned to retain and expand its customer base.

Key Customers

      During fiscal year 1998, 33% of the gross revenues were attributable to sales of evolvE and 60% were generated from toll processing. Of the revenues generated at InCon Technologies, Eastman Chemical Co. accounted for approximately 72% of those revenues. During fiscal year 1999, 23% of the gross revenues were attributable to sales of evolvE and 67% were from toll processing. Of the revenues generated at InCon, Eastman Chemical Co. and ADM accounted for approximately 44% and 22% of those revenues, respectively. During fiscal year 2000, 41% of the gross revenues were attributable to sales of evolvE, 31% were from a grant received from the National Heart, Blood and Lung Institute and the remaining 28% were related to product development activities. The product development revenues were received from Mead Johnson Nutritionals.

Patents and Trademarks

      As of December 2000, we have seven issued U.S. patents and eleven pending U.S. patent applications (with numerous foreign counterparts) covering novel tocotrienols and tocotrienol-like compounds, methods for their use, compositions containing those compounds and production processes in the area of tocotrienols. Four of the pending U.S. patent applications have recently been allowed, with patent grants anticipated in early 2001. Furthermore, we have acquired one U.S. patent with four corresponding foreign patent applications claiming methods for promoting weight and fat loss. In addition, we have secured exclusive licenses under eleven additional U.S. patents and two additional pending U.S. patent applications relating to other therapeutic and diagnostic areas of commercial interest to us.

      Our first U.S. patent, obtained through our R&D subsidiary LipoGenics (U.S. patent 5,591,772) was issued in January 1997. This patent, through composition of matter claims, secures protection for several novel vitamin-E like compounds discovered by us and through method and process claims, protects methods for using and processes for producing those compounds. The patent may also serve to protect the Clearesterol™ ingredient contained in our evolvE® brand dietary supplement. A second U.S. patent was issued in October 1998 (U.S. patent 5,821,264) with claims that parallel those of the January 1997 patent but refer to a broader and more generic class of compounds.

      We have also been successful in obtaining patent protection for our unique tocotrienol processing technology. In June 1999, we received another U.S. patent directed to specific tocotrienol/tocopherol production processes (U.S. patent 5,908,940). In March 2000, we were informed by the United States Patent and Trademark Office that it had allowed our U.S. patent application for tocotrienol-rich fractions produced using our proprietary tocotrienol/tocopherol production process. We expect this U.S. patent to issue during the first quarter of 2001.

      We continue to enhance our estate of patents covering the use tocotrienols to treat and prevent a wide range of disorders and conditions. In July 1999, a broad U.S. patent was issued to us for methods to treat and prevent cancer using tocotrienols (U.S. patent 5,919,818). This patent contains method claims directed to the known, naturally occurring tocotrienols (such as a-tocotrienol and y-tocotrienol), as well as our novel proprietary tocotrienols and other vitamin-E like compounds. In November 2000, we received another patent (U.S. patent 6,143,770) for a composition comprising tocotrienol, or a mixture thereof, and nicotonic acid. This technology has application to cardiovascular health and diabetes. Additional U.S. and foreign patent applications that focus on other diseases and conditions are pending.

      We continue to protect our trademarks by seeking registration in the U.S. and abroad. We obtained U.S. trademark protection for the evolvE® brand name and associated logo in fiscal year 1997 and have obtained additional registrations in certain foreign countries. In January 1999, we obtained registration of the mark P25 for one of our proprietary tocotrienols. In September and October 1999, we were granted registration of the marks Vitenol and Vitenol E. In November 1999 and March 2000, we obtained registration of two separate marks for Clearesterol and the related logo. U.S. and foreign trademark applications are currently pending for other marks we use or intend to use on our products.

      We have also continued our activities directed towards acquiring additional patents and other intellectual property to augment our holdings. In late 1995, we acquired a U.S. patent from the Wisconsin Alumni Research Foundation (U.S. patent 4,603,142) covering the use of a-tocotrienol for lowering cholesterol. This patent serves to protect our dietary supplement, evolvE®, which contains a significant amount of y-tocotrienol. In 1997, we acquired a U.S. patent from Dr. Tung-Ching Lee (U.S. patent 5,047,254) covering a process for recovering edible oil from rice bran. This patent has since been assigned to ABF/AC HUMKO as part of a strategic alliance formed in August 1998. In 1999, we licensed the exclusive rights to certain proprietary technology owned by Eric Kuhrts, Lipoprotein Diagnostics, Inc., and Hauser-Kuhrts, Inc., located in California. This technology relates to three main areas:

•	sustained release arginine formulations and therapeutic applications,

•	niacin/fiber compositions having cardiovascular applications and

•	oxidative stress diagnostic test kits to measure the positive effects of dietary antioxidants, as well as the negative impact of environmental factors (such as smoking) and disease states.

      In February 2000, we acquired the rights to certain patents and patent applications owned by John Gustin and Mark F. McCarty claiming methods for promoting weight and fat loss. We intend to pursue commercializing these technologies independently, as well as possibly integrating them with our existing proprietary technology. Negotiations are ongoing for acquisition of rights in several additional patents relating to technology of interest to us.

      As a part of the August 1998 Bionutrics/ABF agreement, we transferred certain rights in our rice bran processing technology to ACH. Most notably, we assigned to ACH our rights in U.S. patent 5,047,245 and in the process claims of our future patents in North America as they pertain to rice bran. In the June 1999 InCon Processing transaction (see “InCon Processing” above), our wholly owned subsidiary, InCon, assigned certain of its current and future intellectual property rights to InCon Processing relating to processing of natural source materials. InCon retained, however, all current and future rights relating to proprietary compounds and compositions of matter having biological activity and/or utility and products incorporating such compositions of matter.

Competition

      The market for functional nutrition is presently developing, with many companies just beginning to determine how and if they will compete in this new segment. Candidate companies for mass-market retail competition include virtually all firms currently engaged in retail mass-market consumer marketing of food and OTC products. While these same companies are potential customer targets for our company, they also are potential competitors because of their own product development programs or programs they sponsor. Notably, these companies include

•	American Home Products,

•	Bayer,

•	Warner-Lambert,

•	Pharmaton Boehringer Ingleheim,

•	Bristol-Myers & Squibb,

•	Novartis,

•	Smith Kline Beecham

with OTC and dietary supplements, and

•	Kraft,

•	Nabisco,

•	Nestle,

•	Danone,

•	Kellogg,

•	General Mills,

•	Proctor & Gamble and

•	Hunt-Wesson/ConAgra

with food.

Ingredient manufacturing companies such as

•	BASF,

•	ADM,

•	Hoffmann LaRoche,

•	Heckle,

•	Cargill, and

•	Eastman Chemical

are all involved in both food and pharmaceutical/pharmaceutical intermediate processing and sales, and have begun to promote products with functional food applications. These companies represent some of the largest companies in the world and most formidable competition for any firm considering entering the functional nutrition business, including our company. These firms, to one degree or another, represent potential strategic partners for firms entering the field, depending upon the significance and value of the technology they bring.

      Because the ethical drug and functional food markets are highly competitive and require extensive resources to develop new products, we intend to pursue strategic partnerships for this purpose. No arrangements have yet been entered into and we can provide no assurance that partners can be found or that terms acceptable to us can be negotiated. We do not have any products that have been submitted for regulatory approval. Our research in the near term is expected to focus on compounds and devices in the preclinical stage of development.

Government Regulation

      Dietary Supplements

      The Federal Food and Drug Administration is the most active regulatory authority exercising jurisdiction over vitamins, minerals, and other dietary supplements. It regulates our products under the Food, Drug and Cosmetic Act, or FDCA, and regulations promulgated by the FDA to implement this statute. In 1976, the FDA’s ability to regulate the composition of dietary supplements was restricted in several material respects by the Proxmire Amendment to the FDCA. Under this amendment, the FDA is precluded from establishing maximum limits on the potency of vitamins, minerals, and other dietary supplements, from limiting the combination or number of any vitamins, minerals, or other food ingredients in dietary supplements, and from classifying a vitamin, mineral, or combination of vitamins and minerals as a drug solely because of its potency. However, the Proxmire Amendment did not affect the FDA’s authority to determine that a vitamin, mineral, or other dietary supplement is a new drug on the basis of disease or drug claims made in the product’s labeling. Such a determination would require deletion of such claims, or the submission and the FDA’s approval of a new drug application, which entails costly and time-consuming clinical studies over successive phases.

      In 1990, the FDA’s authority over dietary supplement labeling was expanded in several respects by the Nutrition Labeling and Education Act, or NLEA. This statute amended the FDCA by establishing a requirement for the nutrition labeling of most foods, including dietary supplements. In addition, the NLEA prohibits the use of any health claim, as opposed to a statement of nutritional support, in dietary supplement labeling unless the claim is supported by significant scientific agreement and is pre-approved by the FDA. Interested companies may petition the FDA for the approval of health claims. To date, the FDA has approved health claims for dietary supplements seldomly, including in connection with the use of calcium for prevention of osteoporosis and the use of folic acid for prevention of neural tube defects, and applications therefor have been few. NLEA also allows nutrient content claims characterizing the level of a particular nutrient in a dietary supplement (e.g., “high in,” “low in,” “source of”) if they are in compliance with definitions issued by the FDA. Significantly, NLEA precludes any state from mandating nutritional labeling, nutrient content claims, or health claim requirements that differ from those established under NLEA, thereby eliminating the risk that our products might be subject to inconsistent labeling requirements.

      In October 1994, the FDCA was amended by enactment of the Dietary Supplement and Health Education Act, or DSHEA, which introduced a new statutory framework governing the composition and labeling of dietary supplements. In our judgment, DSHEA is in some parts favorable to the dietary supplement industry while imposing additional burdens in other parts. With respect to composition, DSHEA creates a new class of “dietary supplements,” dietary ingredients consisting of vitamins, minerals, herbs, amino acids, and other dietary substances for human use to supplement the diet, as well as concentrates, metabolites, extracts or combinations of such dietary ingredients.

      As for labeling, DSHEA permits “statements of nutritional support”, also known as structure/function claims, for dietary supplements without FDA pre-approval. Such statements may describe how particular dietary ingredients affect the structure, function or general well-being of the body, or the mechanism of action by which a dietary ingredient may affect body structure, function or well-being, but may not state that a dietary supplement will diagnose, mitigate, treat, cure, or prevent a disease. Nor can a claim be made that would be interpreted as a health claim under NLEA, that is, generally a claim that the dietary supplement will lower the risk of a disease or correct an existing health condition. A company making a statement of nutritional support must possess adequate substantiating scientific evidence for the statement, disclose on the label that the FDA has not reviewed the statement and that the product is not intended to mitigate, treat, cure or prevent disease, and notify the FDA of the statement within 30 days after its initial use. We can provide no assurance that the FDA will, if it makes a demand therefor, accept substantiating scientific evidence we possess as adequate support for our product structure/function claims. We can provide no assurance that the FDA will not determine that a given statement of nutritional support we decide to make is a disease claim rather than an acceptable nutritional support statement relating to body function or structure. Such a determination would require

•	deletion of the disease claim,

•	if it is to be used at all, submission by us and the approval by the FDA of a new drug application, which would entail costly and time-consuming clinical studies,

•	revision from a disease claim to a health claim, which would, as noted above, require demonstration of significant scientific agreement and prior FDA approval, or

•	revision to a structure/function claim.

We can provide no assurance that the FDA will accept as adequate for a health claim such substantiation as we have amassed for nutritional support (structure/function) claims and thus, if the health claim is to be used at all, we may be required to document or await significant scientific agreement on the claim’s basis.

      DSHEA allows dissemination of “third party literature,” such as reprints of scientific articles that link particular dietary ingredients with health benefits. Third party literature may be used in connection with the sale of dietary supplements to consumers under certain conditions. Such a publication may be so distributed if it is not false or misleading, if no particular manufacturer or brand of dietary supplement is mentioned, if the publication is presented in such manner so as to offer a balanced view of available scientific information on the subject matter, if it is physically separated from products when used in a retail establishment, and if it does not have any other information appended to it. There can no assurance, however, that all pieces of third party literature that may be disseminated in connection with our products will be determined by the FDA to satisfy each of these requirements, and any such failure to comply could subject the product involved to regulation as a new drug.

      On December 24, 1996, we filed our notification letter for the evolvE® dietary supplement with the FDA with respect to the product’s statements of nutritional support. Although DSHEA only requires companies to notify the FDA, the agency has adopted an unofficial policy of responding with a letter, which has become known as a “courtesy letter,” when it believes that there may be a question with respect to any statement of nutritional support. On January 29, 1997, the FDA responded with a courtesy letter raising questions concerning one of our statements of nutritional support. In our March 10, 1998, notification to the FDA, we announced labeling changes —to add a statement on the importance to cholesterol-lowering of a low-fat diet and exercise —in deference to the FDA’s courtesy letter, and although no further courtesy letter. Our chief structure/function claims for evolvE® are that it works to help lower cholesterol when taken as part of an overall program including a low-fat, low-cholesterol diet and exercise, acts as a powerful antioxidant, and promotes normal circulation.

      On April 29, 1998, the FDA proposed regulations to limit statements that may be placed on product labels and labeling concerning the effect that a dietary supplement has on the structure or function of the human body.

FDA sought to prohibit as disease claims requiring agency pre-approval all cholesterol lowering statements such as those that currently appear on the evolvE® label and in labeling. Like numerous other affected parties and organizations, we wrote to oppose such FDA rules. On January 6, 2000, the FDA issued its final regulation concerning structure and function claims for dietary supplements. In the preamble to the regulation, FDA states, with regard to cholesterol claims for dietary supplements, that the agency has concluded that an appropriate structure/function claim for maintaining cholesterol would be, “helps to maintain cholesterol levels that are already within the normal range.” The agency also stated its position that a “lowers cholesterol” claim, however qualified, is an implied disease claim.

      As such, we must revise our claim for evolvE® product to comply with the new regulation prior to the effective compliance date for a company our size, which is July 7, 2001, or face FDA regulatory enforcement action.

      In September 1997, the FDA published final regulations to implement certain DSHEA labeling provisions, which became effective in March 1999. These regulations necessitate material changes in the labeling of all dietary supplement products, including products we sell. DSHEA also requires that dietary supplements be prepared, packed and held under conditions that meet the good manufacturing practice, or GMP, regulations to be promulgated but not yet proposed by the FDA with respect to dietary supplements. Therefore, we can provide no assurance that our manufacturing partner ABF’s production facilities will meet all GMP regulations when issued by the FDA with respect to dietary supplements, and we may be required to expend resources to take appropriate action to ensure compliance with such regulations.

      The FTC, which exercises jurisdiction over the advertising of dietary supplements, has in the past several years instituted enforcement actions against several dietary supplement companies for false and misleading advertising of certain products. These enforcement actions have resulted in consent decrees, agency cease and desist orders, injunctions, and the payment of fines by the companies involved. In addition, the FTC has increased its scrutiny of infomercials and Internet websites. We can provide no assurance that the FTC will not question our advertising in the future. The FTC has been very active in enforcing its requirements that companies possess adequate substantiation in their files for claims in product advertising.

      We intend to market certain products pursuant to contracts with customers who will distribute the products under their own or other trademarks. In addition to Bionutrics’ responsibilities, those customers are subject to the governmental regulations discussed in this section in connection with their marketing, distribution, and sale of such products, and we will be subject to those regulations in connection with the manufacture of those products. However, our manufacturing contractors are independent companies, and their labeling, marketing, and distribution of such products are beyond our control except by contract. Failure of these customers to comply with applicable laws or regulations could have a material adverse effect on our business. Governmental regulations in foreign countries where we or a strategic partner may determine to sell products may prevent or delay entry into the market or prevent or delay the introduction, or require the reformulation, of certain of our products. Compliance with such foreign governmental regulations generally will be the responsibility of our customers in those countries. Those customers are expected to be independent companies over which we will have no control except by contract.

      The FDA has broad authority to enforce the provisions of the laws and regulations applicable to dietary supplements, including the power to seize adulterated or misbranded products or unapproved new drugs, to request their recall from the market, to enjoin their further manufacture or sale, to publicize information about a hazardous product, to issue warning letters, and to institute criminal proceedings. We may be subject to additional laws or regulations administered by the FDA, the FTC, or other regulatory authorities, such as the individual state attorneys general who have authority under individual state consumer protection acts to impose injunctions and fines within their states. We are unable to predict the nature of such future laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, may have on our business. They could require

•	the reformulation of certain products to meet new standards,

•	the recall or discontinuance of certain products not able to be reformulated,

•	imposition of additional record keeping requirements,

•	expanded documentation of the properties of certain products,

•	expanded or different labeling, and

•	additional scientific substantiation.

      Any of or all these requirements could have a material adverse effect on our results of operations and financial condition.

      Food Additive/New Dietary Ingredient

      If we decide to market any new ingredient for use in conventional foods or for a technical effect, such as a colorant, preservative, etc., in dietary supplements, the ingredient may be subject to the FDA food additive provisions. Such an ingredient must be shown to be generally recognized, among experts qualified by scientific training and experience to evaluate its safety, as having been adequately shown through scientific procedures to be safe under the conditions of its intended use. This is known as generally recognized as safe, or “GRAS,” status and can be accomplished by submitting what is known as a GRAS affirmation to the FDA.

      In the alternative, if the ingredient is not generally known among scientists as set forth above, we may submit a food additive petition to the FDA setting forth how the ingredient is to be used and all scientific data that establishes safety for such use. This can include costly and time consuming clinical studies over successive phases.

      The FDA can accept or reject our GRAS affirmation or food additive petition. We can provide no assurance that the FDA will accept as adequate the scientific data presented with either the GRAS affirmation or as part of the food additive petition. We can seek judicial review if we disagree with the FDA determination.

      For a dietary ingredient in dietary supplements, under DSHEA, a “new dietary ingredient” is a dietary ingredient that was not marketed in the United States before October 15, 1994 and does not include any dietary ingredient marketed in the United States before that date. DSHEA requires notification to be submitted to the FDA at least 75 days before a company introduces or delivers for introduction into interstate commerce a dietary supplement that contains a new dietary ingredient that has not been present in the food supply as an article used for food in a form in which the food has not been chemically altered. Information that provides the basis for concluding the ingredient is safe is also required by the statute to be included in the notification.

      The FDA may not disclose the existence of, or the information contained in, the new dietary ingredient notification for 90 days after the filing date of the notification. After the 90th day, all information that is not trade secret or otherwise confidential commercial information will be placed on public display.

      Failure of the FDA to respond does not constitute a finding that the new dietary ingredient, or the dietary supplement containing the new dietary ingredient, is safe or is not adulterated. The FDA has stated that the process is intended to identify those new dietary ingredients that present a concern. With respect to dietary supplements that contain a new dietary ingredient, if the FDA determines that there is inadequate information to provide reasonable assurance that such new dietary ingredient does not present a significant or unreasonable risk of harm, the FDA could initiate civil or criminal proceedings.

      With respect to our mission to promote newly discovered active compounds for functional nutrition as ingredients in dietary supplements and functional foods, we or our strategic partners will be subject to the regulatory schemes described above.

      Drugs

      Products that are intended for use in the diagnosis, cure, mitigation, treatment or prevention of disease in humans are subject to extensive governmental regulation. All such products must undergo extensive characterization, and are subject to regulation for quality assurance, toxicology, and safety. Products containing such agents must undergo thorough preclinical and clinical evaluations of performance as to safety and efficacy under approved protocols.

      We intend to pursue regulatory approval for the pharmaceutical and related uses of drug products. Such pharmaceutical products will be subject to the regulatory approval processes for new drugs. To take a pharmaceutical product from the discovery stage through research and preclinical development to the point where we and our partners can make the necessary filings to the FDA and governmental agencies outside the U.S. to conduct human clinical trials may take several years. Regulatory requirements for human clinical trials are substantial, depend upon a variety of factors, vary by country, and will further add to the time necessary to determine whether a product candidate can be approved for human use. We do not have any pharmaceutical products that have commenced this trial process. We can provide no assurance that we will be able to demonstrate that our proposed drug products are safe and will be efficacious under these regulatory procedures.

Employees

      We currently employ 9 people, after the transition of the InCon Technologies employees to InCon Processing. Of the current employees, two are involved in marketing and sales at Bionutrics Health Products, five in corporate and general administration, and two in research and development at LipoGenics.

Property

      The total rental expense for fiscal 2000 for our company and our subsidiaries was $207,000.

      We currently lease our principal executive offices in Phoenix, Arizona. The office contains approximately 6,155 square feet. The term of the lease is for 60 months commencing January 27, 1998 and monthly lease payments are approximately $13,600. In addition to our principal office space, we also leased, on a month to month basis, lab space used by LipoGenics related to its Phase I Small Business Innovation Research grant from the National Heart, Blood and Lung Institute.

Legal Proceedings

      We are not party to any legal proceedings that our management believes would have a material adverse effect on the business of our company.

MANAGEMENT

Directors and Executive Officers

      The following table sets forth certain information regarding our directors and executive officers:

Name	Age	Position

Ronald H. Lane, Ph.D.(2)	56	Chairman of the Board, Chief Executive Officer, President, Secretary and Treasurer

John Palmer	58	Chief Executive Officer, InCon Processing, LLC, Chairman and Chief Executive Officer, InCon Technologies Inc. and InCon International Ltd.

Howard Schneider, Ph.D.	62	President, LipoGenics, Inc.

Richard M. Mott	68	VP and Director of Sales, Bionutrics Health Products, Inc.

Daniel S. Antonelli(2)	48	Director

Richard M. Feldheim(2)(3)	60	Director

Robert B. Goergen(1)	62	Director

Y. Steve Henig, Ph.D.(1)(3)	58	Director

William M. McCormick(2)(3)	60	Director

Milton Okin	85	Director

Frederick B. Rentschler(1)	61	Director

Winston A. Salser, Ph.D.	61	Director

(1)	Member of the Compensation Committee

(2)	Member of the Executive Committee

(3)	Member of the Audit Committee

      Ronald Howard Lane, Ph.D., has served as Chairman of the Board, Chief Executive Officer and President of the company since December 1994 and its predecessor, NutraGenics (Delaware), since April 1994 and served as Chief Executive Officer and President of LipoGenics from July 1992 to October 1997. Dr. Lane is responsible for directing Bionutrics’s corporate development and growth. He received a Ph.D. and post-doctorate NIH fellowship from the University of Wisconsin (Madison) in Neurophysiology. Dr. Lane spearheaded development of the technology at LipoGenics. He was employed previously with Norcap Financial Corporation, The National Western Group, Inc. (an investment company), and Taylor Pearson Corporation.

      John R. Palmer has served as Chief Executive Officer of InCon Processing, LLC since June 1999. He also serves as Chairman and Chief Executive Officer of InCon Technologies, Inc. since March 1998 and as Chief Executive Officer and President from its acquisition by Bionutrics in October 1997 until February 1998. Mr. Palmer was Chief Executive Officer and an owner of InCon Technologies at the time of the acquisition. Prior to organizing InCon Technologies in 1990 he was employed at E.I. DuPont for 22 years in various technical and management jobs. Mr. Palmer was graduated from Cornell University in 1966 with a masters degree in chemical engineering and marketing.

      Howard Schneider, Ph.D., has served as President of LipoGenics since November 1997. Before joining LipoGenics, Dr. Schneider served from 1991 to 1997 as Senior Vice President, Technology at DynaGen, Inc., a Cambridge, Massachusetts, firm that develops proprietary therapeutic and medical device products. Prior experience includes positions as Senior Vice President, Technology (and partner) at McCann Healthcare-Bogart Delafield Ferrier, co-founder and President of Bioassay Systems Research Corporation and research chemist at Merck Sharp and Dohme. Dr. Schneider has authored over 60 scientific articles and holds several patents relating to therapeutic uses of natural products. He earned his Ph.D. from the Department of Pharmacology at Yale University

School of Medicine and served as a National Science Foundation Postdoctoral Fellow at Oxford University, Department of Pharmacology.

      Richard M. Mott, has served as Vice President and Director of Sales at Bionutrics Health Products since November 1997. Mr. Mott is a graduate of Michigan State University. He served as Vice President of Sales for Morgan & Sampson, Inc. a consumer product broker headquartered in Southern California. Prior to joining Bionutrics he headed a sales and marketing firm from 1994 to 1997.

      Daniel S. Antonelli has been a member of the Board of Directors since September 1998. He has served as President and Chief Executive Officer of ACH Food Companies, Inc. since August 1995. From 1974 to 1995 he held a number of senior positions in finance, operations and general management at Kraft, Inc. He received a Bachelor of Business at the University of Michigan, an MBA from DePaul University Graduate School of Business, and attended the PMD (General Management) program at Harvard.

      Richard M. Feldheim has been a director of the company since October 1995. He served as a director, Secretary and Chief Financial Officer of LipoGenics from July 1992 until October 1996. Mr. Feldheim has served as Chairman and Co-Chief Executive Officer of Abby’s, a restaurant chain in Oregon since 1991. He was in private practice as a lawyer prior thereto, has previously been employed with Goldman Sachs & Co.; Donaldson, Lufkin & Jenrette; J. Aron Company; and Price Waterhouse, and was President of Norcap Financial Corporation. Mr. Feldheim received a B.S., B.A., a Master’s Degree in Accounting, and a J.D. from the University of Arizona, as well as an LL.M. in Taxation from New York University. He is a Certified Public Accountant.

      Robert B. Goergen has been a member of the Board of Directors since March 1999. Mr. Goergen has been the Chairman since 1977 and the Chief Executive Officer since 1978, of Blyth Inc., a public company that manufactures and imports candles, home decorating accessories and home fragrance products. Mr. Goergen has served as President of Blyth, Inc. since 1994. From 1990 to the present, Mr. Goergen has served as Chairman of XTRA Corporation, a public company in the trailer leasing industry. From 1979 to the present, he has been Chairman of The Ropart Group Limited, a private company, whose business is investing in securities for its own account. Mr. Goergen currently serves as the Chairman of Blyth Inc., and as a director of XTRA Corporation and serves on the compensation committee of XTRA Corporation. Mr. Goergen received a B.A. from the University of Rochester and an M.B.A. from the Wharton Graduate School at the University of Pennsylvania.

      Y. Steve Henig, Ph.D. has been a member of the Board of Directors since October 1995 and served as a director of LipoGenics from August 1992 until October 1996. He has served as Senior Vice President of Technology and Innovation for Ocean Spray Cranberries, Inc. since January 1999. He served as Senior Vice President of Technology and Marketing Services for Hunt-Wesson, Inc. from 1992 until December 1998. He joined Hunt-Wesson in 1983 as Vice President of Research and Development. His previous position was Vice President of Corporate Research & Development and Corporate Engineering for Land O’Lakes, Inc. in Minneapolis, Minnesota. Prior to that he held positions with Pillsbury Company and General Foods Corporation. Dr. Henig received his Bachelor of Science Degree in Chemical Engineering and a Master of Science Degree in Food and Biotechnology from the Technion-Israel Institute of Technology. He earned his Ph.D. Degree in Food Science from Rutgers University, New Brunswick, New Jersey.

      William M. McCormick has been a member of the Board of Directors since May 1996, and he currently serves as Chairman of the Executive Advisory Board, Inverness Management, LLC. Mr. McCormick was President and Chief Executive Officer of PennCorp Financial Group, Inc., a NYSE company, from 1990 to 1995 and was a director from 1990 until 1997. Prior thereto, Mr. McCormick was employed by the American Express Company. His titles ranged from Senior Vice President Finance, Systems & Operations of the American Express International Banking Corporation to President of American Express’ Travel Related Services Company. Mr. McCormick then spent five years as Chairman and CEO of Fireman’s Fund Insurance. After graduating from Yale, Mr. McCormick spent his early years in investment banking and management consulting with Donaldson, Lufkin & Jenrette and McKinsey & Company, Inc., respectively.

      Milton Okin has been a member of the Board of Directors since October 1995. Mr. Okin has many years of diet and health food development experience, having created Weight Watchers low calorie foods that he subsequently sold to Weight Watchers International. Mr. Okin developed a unique all natural Vitamin C from acerola berry grown in plantations in Puerto Rico and Florida. The acerola operation was sold to Booker McConnell

Ltd. of England in 1978. Mr. Okin has owned and operated a chain of health food related retail stores including outlets in Sears Roebuck and Company, and presently owns a mail order vitamin and health products business in Hastings, N.Y. Mr. Okin is a biochemist graduate of New York City College with graduate research at Mount Sinai Hospital in lipids, cholesterol and vitamins.

      Frederick B. Rentschler has been a member of the Board of Directors since October 1995 and served as a director of LipoGenics from January 1993 until October 1996. He is Chairman of the Board of the Salk Institute in La Jolla, California. He serves on the board of directors and compensation committee of International Game Technology, a NYSE company. He served as President and Chief Executive Officer of Beatrice Companies from 1987 to 1990, having completed a leveraged buyout of Beatrice Companies in 1986 with the firm of Kohlberg, Kravis, Roberts & Company. Prior to Beatrice, Mr. Rentschler was employed as President/Chief Executive Officer of Armour-Dial and subsequently had the same responsibility at Hunt-Wesson. Following his retirement from Beatrice, he served as President/Chief Executive Officer of Northwest Airlines. Mr. Rentschler’s current affiliations in addition to the Salk Institute include the Board of Directors of Scottsdale Healthcare and the Advisory Board of Grocery Outlet Inc. Mr. Rentschler received his B.A. in Economics and History from Vanderbilt University and MBA from Harvard Business School. He was awarded a Doctor of Laws degree from The University of Wyoming in 1999.

      Winston A. Salser, Ph.D. has served as a member of the Board of Directors since October 1995, served as a director of LipoGenics from August 1992 until October 1996 and is Chairman of Bionutrics’ Scientific Advisory Board. Dr. Salser has been a Professor of Molecular Biology at the University of California, Los Angeles since 1968. Dr. Salser was the founding President of Amgen, Inc. and formed its Scientific Advisory Board. He received a B.S. from the University of Chicago in physics, a Ph.D. from the Massachusetts Institute of Technology in molecular biology, and was a Helen Hay Whitney Foundation Postdoctoral Fellow.

Scientific Advisor

      Dr. Winston A. Salser, a member of the company’s Board of Directors and a Professor of Molecular Biology at the University of California, serves as scientific advisor to the company.

Executive Compensation

      The following table sets forth the total compensation received for services rendered in all capacities to the company for the fiscal years ended October 31, 1998, 1999, and 2000 by the company’s Chief Executive Officer, and its three most highly compensated executive officers whose aggregate cash compensation exceeded $100,000, (together the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

							Long-Term Compensation

	Annual Compensation						Awards

							Restricted
						Other Annual	Stock	Securities	All Other
Name and						Compensation	Award(s)	Underlying	Compensation
Principal Position	Year	Salary($)		Bonus($)		($)(1)	($)	Options(#)	($)

Ronald H. Lane, Ph.D.	2000	$202,947		—		—	—	800	$2,500	(5)

Chief Executive Officer	1999	$202,947		$100,000	(3)	—	—	—	$7,308	(5)

and President	1998	$202,947		—		—	—	—	$6,942	(2)

John R. Palmer	2000	$200,000		—		—	—	—	$3,942	(5)

Chief Executive Officer	1999	$200,000	(4)	—		—	—	—	$4,631	(5)

and President of InCon	1998	$196,924		—		—	—	20,000 (6)	$4,984	(5)

Technologies Inc.

Howard Schneider	2000	$150,000		—		—	—	20,000	$4,500	(5)

President, LipoGenics, Inc.	1999	$150,000		—		—	—	—	$4,500	(5)

	1998	$144,808		—		—	—	20,000 (6)	$1,558	(5)

Richard M. Mott(7)	2000	$104,000		—		—	—	15,000	$3,120	(5)

VP and Director of Sales	1999	$104,000		—		—	—	—	$3,120	(5)

Bionutrics Health Products	1998	$102,308		$12,830		—	—	—	$5,064	(5)

(1)	Other annual compensation did not exceed the lesser of $50,000 or 10% of the total salary and bonus for any of the Named Executive Officers.

(2)	Represents directors’ fees and contributions to a 401(k) plan.

(3)	Represents a bonus, which is payable one-half in cash in fiscal 2000 contingent upon receipt of $5,000,000 of new financing and the balance through the issuance of 5,715 shares of common stock, which was issued during fiscal 2000.

(4)	Represents compensation paid by InCon Technologies, Inc. of $130,769, which represents payments through June 1999, after which Mr. Palmer’s compensation was paid by InCon Processing, LLC.

(5)	Represents contributions to a 401(k) plan.

(6)	Such options to acquire common stock were cancelled and reissued in September 1998.

(7)	Mr. Mott became an executive officer in January 2001.

Option Grants

      The following table represents the options granted to the Named Executive Officers in the last fiscal year and the value of such options.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants

		% of Total			Potential Realizable
	Number of	Options			Value at Assumed
	Securities	Granted to			Annual Rates of Stock
	Underlying	Employees	Exercise or		Price Appreciation for
	Options	in Fiscal	Base Price	Expiration	Option Term(4)
	Granted(#)	Year	($/Sh)	Date	5% ($)	10% ($)

Ronald H. Lane	800 (1)	.004%	$18.15	3/22/2005	$4,000	$8,840

John R. Palmer	20,000 (2)	10.93%	$10.00	11/01/2002	$56,000	$122,000

Howard Schneider	20,000 (3)	10.93%	$8.75	12/01/2004	$49,000	$107,000

Richard M. Mott	15,000 (3)	8.20%	$8.75	12/01/2004	$36,750	$80,250

(1)	The options were fully vested upon grant.

(2)	The options granted represent regrants of options previously granted that were cancelled.

(3)	Options vest one-third after the first year, one-third after the second year, and one-third after the third year.

(4)	Calculated from a base price equal to the exercise price of each option, which was the fair market value of the common stock on the date of grant. Potential gains are net of the exercise price. The amounts represent only certain assumed rates of appreciation. Actual gains, if any, on stock option exercises and common stock holdings cannot be predicted, and there can be no assurance that the gains set forth on the table will be achieved

Option Holdings

      The following table represents certain information respecting the options held by the Named Executive Officers.

FISCAL YEAR-END OPTION VALUES

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money Options
	Options at Fiscal Year-End (#)		at Fiscal Year-End ($)(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Ronald H. Lane, Ph.D.	152,800	0	$0	$0

John R. Palmer	20,000	0	0	0

Howard Schneider	26,667	13,333	0	0

Richard M. Mott	10,000	10,000	0	0

(1)	There are no in-the-money options calculated based on $5.00, which was the closing sales price of the common stock as quoted on the Nasdaq SmallCap Market on October 31, 2000.

Director Compensation and Other Information

      We pay all of our board members reimbursement for expenses for each board meeting attended. Options for 800 shares of our common stock exercisable at $18.15 were granted to each existing member of our board of directors during the fiscal year ended October 31, 2000.

Compensation Committee Interlocks and Insider Participation

      During the fiscal year ended October 31, 2000, our compensation committee consisted of Messrs. Frederick B. Rentschler, Y. Steve Henig, and Robert B. Goergen.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Effective December 20, 2000, we entered into a common stock purchase agreement for the future issuance and purchase of shares of the company’s common stock. This new agreement is with Ropart Investments LLC, of which Robert B. Goergen, a director of Bionutrics, is also a managing member. The agreement establishes what is sometimes termed as an equity line of credit or an equity draw down facility. The agreement permits the company to sell up to an aggregate of 100,000 shares at $5.00 per share, based on a minimum investment amount of $100,000 and a maximum investment amount of $500,000. The period during which the company can make such sales begins December 20, 2000 and terminates December 31, 2001. In lieu of a minimum draw down commitment by the company, the company has issued a three-year warrant for the purchase of 14,000 shares of common stock at an exercise price of $5.00 per share. In addition, three-year warrants will be issued in connection with each draw down for the purchase of a number of shares equal to 10 percent of the shares purchased at such draw down. In the event the company does not exercise its right to fully draw down under this agreement, then on the termination date, Ropart will have the right to purchase up to 20,000 shares of common stock at $5.00 per share, such number of shares together with shares purchased pursuant to draw downs not to exceed 100,000 shares of common stock. In connection with the agreement, the company amended the January 28, 1999 warrant agreement for the purchase of

50,000 shares of the company’s common stock at $10.00 per share. The original expiration date of December 31, 2000 was extended one year to December 31, 2001.

      On October 30, 2000, the company agreed to issue 60,000 shares of its common stock to ACH as consideration for the release of certain contingent obligations under the Master Formation Agreement and Members Agreement related to the formation of their 50/50 joint venture, InCon Processing.

      On October 30, 2000, the company issued 400,000, one year warrants with an exercise price of $10.00 to ACH. These warrants were issued to effectively extend the exercise period for the original warrants issued to ACH that expired August 14, 2000, as the company wishes to extend the period during which ACH may obtain an additional equity interest in the company.

      On December 29, 1999, and June 19, 2000, Mr. Milt Okin extended unsecured loans to the company in the amounts of $500,000, and $250,000, respectively, with interest at 9.5% per annum. On October 27, 2000, the company agreed to issue 591,850 shares of its Series A Convertible Preferred Stock as consideration for the cancellation of the loans, including $48,998 of accrued interest. The preferred shares have an annual cumulative dividend of $0.108 per share, a liquidation rate of $1.35 per share and each share is convertible to one-fifth share of common stock on or after October 27, 2001. The preferred shares are also redeemable by the company at any time at $1.35 per share. These preferred shares were issued on December 6, 2000.

      On March 10, 2000, the company issued 5,715 shares of common stock valued at $8.75 per share to Ronald H. Lane which represented one-half of the bonus payable to him for fiscal 1999.

      On December 29, 1999, the company issued 1,482 shares of common stock to Ronald H. Lane which represented the balance due of the accrued bonus for fiscal 1997.

      On December 1, 1999, the company issued 20,000 options to purchase common stock at an exercise price of $8.75 to William McCormick, a director, as consideration for services rendered and to be rendered to the company. These five-year options became fully vested on December 1, 2000.

      In February 1999, the company issued 20,000 shares of common stock to William McCormick at the fair market value of $6.25 per share in connection with services to be performed for fiscal 1999.

      In January 1999, the company sold 50,000 shares of common stock at $10.00 per share and 150,000 warrants exercisable at $10.00 per share to Ropart Investments, LLC, of which Robert B. Goergen is a managing member. At the end of fiscal 2000, 100,000 warrants had expired unexercised. As of the date hereof, 50,000 remain outstanding with an expiration date of December 31, 2001.

      On August 14, 1998, the company closed on the sale to AC Humko Corp. of (a) $4 million of the company’s common stock at $10 per share (400,000 shares) and (b) $2 million of rice bran processing technology for AC Humko’s restricted use in North America. AC Humko was issued two-year warrants for the purchase of 400,000 shares of common stock exercisable at $10.00 per share. On October 6, 1998, the company received $2.5 million in cash for the sale of certain rice bran oil processing and related assets held by the company’s subsidiary, Nutrition Technology Corporation of West Monroe, Louisiana. This represented the final payment pursuant to the transaction with AC Humko. The company acquired a perpetual profit-sharing interest in AC Humko’s rice bran business. AC Humko received from the company the exclusive right to use and practice the company’s proprietary rice bran processing technology in North America, with the company retaining the right to use and practice the technology worldwide other than in North America. As part of the transaction, AC Humko will function as the exclusive supplier to registrant of certain rice bran products. In connection with the transaction, Daniel Antonelli, CEO of AC Humko, joined the company’s board on September 17, 1998.

      On August 7, 1998, in connection with a prior purchase of the company’s common stock, Mr. William M. McCormick, a director, acquired warrants to purchase 20,000 shares of the company’s common stock at $20.00. These warrants expire August 6, 2003. Also on August 7, 1998, in connection with a prior purchase of the company’s common stock, Mr. McCormick acquired warrants to purchase 120,000 shares of the company’s common stock at $16.25 per share. These warrants expire August 6, 2008. On October 7, 1998, Mr. McCormick cancelled an aggregate of 120,000 warrants to acquire the company’s common stock that were issued to Mr. McCormick in 1996.

      On April 24, June 18, and July 29, 1998, Mr. Milt Okin, a director, loaned $225,000, $1,000,000, and $400,000 to the company, for a total of $1,625,000, with interest at 9.5% per annum, repayable on demand. The loan is documented by a promissory note secured by a pledge of the stock of the company’s subsidiary InCon Technologies Inc. He received $1,000,000 from the company in payment of interest accrued and as part repayment of principal on October 7, 1998. The loan was repaid in full during fiscal 1999.

      On February 3, 1998, Mr. Frederick B. Rentschler, a director, extended an unsecured loan for $100,000 to the company, with interest of “prime plus one” percent, payable within 120 days. The company repaid this loan in full during fiscal 1999.

      During fiscal 1998, Bogart Delafield Ferrier, of which Ian Ferrier, a former director, is a principal, received payments of $119,670 for consulting services.

      In December 1997, the company sold an aggregate of 16,610 shares of common stock at $40.00 per share to three directors, Messrs. Okin, Salser and McCormick.

      In connection with the merger of a subsidiary of Nutrition Technology with InCon, the company acquired certain business opportunities and by license agreement certain technology of entities related to InCon. Also in connection with this merger, the company issued a total of 280,000 shares of restricted common stock to the sole shareholder of InCon, a limited liability company one of whose members is John R. Palmer, an executive officer of the company. Mr. Palmer has a beneficial interest in 36,000 of such shares. Pursuant to his employment agreement, he is entitled to incentive compensation keyed to excess profits of InCon Processing. Under such license agreement, an affiliate of Mr. Palmer is entitled to royalties for the greater of five years or four years after the start of commercial production of the initial product. Mr. Palmer has a controlling interest in a partnership from which the company leased its Batavia, Illinois facility until June 25, 1999, which was subsequently assigned to InCon Processing. InCon Processings’ payments under the lease were $151,496 for fiscal 2000. The company’s and InCon Processing’s payments were $164,121 for 1999. The company’s payments were $145,652 for 1998.

      All future transactions, including any loans from the company to its officers or directors, will be approved by a majority of the Board of Directors, including a majority of the disinterested members of the Board of Directors, and will be on terms no less favorable to the company than can be obtained from unaffiliated third parties.

SECURITY OWNERSHIP OF
PRINCIPAL STOCKHOLDERS, DIRECTORS
AND NAMED EXECUTIVE OFFICERS

      The following table sets forth certain information with respect to beneficial ownership of the common stock on May 29, 2001 by: (i) each director and each nominee for director; (ii) the Named Executive Officers (as defined herein) set forth in the Summary Compensation Table under MANAGEMENT— Executive Compensation;” (iii) all directors, nominees and executive officers of the company as a group; and (iv) each person known by the company to be the beneficial owner of more than five percent of the common stock.

	Amount
	Beneficially
Name of Beneficial Owner	Owned(1) (2)	Percent

Directors and Named Executive Officers:

Ronald H. Lane, Ph.D.(3)	814,633	17.2%

John R. Palmer (4)	62,075	1.4

Howard Schneider (5)	26,667	*

Richard Mott (6)	10,000	*

Richard M. Feldheim (7)	159,727	3.5

Daniel S. Antonelli (8)	863,533	17.3

	Amount
	Beneficially
Name of Beneficial Owner	Owned(1) (2)	Percent

Y. Steve Henig, Ph.D.(9)	4,200	*

William M. McCormick (10)	239,033	5.0

Milton Okin (11)	113,050	2.5

Frederick B. Rentschler (12)	41,418	*

Winston A. Salser, Ph.D.(13)	183,605	4.0

Robert B. Goergen (14)	236,533	5.1

Executive officers and directors as a group (12 persons)	2,754,476	50.4%

Other 5% Stockholders:

LipoGenics, Inc.(15)	240,577	5.2%

Bali Holdings LLC(16)	280,000	6.1

ACH Food Companies, Inc.(17)	860,000	17.3

*	Denotes less than a 1% interest in the Company

(1)	Except as indicated, and subject to community property laws when applicable, the persons named in the table above have sole voting and investment power and with respect to all shares of common stock shown as beneficially owned by them.

(2)	Includes shares of common stock issuable to the identified person pursuant to stock options or warrants that may be exercised within 60 days after May 29, 2001. In calculating the percentage of ownership, such shares are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by any other stockholders.

(3)	Represents shares held of record by R.H. Lane Limited Partnership of which Dr. Lane is a general partner. He shares voting power over these shares with Richard M. Feldheim, a general partner. Dr. Lane disclaims beneficial ownership of 60,000 shares held by such partnership for the benefit of other partners and 180,000 shares held by the partnership for the benefit of his wife. Includes 153,800 shares of common stock issuable upon exercise of stock options.

(4)	Includes 36,000 shares held of record by Bali Holdings LLC, a company of which Mr. Palmer is one of three members. Also includes 20,000 shares of common stock issuable upon exercise of stock options.

(5)	Represents 26,667 shares of common stock issuable upon exercise of stock options.

(6)	Represents 10,000 shares of common stock issuable upon exercise of stock options.

(7)	Includes 3,965 shares held of record by Abby’s, Inc., a corporation controlled by Mr. Feldheim, 151,562 shares held of record by the R. M. Feldheim Limited Partnership of which Mr. Feldheim is the general partner. Does not include 653,637 shares held by R.H. Lane Limited Partnership for the benefit of other partners. He shares voting power over the shares held by Abby’s, Inc. and R.H. Lane Limited Partnership. Includes 4,200 shares of common stock issuable upon exercise of stock options.

(8)	Represents 460,000 shares of common stock and warrants for the purchase of 400,000 shares held by ACH Food Companies, Inc. of which Mr. Antonelli disclaims beneficial ownership. Mr. Antonelli is the President and CEO of ACH Food Companies, Inc. Includes 3,533 shares of common stock issuable upon exercise of stock options.

(9)	Represents 4,200 shares of common stock issuable upon exercise of stock options.

(10)	Includes 140,000 shares issuable upon exercise of warrants. Also includes 10,000 shares held by Mr. McCormick’s wife and 5,000 shares held by Mr. McCormick’s minor children, of which shares he disclaims beneficial ownership. Also includes 24,200 shares of common stock issuable upon exercise of stock options.

(11)	Includes 4,200 shares of common stock issuable upon exercise of stock options. Does not include 591,850 shares of Series A Convertible Preferred Stock.

(12)	The shares are held of record by the Frederick B. Rentschler Trust. Includes 4,200 shares of common stock issuable upon exercise of stock options.

(13)	Includes 22,860 shares held by the Salser Partnerships Nos. 1, 2, and 3. Mr. Salser shares voting power with respect to these shares with other family members. Also includes 4,200 shares of common stock issuable upon exercise of stock options.

(14)	Includes 1,000 shares held by The Goergen Foundation, of which Mr. Goergen is President, and 8,000 shares held by the Robert B. Goergen Living Trust, Robert B. Goergen, Trustee. Also includes 150,000 shares held by Ropart Investments, LLC, of which Mr. Goergen is managing member, and as to which he disclaims beneficial ownership except to the extent that his individual interest in such shares arises from his interest in such entity. Includes 74,000 shares issuable upon exercise of warrants held by Ropart Investments, LLC. Also includes 3,533 shares of common stock issuable upon exercise of stock options.

(15)	The address of LipoGenics is 2425 E. Camelback Road, Suite 650, Phoenix, Arizona 85016. LipoGenics is a wholly owned subsidiary of the Company, and as such for consolidation purposes these shares are classified as treasury shares, and do not carry voting rights.

(16)	The address of Bali Holdings LLC is 970 Douglas Road, Batavia, Illinois 60510. The members of the management committee are three U.S. citizens residing in Illinois and Connecticut. A member of the limited liability company includes John R. Palmer, an executive officer of the Company.

(17)	Includes 460,000 shares of common stock and warrants for the purchase of 400,000 shares of common stock. The address of ACH Food Companies, Inc. is 7171 Goodlett Farms Parkway, Memphis, Tennessee 38018.

DESCRIPTION OF CAPITAL STOCK

      The company’s authorized capital stock consists of 45,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of October 31, 2000, there were issued and outstanding 4,294,251 shares of common stock and 591,850 shares of Series A Convertible Preferred Stock.

Common Stock

      The holders of common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, the holders of a majority of the stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to the preferences that may be applicable to any then outstanding preferred stock, the holders of common stock will be entitled to receive such dividends, if any, as may be declared by the Board from time to time out of legally available funds. Upon the liquidation, dissolution, or winding up of the company, the holders of common stock will be entitled to share ratably in all assets of the company that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of any preferred stock then outstanding. The holders of common stock have no preemptive, subscription, redemption, or conversion rights.

Preferred Stock

      The Board of Directors is authorized, subject to any limitations prescribed by the laws of the state of Nevada, but without further action by the company’s stockholders, to provide for the issuance of preferred stock in one or more series, to establish from time to time the number of shares to be included in such series, to fix the designations, powers, preferences and rights of the shares of each such series (including dividend, redemption, sinking fund, conversion, voting and liquidation rights) and any qualifications, limitations, or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. The Board may authorize and issue preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock may have the effect of delaying, deterring, or preventing a change in control of the company.

      The company has authorized 600,000 shares of Series A Convertible Preferred Stock, of which 591,850 have been issued. The Series A preferred shares have an annual cumulative dividend of $0.108 per share, a liquidation rate of $1.35 per share and each share is convertible to one-fifth share of common stock on or after October 27, 2001. The preferred shares are also redeemable by the company at any time at $1.35 per share.

SHARES ELIGIBLE FOR FUTURE SALE

      Of the 4,294,251 shares outstanding as of October 31, 2000, 3,921,978 are eligible for resale in the public markets. Of these eligible shares, 1,763,611 shares are eligible for resale in the public markets subject to compliance with the volume and manner of sale rules of Rule 144 under the Securities Act of 1933, as amended, and 2,158,367 are eligible for resale in the public markets either as unrestricted shares or pursuant to Rule 144(k). In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated for purposes of Rule 144) who beneficially owns restricted securities with respect to which at least one year has elapsed since the later of the date the shares were acquired from our company, or from an affiliate of our company, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock and the average weekly trading volume in our common stock during the four calendar weeks preceding the sale. Sales under Rule 144 also are subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about our company. A person who is not an affiliate, who has not been an affiliate within three months prior to sale, and who beneficially owns restricted securities with respect to which at least two years have elapsed since the later of the date the shares were acquired from our company, or from an affiliate of our company, is entitled to sell such shares under Rule 144(k) without regard to any of the volume limitations or other requirements described above.

      We registered for offer and sale up to 570,000 shares of our common stock that are reserved for issuance pursuant to our 1996 Stock Option Plan. Shares issued after the effective date of that registration statement upon the exercise of stock options generally will be eligible for sale in the public market, except that affiliates will continue to be subject to volume limitations and other requirements of Rule 144.

      On March 22, 2000, we registered for resale up to 66,000 shares of common stock issuable upon the exercise of warrants and options held by certain selling stockholders.

      On September 7, 2000, we executed a registration rights agreement under which we agreed to file the registration statement of which this prospectus is a part with the SEC for the resale of the shares of our common stock issuable in connection with a common stock purchase agreement dated September 7, 2000. The agreement permits our company, in its discretion and subject to certain restrictions, to sell to the investor up to an aggregate of 800,000 shares plus 40,000 shares issuable upon exercise of warrants granted in connection with the common stock purchase agreement. The period during which we can make such sales is two years beginning upon the effective date of the registration statement for the resale of the shares. We are also registering for resale 5,000 shares of common stock issued in payment of expenses.

      On January 31, 2001, we registered for resale up to 112,000 shares of common stock and common stock issuable upon the exercise of warrants held by certain selling stockholders.

COMMON STOCK PURCHASE AGREEMENT

Overview

      On September 7, 2000, we entered into a common stock purchase agreement with Justicia Holdings Limited, a British Virgin Islands corporation, for the future issuance and purchase of shares of our common stock. The stock purchase agreement establishes what is sometimes termed an equity draw down facility.

      Under the common stock purchase agreement, Justicia has agreed to purchase up to 800,000 shares of our common stock over a 24 month period as we request. Once every 29 consecutive trading days (22 days for the draw down pricing period and at least 7 days for the minimum time between draw down pricing periods) we may request a draw down of up to $1,000,000 under the common stock purchase agreement by selling shares of our common stock to Justicia, and Justicia will be obligated to purchase the shares. We then use the formulas in the common stock purchase agreement to determine the number of shares we will issue to Justicia in return for that money. Each draw down must be for at least $100,000. We are under no obligation to request a draw for any period.

      The per share dollar amount Justicia pays for our common stock for each draw down includes a 7% to 10% discount to the average daily market price of our common stock for the 22-day period after our draw down request, weighted by trading volume. The amount of the discount is based on our market cap. The escrow agent will be directed to pay the purchase price to us, net of $1,500 as escrow expenses to the escrow agent as set forth in the escrow agreement.

      In lieu of providing Justicia with a minimum aggregate draw down commitment, we issued to Justicia at the Initial Closing a warrant certificate to purchase up to 40,000 shares of our common stock. The initial warrant has a term from its date of issuance of three years. The exercise price of the initial warrant is 120% of the average volume weighted average price on the 15 trading days immediately prior to the initial closing date or $7.70.

      We are registering 800,000 shares of common stock for resale that may be issued under the stock purchase agreement. The listing requirements of The Nasdaq SmallCap Market prohibit us from issuing 20% or more of our issued and outstanding common shares in a single transaction if the shares may be issued for less than the greater of market value or book value, unless we get shareholder approval. The agreement limits the amount issuable in the aggregate to 19.9% of the shares of common stock outstanding on the date of closing. Based on shares of common stock issued and outstanding on September 7, 2000, the date of closing of the common stock purchase agreement, we may not issue more than 834,258 shares under the common stock purchase agreement without the approval of our shareholders. For example, if we have sold 634,258 shares to Justicia and Justicia has sold 200,000 of its shares so that it currently owns 434,258, we may only sell an additional 200,000 shares to Justicia without the approval of our shareholders. The shares issued for expenses incurred and shares to be issued underlying the warrants are not included in this limitation. Our officers and directors as a group may own sufficient shares of our common stock to approve such a draw down.

      In addition, we may not make a draw down if the issuance of shares of common stock to Justicia pursuant to the draw down would result in Justicia beneficially owning more than 9.9% of our outstanding common stock at any one time. Any resales of shares by Justicia under this prospectus would reduce the number of shares beneficially owned by Justicia, and would enable us to issue additional shares to Justicia without violating this 9.9% condition.

The Draw Down Procedure and the Stock Purchases

      We may request a draw down by faxing a draw down notice to Justicia, stating the amount of the draw down we wish to exercise and the minimum threshold price, if any, at which we are willing to sell the shares. We set the threshold price by determining the price below which we are unwilling to sell shares of our common stock. We have complete discretion when determining the threshold price.

      Amount of the Draw

No draw can exceed the lesser of $1,000,000 and the capped amount that is derived from the following formula:

•	weighted average price for the common stock for the three month period immediately prior to the commencement date;

multiplied by

•	the total trading volume in respect of the common stock for the three month period immediately prior to the commencement date;

multiplied by

•	4.5%.

      The lesser of our draw request or the capped amount is reduced by 1/22 for (1) every trading day in the draw down period that the volume-weighted average daily price is below the threshold price set by us in the request, and (2) every day that the trading of our common stock is suspended for more than three hours, in the aggregate, on any trading day during the draw down period. If the daily price for a day is below the threshold price or trading is suspended for more than three hours on any trading day, we will not issue any shares and Justicia will not purchase any shares for that day. We cannot make another draw down request until expiration of the 29 trading days that follow a draw down request we have already made.

      Number of Shares

      The 22 trading days immediately following the draw down notice are also used to determine the number of shares we will sell to Justicia and the price per share Justicia will pay for our shares.

      To determine the number of shares of common stock we must issue in connection with a draw down, take 1/22 of the draw down amount determined by the formulas above, and for each of the 22 trading days during the draw down period, divide that amount by the purchase price on the applicable trading day within the period. The sum of these 22 daily calculations produces the number of common shares we will issue, unless the volume-weighted average daily price for any given trading day is below the threshold amount or trading is suspended for more than three hours on any trading day, in which case that day is ignored in the calculation.

      Calculation of Purchase Price

      The price per share of common stock sold to Justicia will be determined on each of the 22 trading days following the delivery of the draw down notice. The purchase price will be 90% of the average daily price for each day. However, for each $12,500,000 increase in the average market cap over $60,000,000, the purchase price will be increased by 0.25% until the purchase price equals 93%, provided each increase in the average market cap is maintained for at least 22 consecutive trading days during a draw down period.

Sample Calculation of Stock Purchases

      Based on our current market price and daily trading volumes, we will not be able to draw down more than the minimum amount, or $100,000. The following is an example of the calculation of the draw down amount and the number of shares we would issue to Justicia in connection with a draw down based on hypothetical assumptions.

      Sample Calculation of Draw Down Amount.

      Suppose that we specify in the draw down notice a threshold price of $5.50, below which we will not sell any shares to Justicia during this draw down period, that the total daily trading volume for the three months prior to our draw down notice is 400,000, and that the average of the volume-weighted average daily prices of our common stock for the three month period prior to the notice is $6.00. You can apply the formula to these hypothetical numbers as follows:

•	the total daily trading volume for the three month prior to our draw down notice, or 400,000 multiplied by

•	the weighted average price of our common stock for the three month period prior to the notice, or $6.00 multiplied by

•	4.5%.

      The maximum amount we can draw down under the formula is therefore capped at $108,000, subject to further adjustments if the volume-weighted average daily price of our common stock for any of the 22 trading days following the draw down notice is below our threshold price of $5.50 or the trading of our common stock is suspended for more than three hours. For example, if the volume-weighted average daily price of our common stock is below $5.50 on three of those 22 days, the $108,000 would be reduced by 1/22 for each of those days and our draw down amount would be 19/22 of $108,000, or $93,272.90.

      Sample Calculation of Number of Shares

      Assume that we have made a draw down request with a threshold price of $5.50, that the maximum amount we can draw down is capped at $200,000 based on the formula above, that we have an average market cap of $27,265,502, calculated by multiplying the number of shares of common stock issued and outstanding by the volume weighted average price of our common stock, and that the volume-weighted average daily price for our common stock is as set forth in the table on the next page.

      The number of shares to be issued based on any trading day during the draw down period is calculated from the formula:

•	1/19 of the draw down amount of $93,272.90

divided by

•	the purchase price on the applicable trading day within the period.

      For example, for the first trading day in the example in the table below, the calculation is as follows: 1/19 of $93,272.90 is $4,909.10. Divide $4,909.10 by the purchase price on the applicable trading day within the period, to get the number of shares for that day. Perform this calculation for each of the 22 measuring days, excluding any days on which the volume-weighted average daily price is below the $5.50 threshold price or any days on which the trading of the common stock is suspended for more than three hours, and add the results to determine the number of shares to be issued. In the table below, days 12, 13, and 14 must be excluded.

      After excluding the days that are below the threshold price, the amount of our draw down in this example would be $93,272.90 and the total number of shares we would sell to Justicia for this draw down request would be 16,835, so long as the draw down request would not result in the aggregate issuance of more than 834,258 shares of our common stock without obtaining stockholder approval of such excess issuance and those shares would not cause Justicia to beneficially own at that time more than 9.9% of our then outstanding common stock. Justicia would pay $5.55 per share for these shares.

	Volume-Weighted			Number of Shares of
Trading	Average Daily	Purchase	1/22 of Requested	Common Stock to be Issued
Day	Stock Price*	Price	Draw Down Amount	for the Trading Day

1	$6.875	$6.187	$4909.10	793

2	6.405	5.765	4909.10	851

3	6.875	6.187	4909.10	793

4	5.625	5.062	4909.10	970

5	5.94	5.346	4909.10	918

6	5.625	5.062	4909.10	970

7	5.94	5.346	4909.10	918

8	5.94	5.346	4909.10	918

9	5.94	5.346	4909.10	918

10	5.625	5.062	4909.10	970

11	5.78	5.202	4909.10	944

12	5.00**	—	—	—

13	5.00**	—	—	—

14	5.00**	—	—	—

15	6.25	5.625	4,909.10	873

16	6.875	6.187	4,909.10	793

17	6.875	6.187	4,909.10	793

18	6.405	5.765	4,909.10	851

19	5.94	5.346	4,909.10	918

20	5.815	5.234	4,909.10	938

21	6.405	5.764	4,909.10	853

22	6.405	5.764	4,909.10	853

		Total	$93,272.90	16,835

*	The share prices are illustrative only and should not be interpreted as a forecast of share prices or the expected or historical volatility of the share prices of our common stock.

**	Excluded because the volume-weighted average daily price is below the threshold specified in our hypothetical draw down notice.

      We would receive the amount of our draw down ($93,272.90), less a $1,500.00 escrow fee, for net proceeds to us of $91,772.90. The delivery of the requisite number of shares and payment of the draw will take place through an escrow agent, Epstein, Becker & Green, P.C. of New York.

Necessary Conditions Before Justicia Holdings Limited is Obligated to Purchase our Shares

      The following conditions must be satisfied before Justicia is obligated to purchase the common shares that we wish to sell from time to time:

•	A registration statement for the shares must be declared effective by the Securities and Exchange Commission and must remain effective and available as of the draw down settlement date for making resales of the common shares purchased by Justicia;

•	There can be no material adverse change in our business, operations, properties, prospects, or financial condition;

•	We must not have merged or consolidated with or into another company or transferred all or substantially all of our assets to another company, unless the acquiring company has agreed to honor the common stock purchase agreement;

•	No statute, rule, regulation, executive order, decree, ruling, or injunction may be in effect which prohibits consummation of the transactions contemplated by the stock purchase agreement;

•	No litigation or proceeding nor any investigation by any governmental authority can be pending or threatened against us or Justicia seeking to restrain, prevent, or change the transactions contemplated by the stock purchase agreement or seeking damages in connection with such transactions;

•	Trading in our common shares must not have been suspended by the Securities and Exchange Commission or the Nasdaq National Market, nor shall minimum prices have been established on securities whose trades are reported by the Nasdaq National Market; and

•	We shall not have completed any financing prohibited by Section 4.11 unless, prior to us delivering the first draw down notice after any such financing, we pay Justicia the sum of $100,000 as liquidated damages.

      On each draw down settlement date for the sale of common shares, we must deliver an opinion from our counsel about these matters.

Restrictions on Future Financings

      The common stock purchase agreement limits our ability to raise money by selling our securities for cash at a discount to the market price and grants Justicia a right of first refusal to elect to participate in any subsequent financing for cash at a discount to market price of our securities by us until the earlier of 24 months from the effective date of the registration statement of which this prospectus is a part or the date which is 60 days after Justicia has purchased the entire 800,000 shares of common stock from us under the common stock purchase agreement.

Termination of the Stock Purchase Agreement

      The equity draw down facility in the stock purchase agreement shall terminate if any of the following events occur:

•	We suffer a material adverse change in our business, operations, properties, or financial condition; or

•	We file for protection from creditors.

Indemnification of Justicia Holdings Limited

      Justicia is entitled to customary indemnification from us for any losses or liabilities suffered by it based upon material misstatements or omissions from the registration statement and the prospectus, except as they relate to information supplied by Justicia to us for inclusion in the registration statement and prospectus.

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

General

      Justicia Holdings Limited

      Justicia is a British Virgin Island corporation engaged in the business of investing in publicly traded equity securities for its own account. Justicia’s principal offices are located at Harbour House, 2nd Floor, Waterfront Drive, Road Town, Tortola, British Virgin Islands. Lamberto Banchetti and David Sims, the two members of the Board of Directors, have the authority to exercise any warrants granted to Justicia and to sell and vote the shares of common stock issued under the common stock purchase agreement and the warrants.

      Other than the 5,000 shares of common stock and the 40,000 shares underlying the warrants we granted to Justicia in connection with the closing of our common stock purchase agreement, Justicia does not currently own any of our securities. Other than its obligation to purchase shares of common stock under the common stock purchase agreement, it has no other commitments or arrangements to purchase or sell any of our securities. There are no business relationships between Justicia and us other than the common stock purchase agreement.

      Plan of Distribution

      Justicia is offering the common shares for its account as statutory underwriter, and not for our account. We will not receive any proceeds from the sale of common shares pursuant to this prospectus. Justicia may be offering for sale up to 845,000 common shares acquired or to be acquired by it pursuant to the terms of the stock purchase agreement more fully described under the section above entitled “Common Stock Purchase Agreement” and the shares and warrants we issued to it in connection with the transaction. Justicia has agreed to be named as a statutory underwriter within the meaning of the Securities Act of 1933 in connection with such sales of common shares and will be acting as an underwriter in its resales of the common shares under this prospectus. Justicia has, prior to any sales, agreed not to effect any offers or sales of the common shares in any manner other than as specified in the prospectus and not to purchase or induce others to purchase common shares in violation of any applicable state and federal securities laws, rules, and regulations and the rules and regulations of The Nasdaq SmallCap Market.

      To permit Justicia to resell the common shares issued to it under the stock purchase agreement, we agreed to register those shares and to maintain that registration. To that end, we have agreed with Justicia that we will prepare and file such amendments and supplements to the registration statement and the prospectus as may be necessary in accordance with the Securities Act and the rules and regulations promulgated thereunder, to keep it effective until the earlier of the following dates:

•	the date after which all of the common shares held by Justicia that are covered by the registration statement have been transferred to persons who may trade such shares without restriction under the Securities Act of 1933 and we have delivered new certificates or other evidences of ownership of such common shares without any restrictive legend; or

•	the date after which all of the common shares held by Justicia that are covered by the registration statement have been sold by Justicia pursuant to such registration statement.

Since Justicia is an underwriter, Rule 144 of the Securities Act is not available to Justicia to resell its shares.

      Sales may be made on The Nasdaq SmallCap Market, on the over-the-counter market, or otherwise at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods.

      The common shares may be sold in one or more of the following manners:

•	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer for its account under this prospectus; or

•	ordinary brokerage transactions and transactions in which the broker solicits purchases.

      In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will act as other than a principal in any purchase transaction for Justicia, or will be paid more than a customary brokerage commission in connection with any sale of the common shares by the selling stockholders. Brokers or dealers may receive commissions, discounts, or other concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of the common shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if they act as agent for the purchaser of such common shares, from such purchaser).

      Broker-dealers who acquire common shares as principal may thereafter resell such common shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common shares commissions computed as described above. Brokers or dealers who acquire common shares as principal and any other participating brokers or dealers may be deemed to be underwriters in connection with resales of the common shares.

      We will not receive any of the proceeds from the sale of these common shares, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part.

      Justicia is subject to the applicable provisions of the Exchange Act, including without limitation, Rule 10b-5 thereunder and Regulation M. Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the common shares may not simultaneously purchase such securities for a period beginning when such person becomes a distribution participant and ending upon such person’s completion of participation in a distribution. In addition, in connection with the transactions in the common shares, Justicia and we will be subject to applicable provisions of the Exchange Act and the rules and regulations under that Act, including, without limitation, the rules set forth above. These restrictions may affect the marketability of the common shares.

      At this time, Justicia does not intend to use any means of distributing or delivering the prospectus other than by hand or the mails. The prospectus is available only in written form.

Limited Grant of Registration Rights

      We granted registration rights to Justicia to enable it to sell the common stock it purchases under the common stock purchase agreement. In connection with any such registration, we will have no obligation

•	to assist or cooperate with Justicia in the offering or disposition of such shares;

•	to indemnify or hold harmless the holders of any such shares (other than Justicia) or any underwriter designated by such holders;

•	to obtain a commitment from an underwriter relative to the sale of any such shares; or

•	to include such shares within any underwritten offering we do.

      We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

      We will use our best efforts to file, during any period during which we are required to do so under our registration rights agreement with Justicia, one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This obligation may include, to the extent required under the Securities Act of 1933, that a supplemental prospectus be filed, disclosing

•	the name of any broker-dealers;

•	the number of common shares involved;

•	the price at which the common shares are to be sold;

•	the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;

•	that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•	any other facts material to the transaction.

      Our registration rights agreement with Justicia permits us to restrict the resale of the shares Justicia has purchased from us under the common stock purchase agreement for a period of time sufficient to permit us to amend or supplement this prospectus to include material information. If we restrict Justicia for more than 20 consecutive days and our stock price declines during the restriction period, we are required to pay to Justicia cash to compensate Justicia for its inability to sell shares during the restriction period. The amount we would be required to pay would be the difference between our daily volume weighted average price during the restricted period and the daily volume weighted average price on the last day of the restriction period, for each share held by Justicia during the restriction period that has been purchased under the common stock purchase agreement.

LEGAL MATTERS

      The validity of the shares of common stock offered by this prospectus will be passed on for us by Greenberg Traurig, LLP, Phoenix, Arizona.

EXPERTS

      The financial statements included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form S-1 with the Securities and Exchange Commission relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed with the SEC, each such statement being qualified in all respects by such reference.

      We file reports, proxy statements, and other information with the SEC. A copy of any materials that we file with the SEC may be inspected by anyone without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549; the Chicago Regional Office, Suite 1400, 500 West Madison Street, Citicorp Center, Chicago, Illinois 60661; and the New York Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement is also available through the SEC’s Web site at the following address: http://www.sec.gov.

Bionutrics, Inc. and Subsidiaries

Consolidated Financial Statements
As of October 31, 2000 and 1999,
and for Each of the Three Years in the
Period Ended October 31, 2000, and
Independent Auditors’ Report

BIONUTRICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	October 31,		January 31,

ASSETS	1999	2000	2001
			(unaudited)
CURRENT ASSETS:

Cash and cash equivalents	$680,190	$711,563	$462,789

Trade receivables — net of allowance for bad debts of $48,925, $48,239 and $48,239, respectively	1,364,823	16,845	21,930

Inventory (Note 3)	259,489	100,401	95,846

Prepaids and other current assets	99,942	62,383	72,077

Total current assets	2,404,444	891,192	652,642

PROPERTY — Net of accumulated depreciation of $264,354

$342,573 and $349,732, respectively (Notes 4 and 9)	90,659	15,474	8,315

LONG-TERM RECEIVABLE (Note 5)		263,071	263,071

OTHER ASSETS:

Patents — net of accumulated amortization of $149,664

$177,328 and $184,244, respectively	419,801	392,137	385,221

Investment in InCon Processing, L.L.C. (Note 11)	2,271,127	2,544,494	2,439,047

Total other assets	2,690,928	2,936,631	2,824,268

TOTAL	$5,186,031	$4,106,368	$3,748,296

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:

Accounts payable	$533,013	$664,375	$683,913

Accrued liabilities	1,175,275	590,779	597,126

Current portion of notes payable and capital leases (Notes 6 and 9)	331,529	2,278

Total current liabilities	2,039,817	1,257,432	1,281,039

NOTES PAYABLE AND CAPITAL LEASES — Net of current portion (Notes 6 and 9)	2,278

Total liabilities	2,042,095	1,257,432	1,281,039

COMMITMENTS AND CONTINGENCIES (Notes 1, 6 and 9) STOCKHOLDERS’ EQUITY (Note 7):

Common stock, $.001 par value — authorized, 45,000,000 shares; 4,162,596, 4,294,292 and 4,544,292 issued and outstanding, respect.	4,162	4,294	4,544

Preferred stock, $.001 par value — authorized, 5,000,000 shares; 0, 0 and 591,850 issued and outstanding, respectively			798,998

Additional paid-in capital	32,183,397	37,562,496	37,048,277

Receivable collectible in cash or common stock		(677,117)	(677,117)

Warrants	3,304,986	874,603	912,009

Accumulated deficit	(32,347,406)	(34,914,137)	(35,618,251)

Common stock in treasury, at cost	(1,203)	(1,203)	(1,203)

Total stockholders’ equity	3,143,936	2,848,936	2,467,257

TOTAL	$5,186,031	$4,106,368	$3,748,296

See notes to consolidated financial statements.

BIONUTRICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended October 31,			Three Months Ended January 31,

	1998	1999	2000	2000	2001

				(unaudited)
REVENUES (Note 1):

Revenue from services	$3,999,408	$2,516,554	$209,098	$130,482

Revenue from product

sales	2,654,496	1,173,193	146,526	57,054	$23,123

Total gross revenues	6,653,904	3,689,747	355,624	187,536	23,123

DISCOUNTS AND ALLOWANCES	302,626	558,262	221,545	36,272	14,635

Net revenues	6,351,278	3,131,485	134,079	151,264	8,488

COST OF REVENUES	7,259,015	2,334,839	165,042	17,382	6,595

Gross (loss) profit	(907,737)	796,646	(30,963)	133,882	1,893

OPERATING EXPENSES:

Selling, general and

administrative (Note 10)	10,328,653	5,939,356	2,573,762	525,842	592,323

Research and development	432,306	368,070	115,400	40,878	15,180

Total operating expenses	10,760,959	6,307,426	2,689,162	566,720	607,503

OPERATING LOSS	(11,668,696)	(5,510,780)	(2,720,125)	(432,838)	(605,610)

OTHER (EXPENSE) INCOME:

Net interest

income/(expense) (Notes 6, 9 and 10)	(127,225)	(25,313)	(31,657)	1,861	6,941

Other income (expense)		(30,237)	211,685

Net loss on investment in

joint venture (Note 11)		(56,814)	(26,634)	(88,083)	(105,446)

Net gain on disposal of

assets (Note 7)	2,553,516

Net other income
(expense)	2,426,291	(112,364)	153,394	(86,222)	(98,505)

NET LOSS	$(9,242,405)	$(5,623,144)	$(2,566,731)	$(519,060)	$(704,115)

WEIGHTED AVERAGE
NUMBER OF COMMON SHARES OUTSTANDING	3,743,352	4,142,931	4,189,794	4,163,543	4,416,998

BASIC AND DILUTED NET

LOSS PER COMMON

SHARE	$(2.47)	$(1.36)	$(0.61)	$(0.12)	$(0.16)

See notes to consolidated financial statements.

BIONUTRICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

				Receivable
	Common Stock		Additional	Collectible in
			Paid-In	Cash or
	Shares	Amount	Capital	Common Stock

BALANCE, NOVEMBER 1, 1997	3,562,882	$3,563	$26,515,816

Issuance of common shares for cash at $25 per share (converted rate) under option agreement, December 1997	1,667	2	41,653

Issuance of common shares for cash at $40 per share, December 1997	16,610	16	664,384

Issuance of common shares for cash at $36.25 per share, February 1998	82,759	83	2,999,917

Cash paid for stock related expenses			(284,135)

Issuance of common shares for services at $31.875 per share, April 1998	2,000	2	63,748

Issuance of common shares for incentive compensation at $33.75 per share, June 1998	984	1	33,222

Issuance of common stock warrants for cash

Issuance of common shares and warrants for cash at $10 per share, August 1998	400,000	400	1,202,464

Issuance of common shares for incentive compensation at $8.75 per share, October 1998	4,286	4	37,496

Amortization of non-employee stock-based compensation, November 1997 -

October 1998 (Note 7)			175,422

Net loss — year ended October 31, 1998

BALANCE, OCTOBER 31, 1998	4,071,187	4,071	31,449,987

Issuance of common shares and warrants for cash at $10 per share, January 1999	50,000	50	215,604

Issuance of common shares for services at $6.25 per share, February 1999	20,000	20	124,980

Issuance of common shares for services at $6.875 per share, February 1999	20,000	20	137,480

Issuance of common stock warrants for services at $20 per share, April 1999

Issuance of common stock warrants for services at $10 per share, August 1999

Issuance of common stock warrants for services at $35 per share, August 1999

Issuance of common shares as consideration for rights granted under an Option agreement at $7.10 per share, October 1999	1,408	1	9,999

Issuance of common stock options as partial consideration for rights granted under a license and sublicense agreement at $10 per share, October 1999			51,574

Amortization of non-employee stock-based compensation, November 1998 — October 1999 (Note 7)			193,773

Net loss — year ended October 31, 1999

BALANCE, OCTOBER 31, 1999	4,162,596	4,162	32,183,397

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Warrants
			Accumulated
	Shares	Amount	Deficit

BALANCE, NOVEMBER 1, 1997			$(17,481,857)

Issuance of common shares for cash at $25 per share (converted rate) under option agreement, December 1997

Issuance of common shares for cash at $40 per share, December 1997

Issuance of common shares for cash at $36.25 per share, February 1998

Cash paid for stock related expenses

Issuance of common shares for services at $31.875 per share, April 1998

Issuance of common shares for incentive compensation at $33.75 per share, June 1998

Issuance of common stock warrants for cash	140,000	$50,000

Issuance of common shares and warrants for cash at $10 per share, August 1998	400,000	2,797,136

Issuance of common shares for incentive compensation at $8.75 per share, October 1998

Amortization of non-employee stock-based compensation, November 1997 -

October 1998 (Note 7)

Net loss — year ended October 31, 1998			(9,242,405)

BALANCE, OCTOBER 31, 1998	540,000	2,847,136	(26,724,262)

Issuance of common shares and warrants for cash at $10 per share, January 1999	100,000	284,346

Issuance of common shares for services at $6.25 per share, February 1999

Issuance of common shares for services at $6.875 per share, February 1999

Issuance of common stock warrants for services at $20 per share, April 1999	20,000	11,603

Issuance of common stock warrants for services at $10 per share, August 1999	20,000	86,907

Issuance of common stock warrants for services at $35 per share, August 1999	6,000	74,994

Issuance of common shares as consideration for rights granted under an Option agreement at $7.10 per share, October 1999

Issuance of common stock options as partial consideration for rights granted under a license and sublicense agreement at $10 per share, October 1999

Amortization of non-employee stock-based compensation, November 1998 — October 1999 (Note 7)

Net loss — year ended October 31, 1999			(5,623,144)

BALANCE, OCTOBER 31, 1999	686,000	3,304,986	(32,347,406)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Common Stock
	in Treasury		Total
			Stockholders'
	Shares	Amount	Equity

BALANCE, NOVEMBER 1, 1997	(240,577)	$(1,203)	$9,036,319

Issuance of common shares for cash at $25 per share (converted rate) under option agreement, December 1997			41,655

Issuance of common shares for cash at $40 per share, December 1997			664,400

Issuance of common shares for cash at $36.25 per share, February 1998			3,000,000

Cash paid for stock related expenses			(284,135)

Issuance of common shares for services at $31.875 per share, April 1998			63,750

Issuance of common shares for incentive compensation at $33.75 per share, June 1998			33,223

Issuance of common stock warrants for cash			50,000

Issuance of common shares and warrants for cash at $10 per share, August 1998			4,000,000

Issuance of common shares for incentive compensation at $8.75 per share, October 1998			37,500

Amortization of non-employee stock-based compensation, November 1997 -

October 1998 (Note 7)			175,422

Net loss — year ended October 31, 1998			(9,242,405)

BALANCE, OCTOBER 31, 1998	(240,577)	(1,203)	7,575,729

Issuance of common shares and warrants for cash at $10 per share, January 1999			500,000

Issuance of common shares for services at $6.25 per share, February 1999			125,000

Issuance of common shares for services at $6.875 per share, February 1999			137,500

Issuance of common stock warrants for services at $20 per share, April 1999			11,603

Issuance of common stock warrants for services at $10 per share, August 1999			86,907

Issuance of common stock warrants for services at $35 per share, August 1999			74,994

Issuance of common shares as consideration for rights granted under an Option agreement at $7.10 per share, October 1999			10,000

Issuance of common stock options as partial consideration for rights granted under a license and sublicense agreement at $10 per share, October 1999			51,574

Amortization of non-employee stock-based compensation, November 1998 — October 1999 (Note 7)			193,773

Net loss — year ended October 31, 1999			(5,623,144)

BALANCE, OCTOBER 31, 1999	(240,577)	(1,203)	3,143,936

(Continued)

BIONUTRICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Convertible Preferred		Common Stock

	Shares	Amount	Shares	Amount

BALANCE, OCTOBER 31, 1999			4,162,596	4,162

Issuance of common shares for incentive compensation at $10 per share, December 1999			1,481	1

Expiration of warrants to purchase common shares, January 2000

Issuance of common shares for incentive compensation at $8.75 per share, March 2000			5,714	6

Issuance of common shares for services at $20 per share, April 2000			17,500	18

Expiration of warrants to purchase common shares, August 2000

Receivable collateralized by common stock, reclassified as contra-equity, August 2000 (Note 7)

Issuance of common shares for fees and expenses of investor at $5 per share, September 2000 (Note 1)			5,000	5

Issuance of common stock warrants in connection with equity line, September 2000 (Note 1)

Issuance of common shares and warrants for cash at $5 per share, September 2000			100,000	100

Issuance of common shares for stock-related expenses, September 2000			2,000	2

Payment for 100,000 shares at $5 per share and stock warrants, October 2000 (Note 1)

Issuance of common stock warrants to replace expired warrants at $10 per share, October 2000

Amended warrant exercise price for the purchase of 20,000 shares of common stock from $10 to $5 per share as consideration for a liability, October 2000

Agreement to issue 60,000 shares to ACH for release of certain contingent obligations under the Master Formation Agreement relating to InCon Processing LLC, October 2000 (Note 1)

Agreement to issue 591,850 shares of Preferred Stock to a director in exchange for extinguishment of notes payable, including accrued interest, of $798,998, October 2000 (Note 1)

Agreement to issue 30,000 shares in satisfaction of a $150,000 debt, October 2000 (Note 1)

Amortization of non-employee stock-based compensation, November 1999 to October 2000 (Note 7)

Net loss — year ended October 31, 2000

BALANCE, OCTOBER 31, 2000			4,294,292	4,294

Issuance of common shares at $5 per share, payment received October 2000 (unaudited)			100,000	100

Issuance of common shares in satisfaction of a $150,000 debt, agreed to October 2000 (unaudited)			30,000	30

Issuance of common shares to ACH, agreed to October 2000 (unaudited)			60,000	60

Issuance of 591,850 shares of Preferred Stock, agreed to October 2000 (unaudited)	591,850	798,998

Issuance of common shares and warrants for cash at $5 per share, pursuant to an equity drawdown facility, January 2001 (unaudited)			60,000	60

Amortization of non-employee stock-based compensation, November 2000 to Jan 2001 (unaudited)

Net loss — three months ended January 31, 2001 (unaudited)

BALANCE, January 31, 2001 (unaudited)	591,850	$798,998	4,544,292	$4,544

[Additional columns below]

[Continued from above table, first column(s) repeated]

		Receivable
	Additional	Collectible in	Warrants
	Paid-In	Cash or
	Capital	Common Stock	Shares	Amount

BALANCE, OCTOBER 31, 1999	32,183,397		686,000	3,304,986

Issuance of common shares for incentive compensation at $10 per share, December 1999	14,813

Expiration of warrants to purchase common shares, January 2000	111,800		(50,000)	(111,800)

Issuance of common shares for incentive compensation at $8.75 per share, March 2000	49,994

Issuance of common shares for services at $20 per share, April 2000	349,982

Expiration of warrants to purchase common shares, August 2000	2,797,136		(400,000)	(2,797,136)

Receivable collateralized by common stock, reclassified as contra-equity, August 2000 (Note 7)		$(677,117)

Issuance of common shares for fees and expenses of investor at $5 per share, September 2000 (Note 1)	24,995

Issuance of common stock warrants in connection with equity line, September 2000 (Note 1)	(95,037)		40,000	95,037

Issuance of common shares and warrants for cash at $5 per share, September 2000	475,897		10,000	24,003

Issuance of common shares for stock-related expenses, September 2000	(2)

Payment for 100,000 shares at $5 per share and stock warrants, October 2000 (Note 1)	471,926		10,000	28,074

Issuance of common stock warrants to replace expired warrants at $10 per share, October 2000	(278,602)		400,000	278,602

Amended warrant exercise price for the purchase of 20,000 shares of common stock from $10 to $5 per share as consideration for a liability, October 2000				52,837

Agreement to issue 60,000 shares to ACH for release of certain contingent obligations under the Master Formation Agreement relating to InCon Processing LLC, October 2000 (Note 1)	300,000

Agreement to issue 591,850 shares of Preferred Stock to a director in exchange for extinguishment of notes payable, including accrued interest, of $798,998, October 2000 (Note 1)	798,998

Agreement to issue 30,000 shares in satisfaction of a $150,000 debt, October 2000 (Note 1)	150,000

Amortization of non-employee stock-based compensation, November 1999 to October 2000 (Note 7)	207,199

Net loss — year ended October 31, 2000

BALANCE, OCTOBER 31, 2000	37,562,496	(677,117)	696,000	$874,603

Issuance of common shares at $5 per share, payment received October 2000 (unaudited)	(100)

Issuance of common shares in satisfaction of a $150,000 debt, agreed to October 2000 (unaudited)	(30)

Issuance of common shares to ACH, agreed to October 2000 (unaudited)	(60)

Issuance of 591,850 shares of Preferred Stock, agreed to October 2000 (unaudited)	(798,998)

Issuance of common shares and warrants for cash at $5 per share, pursuant to an equity drawdown facility, January 2001 (unaudited)	262,534		20,000	37,406

Amortization of non-employee stock-based compensation, November 2000 to Jan 2001 (unaudited)	22,436

Net loss — three months ended January 31, 2001 (unaudited)

BALANCE, January 31, 2001 (unaudited)	$37,048,278	$(677,117)	716,000	$912,009

[Additional columns below]

[Continued from above table, first column(s) repeated]

		Common Stock
		in Treasury		Total
	Accumulated			Stockholders'
	Deficit	Shares	Amount	Equity

BALANCE, OCTOBER 31, 1999	(32,347,406)	(240,577)	(1,203)	3,143,936

Issuance of common shares for incentive compensation at $10 per share, December 1999				14,814

Expiration of warrants to purchase common shares, January 2000

Issuance of common shares for incentive compensation at $8.75 per share, March 2000				50,000

Issuance of common shares for services at $20 per share, April 2000				350,000

Expiration of warrants to purchase common shares, August 2000

Receivable collateralized by common stock, reclassified as contra-equity, August 2000 (Note 7)				(677,117)

Issuance of common shares for fees and expenses of investor at $5 per share, September 2000 (Note 1)				25,000

Issuance of common stock warrants in connection with equity line, September 2000 (Note 1)

Issuance of common shares and warrants for cash at $5 per share, September 2000				500,000

Issuance of common shares for stock-related expenses, September 2000

Payment for 100,000 shares at $5 per share and stock warrants, October 2000 (Note 1)				500,000

Issuance of common stock warrants to replace expired warrants at $10 per share, October 2000

Amended warrant exercise price for the purchase of 20,000 shares of common stock from $10 to $5 per share as consideration for a liability, October 2000				52,837

Agreement to issue 60,000 shares to ACH for release of certain contingent obligations under the Master Formation Agreement relating to InCon Processing LLC, October 2000 (Note 1)				300,000

Agreement to issue 591,850 shares of Preferred Stock to a director in exchange for extinguishment of notes payable, including accrued interest, of $798,998, October 2000 (Note 1)				798,998

Agreement to issue 30,000 shares in satisfaction of a $150,000 debt, October 2000 (Note 1)				150,000

Amortization of non-employee stock-based compensation, November 1999 to October 2000 (Note 7)				207,199
Net loss — year ended October 31, 2000	(2,566,731)			(2,566,731)

BALANCE, OCTOBER 31, 2000	(34,914,137)	(240,577)	(1,203)	2,848,936

Issuance of common shares at $5 per share, payment received October 2000 (unaudited)

Issuance of common shares in satisfaction of a $150,000 debt, agreed to October 2000

(unaudited)

Issuance of common shares to ACH, agreed to October 2000 (unaudited)

Issuance of 591,850 shares of Preferred Stock, agreed to October 2000 (unaudited)

Issuance of common shares and warrants for cash at $5 per share, pursuant to an equity drawdown facility, January 2001 (unaudited)				300,000

Amortization of non-employee stock-based compensation, November 2000 to Jan 2001 (unaudited)				22,436

Net loss — three months ended January 31, 2001 (unaudited)	(704,115)			(704,115)

BALANCE, January 31, 2001 (unaudited)	$(35,618,252)	(240,577)	$(1,203)	$2,467,257

See notes to consolidated financial statements.	(Concluded)

BIONUTRICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended October 31,			Three months ended January 31,

	1998	1999	2000	2000	2001
				(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(9,242,405)	$(5,623,144)	$(2,566,731)	$(704,115)		$(519,060)

Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation and amortization	1,318,360	1,120,358	105,883	14,075		28,450

(Gain) on disposal of assets	(2,553,516)

Loss on investment in joint venture		56,814	26,633	105,447		88,082

Amortization of non-employee stock-based compensation	175,422	193,773	207,199	22,436

Expenses satisfied with issuance of common stock and warrants	134,473	436,004	541,649			14,814

Changes in operating assets and liabilities:

Trade receivables	315,960	33,086	84,907	(5,085)		(30,259)

Inventory	536,404	504,165	159,088	4,555		14,630

Prepaids and other current assets	384,230	47,380	37,559	(9,694)		2,126

Accounts payable	(1,678,595)	(166,437)	131,362	19,538		(94,466)

Accrued liabilities	(904,798)	73,205	(584,496)	6,347		27,777

Net cash used in operating activities	(11,514,465)	(3,324,796)	(1,856,947)	(546,496)		(467,906)

CASH FLOWS FROM INVESTING ACTIVITIES:

Capital expenditures	(1,462,129)	(133,950)	(3,034)

Patents and rights to technology acquired	(125,000)	(15,000)

Proceeds from disposal of fixed assets and patents	4,543,855	3,004,000

Investment in joint venture		(272,244)

Net cash (used in) provided by investing activities	2,956,726	2,582,806	(3,034)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from debt	3,225,000	200,000	900,000			500,000

Proceeds from issuance of stock and warrants	7,756,055	500,000	1,000,000	300,000

Expenses for capital raising	(284,135)

Repayments of debt and capital leases	(2,615,902)	(982,220)	(8,646)	(2,278)		(2,091)

Net cash provided (used in) by financing activities	8,081,018	(282,220)	1,891,354	297,722		497,909

NET INCREASE (DECREASE) IN CASH AND

CASH EQUIVALENTS	(476,721)	(1,024,210)	31,373	(248,774)		30,003

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	2,181,121	1,704,400	680,190	711,563		680,190

CASH AND CASH EQUIVALENTS, END OF YEAR	$1,704,400	$680,190	$711,563	$462,789		$710,193

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION — Cash paid during the period for interest	$149,253	$65,344	$614	$225	$

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:

Conversion of debt to equity			$900,000

Conversion of a contingent liability to equity			$300,000

Net receivable reclassified to equity			$677,117

Contribution of assets to L.L.C		$399,815

Acquisition of equipment under capital leases	$173,808

See notes to consolidated financial statements.

BIONUTRICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information as of January 31, 2001 and for the three-months ended January 31, 2000 and 2001 is unaudited

1.	ORGANIZATION AND BASIS OF PRESENTATION

Bionutrics, Inc. —Bionutrics, Inc. (“Bionutrics”) consists of Bionutrics and its wholly-owned subsidiaries, LipoGenics, Inc. (“LipoGenics”), Bionutrics Health Products, Inc. (“BHP”), Nutrition Technologies Corporation (“Nutrition Technologies”), InCon International Ltd. (“IIN”) and InCon Technologies, Inc. (“InCon”) (collectively referred to as the “Company”).

Bionutrics’ operating strategy has changed from prior years where it manufactured and marketed its products to its current strategy, which is to leverage its core competency of new product development by partnering the manufacturing and marketing of such new products. The Company’s goal is to discover, define and protect its products and technology and to partner manufacturing and marketing. Revenues for the years ended October 31, 2000, 1999 and 1998 are derived primarily from two sources: services and product sales. For the year ended October 31, 2000, revenues from services were primarily attributed to product development and grant research activities. For the years ended October 31, 1999 and 1998, revenues from services were primarily attributed to molecular distillation toll processing of materials for a variety of customers. Revenues from product sales during the year ended October 31, 2000 were entirely from the sales of evolvE®, the Company’s dietary supplement product. Revenues from product sales during the years ended October 31, 1999 and 1998 were primarily attributed to equipment sales as well as the sale of evolvE®.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred cumulative operating losses of $34,914,137 through October 31, 2000, which have been funded through the issuance of stock and debt. The losses incurred to date, the uncertainty regarding the Company’s ability to raise additional capital and the Company’s inability to generate income and positive cash flows from operations may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, maintaining adequate financing, and ultimately to attain successful operations.

Since the Company’s current cash resources and expected cash flow from operations will not be sufficient to fund its operational needs for the next 12 months, it continues to seek additional capital through private equity and bank lines of credit. There can be no assurance that such additional financing will be attainable, or attainable on terms acceptable to the Company. Access by the Company to additional capital will depend substantially upon prevailing market conditions and the financial condition of and prospects for the Company at the time.

Management is continuing its efforts to obtain additional funds through the issuance of common stock in private transactions and management is also continuing its efforts to reposition the Company as a product development company and, as such, is engaged in discussions with several potential marketing partners involving evolvE® and future branded products, including dietary supplements and functional food ingredients. The Company plans to develop, patent, and trademark novel products while its marketing partners will provide the distribution, marketing and sales support. New products are expected to be based on new technology extending beyond a tocotrienol platform.

In June 1999, the Company entered into a 50/50 joint venture with ACH Food Companies, Inc. (“ACH”, formerly known as AC HUMKO CORP.), wherein InCon transferred substantially all of its assets to a newly-formed limited liability company, InCon Processing, L.L.C. (“InCon Processing”), for which it received a payment of $3,000,000 and a 50 percent interest in the joint venture. InCon Processing took over substantially all of the business previously engaged in by InCon relating to toll processing, molecular separation, and the design and sale of molecular separation facilities. InCon Processing expects to utilize the InCon expertise to expand its existing business and to expand its business into processing micronutrients that would be available for food grade products. In connection with this transaction, the remaining amount of goodwill recorded at the date of acquisition of InCon was written off (Note 11). See related issuance of shares later in this footnote.

On September 7, 2000, the Company and a private investor entered into a Common Stock Purchase Agreement (the “Agreement”) for the future issuance and purchase of shares of the Company’s common stock. The Agreement establishes what is sometimes termed as an equity line of credit or an equity draw down facility. The Agreement permits the Company, in its discretion, and subject to certain restrictions, to sell up to an aggregate of 800,000 shares, with the maximum amount for each sale not to exceed $1,000,000 each month, based on a formula of weighted average price and total trading volume for a given period. The period during which the Company can make such sales is two years beginning upon the effective date of a registration statement for the resale of the shares. The price is based on the volume weighted average daily price of the Company’s common stock for the 22 trading days following a draw down notice. The Company can establish a threshold price below which it will not sell shares. The price is discounted by 10 percent, decreasing by .25 percent to 7 percent for each $12,500,000 that the Company’s market capitalization exceeds $60,000,000. In lieu of a minimum draw down commitment, the Company has issued a three-year warrant for the purchase of 40,000 shares of common stock at an exercise price of $7.675 per share, equal to 120 percent of the average volume weighted average daily price for the 15 trading days before the date of issuance of the warrant. In addition, 35 day warrants will be issued in connection with each draw down for the purchase of a number of shares equal to 17.5 percent of the draw down amount divided by the weighted average of the purchase prices during the applicable period. In payment of fees and expenses of the investor, the Company has issued 5,000 shares of its common stock to the investor.

The Company is not permitted to draw down funds if the issuance of shares to the investor pursuant to the draw down facility would result in the investor owning more than 9.9 percent of the Company’s common stock or would require stockholder approval under applicable Nasdaq rules. The agreement contains various termination rights for the investor, including, among others, due to materially adverse changes to the Company.

The Company intends to use the proceeds of the offering for general corporate and working capital purposes.

On September 20, 2000, the Company raised $500,000 in capital through issuance of common stock. This capital stock was issued at $5.00 per share. In conjunction with this issuance, 10,000 warrants were issued with an exercise price of $5.50. These warrants expire on September 20, 2003. Additionally, in connection with this transaction the Company issued 2,000 shares of common stock to the investors as payment for their legal fees, expenses and related disbursements. The agreement allows for a 2 percent penalty to be charged to the Company if such shares are not registered with the SEC on a timely basis.

On October 25, 2000, the Company raised $500,000 in capital through the sale of common stock. This capital stock was subscribed to at $5.00 per share. In conjunction with this issuance, 10,000 warrants were issued with an exercise price of $5.00. These warrants expire on October 24, 2002. These shares were issued on November 28, 2000.

On October 27, 2000, the Company agreed to issue 591,850 shares of its Series A Convertible Preferred Stock as consideration for the cancellation of $798,998 of debt owed under certain promissory notes dated December 22, 1999 and June 19, 2000 to a director. The shares have an annual cumulative dividend of $0.108 per share, a liquidation rate of $1.35 per share and each share is convertible to one-fifth share of Common Stock on or after October 27, 2001. The shares are also redeemable by the Company at any time at $6.75 per share. These shares were issued on December 6, 2000.

On October 28, 2000, the Company agreed to issue 30,000 shares of its Common Stock as consideration for the release of its obligation to repay a $150,000 Bridge Loan the Company received on April 7, 2000. Under the agreement, the Company has the right to repurchase the shares at fair market value, between $5.00 and $15.00, for three years.

On October 30, 2000, the Company agreed to issue 60,000 shares of its Common Stock to ACH as consideration for the release of certain contingent obligations under the Master Formation Agreement and Members Agreement related to the formation of their 50/50 joint venture, InCon Processing.

On October 30, 2000, the Company issued 400,000, 1 year warrants with an exercise price of $10.00 to ACH. These warrants were issued to effectively extend the exercise period for the original warrants issued to ACH that expired August 14, 2000, as the Company wishes to extend the period during which ACH may obtain an additional equity interest in the Company.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation — The consolidated financial statements include the accounts of Bionutrics and its wholly-owned subsidiaries, LipoGenics, Inc., Bionutrics Health Products, Inc., InCon Technologies, Inc. and Nutrition Technology Corp. All significant intercompany balances and transactions have been eliminated.

Unaudited Interim Financial Statements — The financial information at January 31, 2001 and for the three months ended January 31, 2000 and 2001 is unaudited but includes all adjustments (consisting of only normal recurring adjustments) that the Company considers necessary for a fair presentation of its financial position at such date and the operating results and cash flows for those interim periods. Results for the three months ended January 31, 2001 are not necessarily indicative of results that may be expected for the year ending October 31, 2001.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reverse Stock Split — At the close of business on May 29, 2001, the Company effected a one-for-five reverse stock split, as approved by a majority vote of the Company’s stockholders. All common stock and per share data included in these financial statements have been restated to give effect to the reverse stock split.

Cash and Cash Equivalents — The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash and cash equivalents.

Inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

Property and Depreciation — Property is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the individual assets. The estimated useful lives of depreciable assets are:

Asset Type	Estimated Useful Life
Equipment, furniture and fixtures	3-10years

Leasehold improvements	10years

Capitalized software	3years

Leased equipment	3years

Leasehold improvements and leased equipment are amortized over the lessor of the lease life or the useful life of the asset. Expenditures of a repair and maintenance nature are expensed when incurred.

Revenue — The Company generally recognizes product revenue at the time of shipment to the customer. Revenues from the sale of consignment inventory is recognized upon notification from third parties. Revenues from services are recorded at the time service is rendered and/or reimbursable expenses are incurred. Provisions for returns and other adjustments are provided for in the same period the related sales are recorded.

The Company had one customer that accounted for approximately 28 percent of total revenues for the year ended October 31, 2000 and two customers that accounted for approximately 67 percent and 52 percent of total revenues for the years ended October 31, 1999 and 1998, respectively.

Patents — Legal and other costs related to patent applications are expensed as incurred. Patents which are acquired are amortized using a straight-line basis over 17 years commencing at the date patent approval is obtained or the remaining life at the time of acquisition. Patents currently capitalized relate to both the processes and products associated with the Company’s business.

Income taxes are accounted for under the asset and liability approach, which can result in recording tax provisions or benefits in periods different from the periods in which such taxes are paid or benefits realized. Deferred federal income taxes result principally from certain tax carryforwards that are recognized for financial reporting purposes in different years than for income tax reporting purposes. Deferred tax assets were fully offset by a valuation allowance in 2000, 1999, and 1998.

Research and Development — The cost of research and development is charged to expense as incurred.

Fair Value of Financial Instruments — The fair values of cash, trade and notes receivable (except for the receivable which is classified as contra-equity for which a fair market value is indeterminable), accounts payable, accrued liabilities and notes payable approximate the carrying value due to the short-term nature of these instruments.

Stock options and warrants granted to consultants or independent contractors have been accounted for in accordance with the fair value method of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation. In accordance with Accounting Principles Board Opinion (“APB”) No. 25, options granted to employees of the Company are recorded as expense, based on the difference, if any, between the fair market value of the stock, on the date of grant and the option’s exercise price. No compensation cost was recognized in the Company’s consolidated statements of operations for employee-based options and warrants for 2000, 1999 or 1998.

Loss per Share — Basic earnings per share (“EPS”) excludes potential dilution from stock options, warrants and other securities or contracts to issue common stock. Diluted EPS takes into account the potential issuance of these shares in the calculation of EPS. Due to losses from continuing operations for the years ended October 31, 2000, 1999, and 1998, and the three months ended January 31, 2000 and 2001, the Company has concluded that issuance of any additional shares would be antidilutive and, therefore, a dual presentation is not required. There were 1,198,363, 1,072,029 and 991,596 shares considered antidilutive for the years ended October 31, 2000, 1999 and 1998, respectively and there were 1,072,029 and 1,336,733 shares considered antidilutive for the three months ended January 31, 2000 and 2001, respectively.

New Accounting Pronouncement — In June 1998, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires that an enterprise recognize certain derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The statement is effective for the Company’s fiscal year beginning November 1, 2000. SFAS No. 133 is not expected to have a material impact on the Company’s consolidated financial statements.

Reclassifications — Certain reclassifications have been made to the prior years financial statements to conform to the current year presentation.

3.	INVENTORY

Inventory consists of the following:

	October 31,		January 31,

	1999	2000	2001
			(unaudited)
Work in process	$107,733

Finished goods	151,756	$100,401	$95,846

Total	$259,489	$100,401	$95,846

4.	PROPERTY AND EQUIPMENT

The components of property and equipment consist of the following:

	October 31,		January 31,

	1999	2000	2001
			(unaudited)
Equipment, furniture and fixtures	$259,034	$262,068	$262,068

Leasehold improvements	41,444	41,444	41,444

Capitalized software	30,181	30,181	30,181

Leased equipment under capital lease (Note 8)	24,354	24,354	24,354

Property and equipment — gross	355,013	358,047	358,047

Less accumulated depreciation and amortization	(264,354)	(342,573)	(349,732)

Property and equipment — net	$90,659	$15,474	$8,315

5.	LONG-TERM RECEIVABLE

The long-term receivable represents a trade receivable acquired from InCon in connection with the purchase of InCon by the Company. As $263,071 of this receivable remains uncollected as of October 31, 2000, the Company has reclassified this receivable to long-term but still considers the amount to be fully collectible.

6.	NOTES PAYABLE

At October 31, 1999, the Company had $322,883 outstanding as note payable. Payment of this note, which is due to Rye, a party related through stock ownership, is contingent upon collection of a certain receivable. The Company has reclassified such receivable, net of this note, to stockholders’ equity for the year ended October 31, 2000 (Note 7).

7.	STOCKHOLDERS’ EQUITY

The Company effected a one-for-five reverse stock split at the close of business on May 29, 2001. All share numbers and per share data amounts in the Company’s consolidated financial statements reflect the reverse split.

At October 31, 2000, the Company had four agreements for stock to be issued. These future stock issuances are composed of the following:

•	30,000 shares to an unrelated third party as repayment for a $150,000 bridge loan received during April 2000.

•	60,000 shares to ACH as consideration for the release of certain contingent obligations under the Master Agreement and Members Agreement related to the formation of their 50/50 joint venture, InCon Processing.

•	591,850 shares of Series A Convertible Preferred Stock to a director as consideration for previously borrowed funds of $750,000, plus accrued interest of $48,998.

•	100,000 shares sold for $5.00 per share on October 25, 2000.

At October 31, 2000, the Company had $677,117 as a net receivable collateralized by 280,000 shares of the Company’s common stock. This amount represents a receivable acquired from InCon in connection with the acquisition of InCon by the Company. As this receivable is dependent on future actions by a customer which have not occurred, but is collateralized by the Company’s stock, management has elected to reclassify it to stockholders’ equity. This receivable has been reduced by the note payable to Rye of $322,883, as the payment of that note is contingent upon collection of the receivable.

In August 1998, ACH acquired 400,000 shares of the Company’s common stock for $10.00 per share. ACH also acquired Bionutrics’ rice bran processing technology for $2,000,000. The technology transfer gives ACH the exclusive right to use and practice Bionutrics’ proprietary rice bran processing technology in North America, with Bionutrics retaining the right to use and practice the technology worldwide, other than in North America. Bionutrics acquired a perpetual profit sharing interest in ACH’s rice bran business. As of October 31, 2000, the Company has received $0 in connection with this agreement.

In February 1998, Novartis Nutrition acquired exclusive worldwide rights to evaluate the Company’s Clearesterol™ complex for potential application as a functional food ingredient. The evaluation right was acquired as part of a $3,000,000 stock investment in Bionutrics.

At October 31, 1996, the Company authorized 380,000 shares of common stock for issuance under its Nonqualified 1996 Stock Option Plan (the “1996 Plan”) to key personnel, consultants and independent contractors. On December 12, 1997, an additional 190,000 shares of common stock were authorized for issuance under the 1996 Plan, for a total of 570,000 authorized as of October 31, 1998. The incentive stock options are granted to purchase common stock at 100 percent (110% for an optionee who is a 10% stockholder) of the fair market value of the stock on the date of grant. Stock options are granted to purchase common stock at a price determined by the plan administrator and can be exercisable for a period of up to ten years from the date of grant (five years for an option granted to a 10% stockholder). All participants are eligible to receive stock awards and stock appreciation rights, as to be determined by the Company’s Board of Directors. No stock awards or stock appreciation rights have been granted under the plan.

Dividend Policy — The Company has not declared or paid any cash dividends on its common stock and does not intend to declare or pay any cash dividend in the foreseeable future. The payment of dividends, if any, is within the discretion of the Board of Directors and will depend on the Company’s earnings, if any, its capital requirements and financial condition and such other factors as the Board of Directors may consider.

Employee Stock-Based Compensation — A summary of transactions for employee stock options and warrants for the years ended October 31, 2000, 1999 and 1998 and for the three months ended January 31, 2001 is as follows:

	Number	Option	Weighted Average
	of	Price	Remaining	Exercise
	Shares	Range	Life	Price

Options outstanding at October 31, 1997	405,249	$6.80 - $45.65	3.9	$27.95

Options granted	76,400	$20.00 - $25.00

Warrants granted	140,000	$16.25 - $20.00

Options canceled	(46,720)	$25.00

Options and warrants outstanding at

October 31, 1998	574,929	$6.80 - $25.00	4.84	$20.40

Options granted	12,000	$10.00 - $20.00

Options canceled	(144,900)	$20.00 - $25.00

Options and warrants outstanding at

October 31, 1999	442,029	$6.80 - $25.00	4.33	$20.05

Options granted	123,000	$8.75 - $18.15

Options canceled	(60,000)	$20.00

Options and warrants outstanding at

October 31, 2000 and January 31, 2001	505,029	$6.80 - $25.00	3.62	$17.45

Options available for future grant

under the 1996 Plan	99,820

On September 17, 1998, the compensation committee of the Board of Directors reduced the exercise price for options held by employees who were not Directors to $20.00. None of the other terms was modified.

Nonemployee Stock-Based Compensation — A summary of transactions for nonemployee stock options and warrants for the years ended October 31, 2000, 1999 and 1998 and for the three months ended January 31, 2001 is as follows:

	Number	Option	Weighted Average
	of	Price	Remaining	Exercise
	Shares	Range	Life	Price
Options and warrants outstanding

at October 31, 1997	131,667	$12.50 - $25.00	8.0	$17.00

Warrants issued	400,000	$10.00	1.8	$10.00

Warrants canceled	(120,000)	$12.50 - $20.00	—	$16.25

Options issued	6,667	$20.00	1.7	$20.00

Options exercised	(1,667)	$25.00	—	$25.00

Options and warrants outstanding

at October 31, 1998	416,667	$10.00 - $25.00	1.9	$10.50

Warrants issued	196,000	$10.00 - $35.00	1.0	$12.40

Warrants canceled	(50,000)	$10.00	—	$10.00

Options issued	77,334	$10.00 - $25.00	2.2	$16.40

Options canceled	(10,000)	$20.00	—	$20.00

Options and warrants outstanding

at October 31, 1999	630,001	$10.00 - $35.00	1.2	$11.85

Warrants issued	460,000	$5.00 - $10.00	1.2	$9.60

Warrants canceled	(450,000)	$10.00

Options issued	60,000	$10.00	2.4	$10.00

Options canceled	(6,667)	$20.00

Options and warrants outstanding

at October 31, 2000	693,334	$5.00 - $35.00	1.3	$11.15

Warrants issued	20,000	$5.00	2.9	$5.00

Options and warrants outstanding

at January 31, 2001	713,334	$5.00 - $35.00	1.1	$10.55

As of January 31, 2001:

Exercisable options	124,000			$16.00

Exercisable warrants	576,000			$9.40

In accordance with the methodology prescribed under SFAS No. 123, pro forma compensation cost for the employee stock options for 2000, 1999 and 1998 was estimated to be $618,098, $1,345,661 and $3,807,706, respectively.

Had the Company elected to recognize the above-mentioned compensation cost in 2000, 1999 and 1998, loss from continuing operations would be $3,154,829, $6,968,805 and $13,050,111, respectively, and the basic net loss per share would be $.75, $1.70 and $3.50, respectively.

In accordance with the methodology prescribed under SFAS No. 123, the Company recognized $207,199, $193,773 and $175,422 of compensation expense to the nonemployee stock options in the 2000, 1999 and 1998 consolidated statements of operations, respectively.

The fair value of each employee-nonemployee option and warrant was calculated on the date of grant using the Black-Scholes pricing model with the following weighted average assumptions:

	Risk Free	Volatility	Option	Dividend
	Interest	Rate	Lives	Yield

2000	5.63%	68%	3	0

1999	5.15%	71%	3	0

1998	4.83%	117%	3	0

8.	INCOME TAXES

At October 31, 2000, the Company has net operating loss carryforwards for federal income tax purposes of approximately $30,256,733 which expire on various dates through 2020. The deferred tax assets related to such totaled approximately $11,974,000 and $10,839,000 at October 31, 2000 and 1999, respectively, and were offset by a valuation allowance.

The difference between the statutory tax rate and the Company’s effective tax rate is due to the nonrecognition of tax benefits from operating losses due to their uncertainty of recoverability.

9.	LEASES

The Company has operating leases for office space, vehicles and equipment which expire on various dates through January 31, 2003. Total rental expense was approximately $207,000, $510,000 and $794,000 for fiscal years 2000, 1999 and 1998, respectively. Future minimum lease payments under noncancelable operating leases at October 31, 2000 are as follows:

2001	$178,747

2002	181,825

2003	45,456

Total	$406,028

10.	RELATED PARTY

Various stockholders have provided consulting and other administrative services to the Company. Expense for the years ended October 31, 2000, 1999 and 1998 was approximately $0, $141,000 and $510,000, respectively, and was included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Interest paid to stockholders in connection with outstanding notes described in Note 6 was approximately $63,557 and $45,475 for the years ended October 31, 1999 and 1998, respectively. No interest was paid to stockholders during 2000.

11.	INVESTMENT IN JOINT VENTURE

InCon Processing is a limited liability company formed in July 1999, in which the Company is a 50 percent member, as noted in Note 1. The Company accounts for this investment using the equity method.

InCon Processing had three customers which accounted for approximately 93 percent of total revenues for the 3-month period ended January 31, 2001, 63 percent of total revenues for the 12-month period ended October 31, 2000 and 73 percent of total revenues for the four-month period ended October 31, 1999.

The following represents summarized financial information of InCon Processing at January 31, 2001, October 31, 2000 and 1999, and for the 3-month period ended January 31, 2001, the 12-month period ended October 31, 2000 and the four-month period ended October 31, 1999:

	January 31,	October 31,

(dollars in thousands)	2001	2000	1999

Assets

Cash and cash equivalents	$799	$659	$436

Accounts receivable	272	634	491

Property, plant and equipment and other — net	4,348	4,369	4,750

Total	$5,419	$5,662	$5,677

Liabilities and Members’ Capital

Accounts payable and other liabilities	$269	$301	$263

Members’ capital	5,150	5,361	5,414

Total	$5,419	$5,662	$5,677

Operations

Revenues	$816	$5,403	$1,675

Expenses	1,027	5,456	1,788

Net loss	$(211)	$(53)	$(113)

12.	EMPLOYEE BENEFIT PLAN

The Company has a defined contribution plan under Section 401(k) of the Internal Revenue Code. Each participant may elect to defer up to 15 percent of his or her compensation and have such amounts matched with common stock of the Company at a rate of 50 percent for the first 6 percent contributed. The Company recognized expenses under this plan of approximately $10,000, $49,000 and $130,000 during the years ended October 31, 2000, 1999 and 1998, respectively.

13.	SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

Consolidated quarterly financial information for 2001, 2000, 1999 and 1998 is as follows:

				Basic Net
			Net	Earnings
	Gross	Gross	Earnings	(Loss)
	Revenues	Profit (Loss)	(Loss)	Per Share

2001

First quarter	$23,123	$1,893	$(704,115)	$(0.16)

2000

First quarter	$187,536	$133,882	$(519,060)	$(0.12)

Second quarter	75,915	11,967	(961,014)	(0.24)

Third quarter	67,943	(89,249)	(634,208)	(0.15)

Fourth quarter	24,230	(87,563)	(452,449)	(0.10)

Total	$355,624	$(30,963)	$(2,566,731)	$(0.61)

1999

First quarter	$1,134,817	$71,464	$(1,634,988)	$(0.41)

Second quarter	1,647,910	522,329	(1,495,739)	(0.35)

Third quarter	836,891	190,787	(1,467,222)	(0.35)

Fourth quarter	70,129	12,066	(1,025,195)	(0.25)

Total	$3,689,747	$796,646	$(5,623,144)	$(1.36)

1998

First quarter	$1,794,942	$(196,557)	$(3,336,407)	$(0.95)

Second quarter	1,584,660	(335,887)	(3,772,764)	(1.06)

Third quarter	1,767,295	(269,677)	(2,651,686)	(0.71)

Fourth quarter	1,507,007	(105,616)	518,452	0.25

Total	$6,653,904	$(907,737)	$(9,242,405)	$(2.47)

14.	SUBSEQUENT EVENT

On December 30, 2000 (effective December 20, 2000), the Company entered into a Common Stock Purchase Agreement (the “Agreement”) for the future issuance and purchase of shares of the Company’s Common Stock. This new Agreement is with Ropart Investments LLC, of which Robert B. Goergen, a director of Bionutrics, is also a managing member. The Agreement establishes what is sometimes termed as an equity line of credit or an equity draw down facility. The Agreement permits the Company to sell up to an aggregate of 100,000 shares at $5.00 per share, based on a minimum investment amount of $100,000 and a maximum investment amount of $500,000. The period during which the Company can make such sales begins December 20, 2000 and terminates December 31, 2001. In lieu of a minimum draw down commitment by the Company, the Company has issued a three-year warrant for the purchase of 14,000 shares of Common Stock at an exercise price of $5.00 per share. In addition, three-year warrants will be issued in connection with each draw down for the purchase of a number of shares equal to 10 percent of the shares purchased at such draw down. In the event the Company does not exercise its right to fully draw down under this Agreement, then on the Termination date, Investor shall have the right to purchase up to 20,000 shares of Common Stock at $5.00 per share, such number of shares together with shares purchased pursuant to draw downs not to exceed 100,000 shares of Common Stock. In connection with the Agreement, the Company amended the January 28, 1999 warrant agreement for the purchase of 50,000 shares of the Company’s Common Stock at $10.00 per share. The original expiration date of December 31, 2000 was extended one year to December 31, 2001.

* * * * * *

BIONUTRICS, INC.

VALUATION AND QUALIFYING ACCOUNTS
(in thousands)

		Additions
	Balance at	Charged to Costs		Balance at
Description	Beginning of Year	and Expenses	Deductions	End of Year

Year ended October 31, 1998

Allowance for doubtful accounts	$23	$49	$0	$72

Year ended October 31, 1999

Allowance for doubtful accounts	$72	$5	($28)	$49

Year ended October 31, 2000

Allowance for doubtful accounts	$49	$1	($2)	$48

It is the Company’s policy that certain return claims are posted directly to accounts payable rather than flowing through the allowance account. However, as all returns are debited to the returns and allowances expense account, there is no impact to the P & L as a result of this treatment

Year ended October 31, 1998

Provision for returns	$17	$79	($60)	$36

Year ended October 31, 1999

Provision for returns	$36	$283	($58)	$261

Year ended October 31, 2000

Provision for returns	$261	$118	($43)	$336

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

TABLE OF CONTENTS

Prospectus Summary	1

Risk Factors	2

Use of Proceeds	10

Price Range of Common Stock	10

Dividend Policy	11

Selected Consolidated Financial Data	12

Management’s Discussion and Analysis of Financial Condition and Results of Operations	13

Business	19

Management	31

Certain Relationships and Related Transactions	35

Security Ownership of Principal Stockholders, Directors and Named Executive Officers	37

Description of Capital Stock	39

Shares Eligible for Future Sale	40

Common Stock Purchase Agreement	40

Selling Stockholders and Plan of Distribution	45

Legal Matters	47

Experts	47

Where You Can Find More Information	47

Consolidated Financial Statements	F-1

845,000 Shares

Bionutrics, Inc.

Common Stock

PROSPECTUS

,2001

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

      The following table sets forth the expenses in connection with the offering described in the Registration Statement. All such expenses are estimates except for the SEC registration fee.

SEC registration fee	$893.25

Accountants’ fees and expenses	10,000.00	*

Legal fees and expenses	35,000.00	*

Printing and engraving expenses	5,000.00	*

Miscellaneous fees	106.25	*

Total	$51,000.00	*

* To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

      Our restated articles of incorporation provide that none of our directors or officers shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer, except that a director or officer shall be liable, to the extent provided by applicable law, (1) for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (2) for the payment of dividends in violation of restrictions imposed by Section 78.300 of the Nevada GCL. The effect of this provision in our restated articles of incorporation is to eliminate the rights of us and our stockholders, either directly or through stockholders’ derivative suits brought on behalf of our company, to recover monetary damages from a director or officer for breach of the fiduciary duty of care as a director or officer except in those instances provided under the Nevada GCL.

      In addition, we have adopted provisions in our bylaws that require us to indemnify our directors, officers, and certain other representatives against expenses, liabilities, and other matters arising out of their conduct on our behalf, or otherwise referred to in or covered by applicable provisions of the Nevada GCL, to the fullest extent permitted by the Nevada GCL.

      Section 78.751 of the Nevada GCL provides that a corporation may indemnify our directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with an action, suit or proceeding in which the director or officer has been made or is threatened to be made a party, if the director or officer acted in good faith and in a manner which the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reason to believe the director’s or officer’s conduct was unlawful. Any such indemnification may be made by the corporation only as ordered by a court or as authorized in a specific case upon a determination made in accordance with the Nevada GCL that such indemnification is proper in the circumstances.

      Indemnification may not be made under the Nevada GCL for any claim, issue, or matter as to which the director or officer has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines that in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

      To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding or in defense of any claim, issue, or matter therein, the director or officer must be indemnified under the Nevada GCL by the corporation against expenses, including attorneys’ fees, actually and reasonably incurred by the director or officer in connection with the defense.

Item 15. Recent sales of Unregistered Securities.

      On May 11, 2001, the company issued 2,782 restricted shares of its common stock to Stephen Friedman at $3.84 per share for consulting services rendered.

      On March 28, 2001, the company issued 6,095 restricted shares of its common stock to Research Works at $3.30 per share for investor relations services.

      Effective December 20, 2000, we entered into a common stock purchase agreement for the future issuance and purchase of shares of the company’s common stock with Ropart Investments LLC, of which Robert B. Goergen, a director of Bionutrics, is also a managing member. The agreement permits the company to sell up to an aggregate of 100,000 shares at $5.00 per share, based on a minimum investment amount of $100,000 and a maximum investment amount of $500,000. The period during which the company can make such sales begins December 20, 2000 and terminates December 31, 2001. In lieu of a minimum draw down commitment by the company, the company has issued a three-year warrant for the purchase of 14,000 shares of common stock at an exercise price of $5.00 per share. In addition, three-year warrants will be issued in connection with each draw down for the purchase of a number of shares equal to 10 percent of the shares purchased at such draw down. In the event the company does not exercise its right to fully draw down under this agreement, then on the termination date, Ropart will have the right to purchase up to 20,000 shares of common stock at $5.00 per share, such number of shares together with shares purchased pursuant to draw downs not to exceed 100,000 shares of common stock. In connection with the agreement, the company amended the January 28, 1999 warrant agreement for the purchase of 50,000 shares of the company’s common stock at $10.00 per share. The original expiration date of December 31, 2000 was extended one year to December 31, 2001. In January 2001, we issued 60,000 shares at $5.00 per share pursuant to a draw down on this facility and issued three year warrants for 6,000 shares at an exercise price of $5.00. In April we issued 40,000 shares at $5.00 per share and issued three year warrants for 4,000 shares at an exercise price of $5.00.

      On October 30, 2000, the company agreed to issue 60,000 shares of its common stock to ACH as consideration for the release of certain contingent obligations under the Master Formation Agreement and Members Agreement related to the formation of their 50/50 joint venture, InCon Processing.

      On October 30, 2000, the company issued 400,000 one year warrants with an exercise price of $10.00 to ACH. These warrants were issued to effectively extend the exercise period for the original warrants issued to ACH that expired August 14, 2000.

      On October 28, 2000, the company agreed to issue 30,000 shares of its common stock as consideration for the release of its obligation to repay a $150,000 Bridge Loan the company received on April 7, 2000. Under the agreement, the company has the right to repurchase the shares at fair market value, between $5.00 and $15.00, for three years. These shares were issued on December 13, 2000.

      On October 25, 2000, the company entered into an agreement to issue 100,000 shares of common stock at a price of $5.00 per share, for a total of $500,000. In conjunction with this issuance, 10,000 warrants were issued with an exercise price of $5.00. These warrants expire on October 24, 2002. These shares were issued on November 28, 2000.

      On September 20, 2000, the company issued 100,000 shares of common stock at a price of $5.00 per share, for a total of $500,000. In conjunction with this issuance, 10,000 warrants were issued with an exercise price of $5.50. These warrants expire on September 20, 2003. Additionally, in connection with this transaction the company issued 2,000 shares of common stock to the investors as payment for their legal fees, expenses and related disbursements.

      On September 7, 2000, the company and Justicia entered into a common stock purchase agreement for the future issuance and purchase of shares of the company’s common stock. The Agreement permits the company in its sole discretion, and subject to certain restrictions, to sell up to an aggregate of 800,000 shares, with the maximum amount for each sale not to exceed $1,000,000 based on a formula of weighted average price and total trading volume for a given period. The period during which the company can make such sales is for a two-year period beginning upon the effective date of a registration statement for the resale of the shares. The price is based on the volume weighted average daily price of the company’s common stock for the 22 trading days prior to the draw down. The company can establish a threshold price below which it will not sell shares. The price is discounted by 10%, decreasing by .25% to 7% for each $12,500,000 that the Company’s market capitalization exceeds $60,000,000. In lieu of a minimum draw down commitment, the Company has issued a three-year warrant for the purchase of 40,000 share of common stock at an exercise price of $7.675, equal to 120% of the average volume weighted average daily price for the 15 trading days before the date of issuance of the warrant. In payment of fees and expenses of the investor, the Company has issued 5,000 shares of its common stock to the investor.

      In April 2000, the company issued 17,500 shares of common stock valued at $20.00 per share to Anicet Alexandre for consulting services performed for the company.

      On March 10, 2000, the company issued 5,715 shares of common stock valued at $8.75 per share to Ronald H. Lane which represented one-half of the bonus payable to him for fiscal 1999.

      On December 29, 1999, the company issued 1,482 shares of common stock to Ronald H. Lane which represented the balance due of the accrued bonus for fiscal 1997.

      On December 29, 1999, and June 19, 2000, Mr. Milt Okin extended unsecured loans to the company in the amounts of $500,000, and $250,000, respectively, with interest at 9.5% per annum. On October 27, 2000, the company agreed to issue 591,850 shares of its series A convertible preferred stock as consideration for the cancellation of the loans, including $48,998 of accrued interest. The preferred shares have an annual cumulative dividend of $0.108 per share, a liquidation rate of $1.35 per share and each share is convertible to one-fifth share of common stock on or after October 27, 2001. The preferred shares are also redeemable by the company at any time at $1.35 per share. These preferred shares were issued on December 6, 2000.

      On December 1, 1999, the company issued 20,000 options to purchase common stock at an exercise price of $8.75 to William McCormick, a director, as consideration for services rendered and to be rendered to the company. These five-year options became fully vested on December 1, 2000.

      In October 1999, the company issued 20,000 options as partial consideration for rights granted under a license and sublicense agreement. These options became exercisable at the grant date, have a 3 year life and are exercisable at $35.00 per share.

      In October 1999 the company issued 1,409 shares of common stock as consideration for rights granted under an option agreement for certain technology at $7.10 per share.

      In August 1999, the company issued 26,000 warrants in exchange for financial advisory services rendered, or to be rendered, to the company. Of these warrants, 20,000 are exercisable at $10.00 per share and 6,000 are exercisable at $35.00 per share. All of these warrants expire November 2003.

      In April 1999, the company issued warrants to Affiliates of the Shemano Group exercisable at any time until April 9, 2001 for the purchase of an aggregate of 20,000 shares of common stock at $20.00 per share.

      In March 1999, the company issued 20,000 restricted shares of common stock to HSBC Securities at $6.90 per share for investment banking services.

      In February 1999, the company issued 20,000 shares of common stock to William McCormick at the fair market value of $6.25 per share in connection with services to be performed for fiscal 1999.

      In January 1999, the company sold 50,000 shares of common stock at $10.00 per share and 150,000 warrants exercisable at $10.00 per share to Ropart Investments, LLC, of which Robert B. Goergen is a managing member. At the end of fiscal 2000, 100,000 warrants had expired unexercised. As of the date hereof, 50,000 remain outstanding with an expiration date of December 31, 2001.

      In November 1998, the company issued warrants to purchase 20,000 shares of common stock to Cameron Associates, Inc. at an exercise price of $10.00 per share. In October 2000, the exercise price as reduced to $5.00 per share.

      On August 14, 1998, the company closed on the sale to AC Humko Corp. of (a) $4 million of the company’s common stock at $10 per share (400,000 shares) and (b) $2 million of rice bran processing technology for AC Humko’s restricted use in North America. AC Humko was issued two-year warrants for the purchase of 400,000 shares of common stock exercisable at $10.00 per share. On October 6, 1998, the company received $2.5 million in cash for the sale of certain rice bran oil processing and related assets held by the company’s subsidiary, Nutrition Technology Corporation of West Monroe, Louisiana. This represented the final payment pursuant to the transaction with AC Humko. The company acquired a perpetual profit-sharing interest in AC Humko’s rice bran business. AC Humko received from the company the exclusive right to use and practice the company’s proprietary rice bran processing technology in North America, with the company retaining the right to use and practice the technology worldwide other than in North America. As part of the transaction, AC Humko will function as the exclusive supplier to registrant of certain rice bran products. In connection with the transaction, Daniel Antonelli, CEO of AC Humko, joined the company’s board on September 17, 1998.

      On August 7, 1998, in connection with a prior purchase of the company’s common stock, Mr. William M. McCormick, a director, acquired warrants to purchase 20,000 shares of the company’s common stock at $20.00. These warrants expire August 6, 2003. Also on August 7, 1998, in connection with a prior purchase of the company’s common stock, Mr. McCormick acquired warrants to purchase 120,000 shares of the company’s common stock at $16.25 per share. These warrants expire August 6, 2008. On October 7, 1998, Mr. McCormick cancelled an aggregate of 120,000 warrants to acquire the company’s common stock that were issued to Mr. McCormick in 1996.

      In August 1998, the company issued 400,000 shares of common stock at $10.00 per share pursuant to the stock purchase agreement with AC Humko. The company issued 400,000 2 year warrants to purchase shares of common stock at $10.00 per share to AC Humko.

      In April 1998, the company issued 2,000 shares of common stock valued at $31.875 per share for financial advisory services to The Shemano Group.

      In March 1998, the company issued warrants to IK Biotech, Inc. for the purchase of 6,000 shares of common stock at an exercise price of $35.00 per share.

      In February 1998, the company sold 82,759 shares of common stock to Novartis at $36.25 a share.

      In February 1998, under an agreement, Novartis Nutrition made an initial investment in our company by purchasing $3 million of our common stock at $36.25 per share and has been granted exclusive worldwide rights to evaluate our patented technology and rice bran-derived products for potential application as functional food ingredients.

      In December 1997, the company sold an aggregate of 16,610 shares of common stock at $40.00 per share to three directors, Messrs. Okin, Salser, and McCormick.

      In connection with the merger of a subsidiary of Nutrition Technology with InCon, the company acquired certain business opportunities and by license agreement certain technology of entities related to InCon. Also in connection with this merger, the company issued a total of 280,000 shares of restricted common stock to the sole shareholder of InCon, a limited liability company one of whose members is John R. Palmer, an executive officer of the company. Mr. Palmer has a beneficial interest in 36,000 of such shares.

      The sales and issuances of the securities in the transactions listed above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2). Appropriate legends have been placed on the documents evidencing the securities and investment representations were obtained from the purchasers. All purchasers of securities either received adequate information about our company or had access, through employment or other relationships, to such information and were sophisticated investors. All such securities issued pursuant to such exemption are restricted securities as defined in Rule 144(a)(3) promulgated under the Securities Act.

Item 16. Exhibits.

(a)	Exhibits

3.1	Restated Articles of Incorporation (1)

3.2	Articles of Amendment to the Articles of Incorporation (1)

3.3	Bylaws (1)

4.1	Form of Certificate evidencing shares of common stock (1)

5	Opinion of Greenberg Traurig, LLP*

10.1	Option granted to Hunt-Wesson, Inc. by LipoGenics, Inc., dated July 1992 (1)

10.2	Agreement dated October 1995 between the company and Milton Okin, Kenneth Okin, Robert Okin and Nicki Closset and Amendment to agreement dated October 1995 (1)

10.3	Agreement between the company and C. Everett Koop for the purchase of 4,000 shares of common stock and the issuance of 36,000 options dated October 1995 (1)

10.4	Additional Secured Loan Agreement dated March 1996 between the company and Milton Okin (1)

10.6	Stock Purchase Agreements dated September 16, 1996 and October 31, 1996 between the company and Spanswick Limited(1)

10.7	1996 Stock Option Plan, as amended through March 26, 1998 (7)

10.8	Form of Stock Purchase Agreement and Subscription Application entered into between the company and certain European investors in January and March 1997 pursuant to Regulation S (3)

10.9	Form of Stock Purchase Agreement entered into between the company and an institutional investor in September 1997 (3)

10.10	Form of Stock Purchase Agreement and Note between the company and two overseas investors in October 1997 (3)

10.11	Employment Agreement between the Registrant and John R. Palmer (3)

10.13	Agreement and Plan of Merger by and among InCon Technologies, Inc., InCon Holdings, LLC, Bionutrics, Inc. and BNRX, Inc.(2)

10.14	Stock Purchase Agreement dated as of August 14, 1998, between the Registrant and AC HUMKO CORP.(4)

10.15	Warrant Agreement dated as of August 14, 1998, between the Registrant and AC HUMKO CORP.(4)

10.16	Technology Agreement dated as of August 14, 1998, between AC HUMKO CORP. and Bionutrics Entities (filed in redacted format pursuant to a confidential treatment request) (5)

10.17	Exclusive Supply Agreement dated as of August 14, 1998, between AC HUMKO CORP. and Bionutrics Entities (filed in redacted format pursuant to a confidential treatment request) (5)

10.19	Form of Asset Purchase Agreement dated as of October 1998 between AC HUMKO CORP. and Bionutrics Entities (6)

10.20	Warrant Agreement for the purchase of 20,000 shares of common stock between the company and William M. McCormick dated August 7, 1998. (7)

10.21	Warrant Agreement for the purchase of 120,000 shares of common stock between the company and William M. McCormick dated August 7, 1998. (7)

10.22	Stock Purchase Agreement and common stock Purchase Warrants dated January 28, 1999 between Ropart Investments, LLC and the company (8)

10.23	Warrant Certificates dated April 27, 1999 issued to Gary J. Shemano, Mart Bailey and Michael Jacks for an aggregate of 20,000 shares of common stock and Warrant Agreement effective April 9, 1998 between The Shemano Group and the company (8)

10.24	Master Formation Agreement for InCon Processing, LLC among AC HUMKO CORP., InCon Technologies, Inc., InCon International, Inc., Nutrition Technology Corp., and Bionutrics, Inc., dated June 25, 1999 (filed in redacted format pursuant to a confidential treatment request) (9)

10.25	Members Agreement for InCon Processing, LLC, between AC HUMKO CORP. and InCon Technologies, Inc., dated June 5, 1999 (filed in redacted format pursuant to a confidential treatment request) (9)

10.26	First Amendment to agreement for Purchase and Sale of Assets (9)

10.27	Warrant Agreement for the purchase of 6,000 shares of common stock between the company and IK Biotech, Inc. dated as of March 19, 1998. (12)

10.28	Warrant Agreement for the purchase of 20,000 shares of common stock between the company and Cameron Associates Inc. dated as of November 23, 1998.(12)

10.29	Promissory note for $500,000 dated December 22, 1999 between Milton Okin and the company (10)

10.30(a)	Common Stock Purchase Agreement dated September 7, 2000 between the company and Justicia Holdings Limited (11)

10.30(b)	Letter Amendment to Common Stock Purchase Agreement dated February 20, 2001 between the company and Justicia Holdings Limited.

10.31	Registration Rights Agreement dated September 7, 2000 between the company and Justicia Holdings Limited (11)

10.32	Escrow Agreement dated September 7, 2000 among the company, Justicia Holdings Limited and Epstein, Becker & Green P.C. (11)

10.33	Form of Stock Purchase Warrant pursuant to Common Stock Purchase Agreement dated September 7, 2000 (11)

10.34	Promissory note for $250,000 dated June 19, 2000 between Milton Okin and the company(13)

10.35	Common Stock Purchase Agreement dated September 20, 2000 between the company and AMRO International, S.A.(13)

10.36	Registration Rights Agreement dated September 20, 2000 between the company and AMRO International, S.A.(13)

10.37	Escrow Agreement dated September 20, 2000 among the company, AMRO International, S.A. and Epstein, Becker & Green P.C.(13)

10.38	Warrant Agreement for the purchase of 10,000 shares of common stock dated September 20, 2000 between the company and AMRO International, S.A.(13)

10.39	Common Stock Purchase Agreement dated October 25, 2000 between the company and Tamarack International Limited(13)

10.40	Warrant Agreement for the purchase of 10,000 shares of common stock dated October 25, 2000 between the company and Tamarack International Limited(13)

10.41	Series A Convertible Preferred Stock Acquisition Agreement dated October 27, 2000 between the company and Milton Okin(13)

10.42	Common Stock Acquisition Agreement dated October 28, 2000 between the company and Macropower Development Limited(13)

10.43	First Modification to the Master Formation Agreement for InCon Processing, LLC, entered into October 30, 2000 among ACH Food Companies, Inc. (formerly AC HUMKO CORP.), InCon Technologies, Inc., InCon International, Inc., Nutrition Technology Corp. and Bionutrics, Inc.(13)

10.44	First Modification to the Members Agreement for InCon Processing, LLC, entered into October 30, 2000 among ACH Food Companies, Inc. (formerly AC HUMKO CORP.), InCon Technologies, Inc. and Bionutrics, Inc.(13)

10.45	Common Stock Acquisition Agreement dated October 30, 2000 between the company and ACH Food Companies, Inc. (formerly AC HUMKO CORP.)(13)

10.46	Warrant Agreement for the purchase of 400,000 shares of common stock dated October 30, 2000 between the company and ACH Food Companies, Inc. (formerly AC HUMKO CORP.)(13)

10.47	Common Stock Purchase Agreement dated December 20, 2000 by and between the company and Ropart Investments, LLC(13)

10.48	Warrant Agreement for the purchase of 14,000 shares of common stock dated December 20, 2000 between the company and Ropart Investments, LLC(13)

21	Subsidiaries of the company *

23.1	Consent of Greenberg Traurig, LLP (included in Exhibit 5)*

23.2	Consent of Deloitte & Touche

24	Power of Attorney of Directors and Executive Officers (included on the signature page of this Registration Statement)

*	Previously filed

(1)	Incorporated by reference to Registrant’s Form 10 filed with the Commission on or about January 21, 1997.

(2)	Incorporated by reference to Registrant’s Form 8-K filed with the Commission on or about November 7, 1997, as amended by Registrant’s Form 8-K/A filed with the Commission on or about January 30, 1998.

(3)	Incorporated by reference to Registrant’s Form 10-K filed with the Commission on or about January 15, 1998, as amended by Registrant’s Form 10-K/A filed with the Commission on or about January 30, 1998.

(4)	Incorporated by reference to Registrant’s Form 8-K filed with the Commission on or about August 31, 1998.

(5)	Incorporated by reference to Registrant’s Form 8-K/A filed with the Commission on or about October 13, 1998.

(6)	Incorporated by reference to Registrant’s Form 8-K filed with the Commission on or about October 21, 1998.

(7)	Incorporated by reference to Registrant’s Form 10-K filed with the Commission on or about January 29, 1999.

(8)	Incorporated by reference to Registrant’s Second Quarter Form 10-Q filed with the Commission on or about June 10, 1999

(9)	Incorporated by reference to Registrant’s form 8-K filed with the Commission on or about July 12, 1999.

(10)	Incorporated by reference to Registrant’s First Quarter Form 10-Q filed with the Commission on or about March 15, 2000.

(11)	Incorporated by reference to Registrant’s Third Quarter Form 10-Q filed with the Commission on or about September 13, 2000.

(12)	Incorporated by reference to Registrant’s Form 10-K filed with the Commission on January 26, 2000.

(13)	Incorporated by reference to Registrants Form 10-K filed with the Commission on January 17, 2001.

(b)	Financial Statement Schedules

      The Registrant has not provided any financial statement schedules because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Phoenix, state of Arizona, on June 15, 2001.

BIONUTRICS, INC.

By:	/s/ Ronald H. Lane

Ronald H. Lane

President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald H. Lane Ronald H. Lane	Chairman of the Board, Chief Executive Officer, and President (Principal Executive Officer)	June 15, 2001

/s/ Karen J. Harwell Karen J. Harwell	Controller (Principal Financial and Accounting Officer)	June 15, 2001

* Daniel Antonelli	Director	June 15, 2001

* Richard M. Feldheim	Director	June 15, 2001

* Robert B. Goergen	Director	June 15, 2001

* Steve Henig	Director	June 15, 2001

* William M. McCormick	Director	June 15, 2001

* Milton Okin	Director	June 15, 2001

* Frederick Rentschler	Director	June 15, 2001

* Winston A. Salser	Director	June 15, 2001

* By:	/s/ Ronald H. Lane

Ronald H. Lane

Attorney in Fact

Index to Exhibits

              Exhibits

3.1	Restated Articles of Incorporation (1)

3.2	Articles of Amendment to the Articles of Incorporation (1)

3.3	Bylaws (1)

4.1	Form of Certificate evidencing shares of common stock (1)

5	Opinion of Greenberg Traurig, LLP*

10.1	Option granted to Hunt-Wesson, Inc. by LipoGenics, Inc., dated July 1992 (1)

10.2	Agreement dated October 1995 between the company and Milton Okin, Kenneth Okin, Robert Okin and Nicki Closset and Amendment to agreement dated October 1995 (1)

10.3	Agreement between the company and C. Everett Koop for the purchase of 4,000 shares of common stock and the issuance of 36,000 options dated October 1995 (1)

10.4	Additional Secured Loan Agreement dated March 1996 between the company and Milton Okin (1)

10.6	Stock Purchase Agreements dated September 16, 1996 and October 31, 1996 between the company and Spanswick Limited(1)

10.7	1996 Stock Option Plan, as amended through March 26, 1998 (7)

10.8	Form of Stock Purchase Agreement and Subscription Application entered into between the company and certain European investors in January and March 1997 pursuant to Regulation S (3)

10.9	Form of Stock Purchase Agreement entered into between the company and an institutional investor in September 1997 (3)

10.10	Form of Stock Purchase Agreement and Note between the company and two overseas investors in October 1997 (3)

10.11	Employment Agreement between the Registrant and John R. Palmer (3)

10.13	Agreement and Plan of Merger by and among InCon Technologies, Inc., InCon Holdings, LLC, Bionutrics, Inc. and BNRX, Inc.(2)

10.14	Stock Purchase Agreement dated as of August 14, 1998, between the Registrant and AC HUMKO CORP.(4)

10.15	Warrant Agreement dated as of August 14, 1998, between the Registrant and AC HUMKO CORP.(4)

10.16	Technology Agreement dated as of August 14, 1998, between AC HUMKO CORP. and Bionutrics Entities (filed in redacted format pursuant to a confidential treatment request) (5)

10.17	Exclusive Supply Agreement dated as of August 14, 1998, between AC HUMKO CORP. and Bionutrics Entities (filed in redacted format pursuant to a confidential treatment request) (5)

10.19	Form of Asset Purchase Agreement dated as of October 1998 between AC HUMKO CORP. and Bionutrics Entities (6)

10.20	Warrant Agreement for the purchase of 20,000 shares of common stock between the company and William M. McCormick dated August 7, 1998. (7)

10.21	Warrant Agreement for the purchase of 120,000 shares of common stock between the company and William M. McCormick dated August 7, 1998. (7)

10.22	Stock Purchase Agreement and common stock Purchase Warrants dated January 28, 1999 between Ropart Investments, LLC and the company (8)

10.23	Warrant Certificates dated April 27, 1999 issued to Gary J. Shemano, Mart Bailey and Michael Jacks for an aggregate of 20,000 shares of common stock and Warrant Agreement effective April 9, 1998 between The Shemano Group and the company (8)

10.24	Master Formation Agreement for InCon Processing, LLC among AC HUMKO CORP., InCon Technologies, Inc., InCon International, Inc., Nutrition Technology Corp., and Bionutrics, Inc., dated June 25, 1999 (filed in redacted format pursuant to a confidential treatment request) (9)

10.25	Members Agreement for InCon Processing, LLC, between AC HUMKO CORP. and InCon Technologies, Inc., dated June 5, 1999 (filed in redacted format pursuant to a confidential treatment request) (9)

10.26	First Amendment to agreement for Purchase and Sale of Assets (9)

10.27	Warrant Agreement for the purchase of 6,000 shares of common stock between the company and IK Biotech, Inc. dated as of March 19, 1998. (12)

10.28	Warrant Agreement for the purchase of 20,000 shares of common stock between the company and Cameron Associates Inc. dated as of November 23, 1998.(12)

10.29	Promissory note for $500,000 dated December 22, 1999 between Milton Okin and the company (10)

10.30(a)	Common Stock Purchase Agreement dated September 7, 2000 between the company and Justicia Holdings Limited (11)

10.30(b)	Letter Amendment to Common Stock Purchase Agreement dated February 20, 2001 between the company and Justicia Holdings Limited.

10.31	Registration Rights Agreement dated September 7, 2000 between the company and Justicia Holdings Limited (11)

10.32	Escrow Agreement dated September 7, 2000 among the company, Justicia Holdings Limited and Epstein, Becker & Green P.C. (11)

10.33	Form of Stock Purchase Warrant pursuant to Common Stock Purchase Agreement dated September 7, 2000 (11)

10.34	Promissory note for $250,000 dated June 19, 2000 between Milton Okin and the company(13)

10.35	Common Stock Purchase Agreement dated September 20, 2000 between the company and AMRO International, S.A.(13)

10.36	Registration Rights Agreement dated September 20, 2000 between the company and AMRO International, S.A.(13)

10.37	Escrow Agreement dated September 20, 2000 among the company, AMRO International, S.A. and Epstein, Becker & Green P.C.(13)

10.38	Warrant Agreement for the purchase of 10,000 shares of common stock dated September 20, 2000 between the company and AMRO International, S.A.(13)

10.39	Common Stock Purchase Agreement dated October 25, 2000 between the company and Tamarack International Limited(13)

10.40	Warrant Agreement for the purchase of 10,000 shares of common stock dated October 25, 2000 between the company and Tamarack International Limited(13)

10.41	Series A Convertible Preferred Stock Acquisition Agreement dated October 27, 2000 between the company and Milton Okin(13)

10.42	Common Stock Acquisition Agreement dated October 28, 2000 between the company and Macropower Development Limited(13)

10.43	First Modification to the Master Formation Agreement for InCon Processing, LLC, entered into October 30, 2000 among ACH Food Companies, Inc. (formerly AC HUMKO CORP.), InCon Technologies, Inc., InCon International, Inc., Nutrition Technology Corp. and Bionutrics, Inc.(13)

10.44	First Modification to the Members Agreement for InCon Processing, LLC, entered into October 30, 2000 among ACH Food Companies, Inc. (formerly AC HUMKO CORP.), InCon Technologies, Inc. and Bionutrics, Inc.(13)

10.45	Common Stock Acquisition Agreement dated October 30, 2000 between the company and ACH Food Companies, Inc. (formerly AC HUMKO CORP.)(13)

10.46	Warrant Agreement for the purchase of 400,000 shares of common stock dated October 30, 2000 between the company and ACH Food Companies, Inc. (formerly AC HUMKO CORP.)(13)

10.47	Common Stock Purchase Agreement dated December 20, 2000 by and between the company and Ropart Investments, LLC(13)

10.48	Warrant Agreement for the purchase of 14,000 shares of common stock dated December 20, 2000 between the company and Ropart Investments, LLC(13)

21	Subsidiaries of the company *

23.1	Consent of Greenberg Traurig, LLP (included in Exhibit 5)*

23.2	Consent of Deloitte & Touche

24	Power of Attorney of Directors and Executive Officers (included on the signature page of this Registration Statement)

*	Previously filed

(1)	Incorporated by reference to Registrant’s Form 10 filed with the Commission on or about January 21, 1997.

(2)	Incorporated by reference to Registrant’s Form 8-K filed with the Commission on or about November 7, 1997, as amended by Registrant’s Form 8-K/A filed with the Commission on or about January 30, 1998.

(3)	Incorporated by reference to Registrant’s Form 10-K filed with the Commission on or about January 15, 1998, as amended by Registrant’s Form 10-K/A filed with the Commission on or about January 30, 1998.

(4)	Incorporated by reference to Registrant’s Form 8-K filed with the Commission on or about August 31, 1998.

(5)	Incorporated by reference to Registrant’s Form 8-K/A filed with the Commission on or about October 13, 1998.

(6)	Incorporated by reference to Registrant’s Form 8-K filed with the Commission on or about October 21, 1998.

(7)	Incorporated by reference to Registrant’s Form 10-K filed with the Commission on or about January 29, 1999.

(8)	Incorporated by reference to Registrant’s Second Quarter Form 10-Q filed with the Commission on or about June 10, 1999

(9)	Incorporated by reference to Registrant’s form 8-K filed with the Commission on or about July 12, 1999.

(10)	Incorporated by reference to Registrant’s First Quarter Form 10-Q filed with the Commission on or about March 15, 2000.

(11)	Incorporated by reference to Registrant’s Third Quarter Form 10-Q filed with the Commission on or about September 13, 2000.

(12)	Incorporated by reference to Registrant’s Form 10-K filed with the Commission on January 26, 2000.

(13)	Incorporated by reference to Registrants Form 10-K filed with the Commission on January 17, 2001.

(b)	Financial Statement Schedules

      The Registrant has not provided any financial statement schedules because the information called for is not required or is shown either in the financial statements or the notes thereto.